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                       SECURITIES AND EXCHANGE COMMISSION
                            SCHEDULE 14A INFORMATION
                           PROXY STATEMENT PURSUANT TO
              SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. 2)
                          Filed by the Registrant /x/

Filed by a Party other than the Registrant / /

 Check the appropriate box:
         /x/      Preliminary Proxy Statement
         / /      Confidential, For Use of the Commission Only (as permitted  by
                  Rule 14a-6(e)(2))
         / /      Definitive Proxy Statement
         / /      Definitive Additional Materials
         / /      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            AVIS GROUP HOLDINGS, INC.
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                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
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(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required

/x/ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

Class A Common Stock, Par Value $0.01 per share, of Avis Group Holdings, Inc.
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(2)  Aggregate number of securities to which transaction applies:

25,708,652 shares of Class A Common Stock and 7,793,435 options to purchase shares of Class A Common Stock.
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(3) Per unit price or other underlying value of transaction computed pursuant to
Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (a) the product of 25,708,652 shares of Class A Common Stock and the merger consideration of $33.00 per share and (b) the difference between $33.00 and the exercise price per share of Class A Common Stock of each of the 7,793,435 shares covered by outstanding options. In accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the amount calculated pursuant to the preceding sentence by 1/50 of one percent.
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(4)  Proposed maximum aggregate value of transaction: $936,763,069
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(5) Total fee paid: $187,352
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/ / Fee paid previously with preliminary materials: $187,352
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/        / Check box if any part of the fee is offset as  provided  by  Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount previously paid:
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(2)  Form, Schedule or Registration Statement no.:
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(3)  Filing Party:
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(4) Date Filed:
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
                            AVIS GROUP HOLDINGS, INC.
                               900 Old County Road
                           Garden City, New York 11530

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON ______ __, 2001

To the Stockholders of Avis Group Holdings, Inc.

          A special meeting of the stockholders of Avis Group Holdings, Inc., will be held at the corporate offices of Avis Group Holdings, Inc., 900 Old Country Road, Garden City, New York 11530 on ______ __, 2001 at 10:00 a.m. local time, to consider and vote upon the following matters:

          1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of November 11, 2000, by and among Avis, Cendant Corporation, a Delaware corporation, PHH Corporation, a Maryland corporation and an indirect wholly-owned subsidiary of Cendant, and Avis Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of PHH Corporation, pursuant to which, among other things (a) Avis Acquisition Corp. will be merged with and into Avis, with Avis being the surviving corporation and (b) each outstanding share of our Class A common stock, par value $0.01 per share will be converted into the right to receive $33.00 in cash without interest (other than shares held by any of our subsidiaries, held in our treasury, held by Cendant, or any subsidiary of Cendant or held by stockholders who perfect their appraisal rights under Delaware law); and

          2. To vote to adjourn the meeting, if necessary.

          The board of directors has specified January 24, 2001, at the close of business, as the record date for the purpose of determining the stockholders who are entitled to receive notice of and to vote at the special meeting. A list of the stockholders entitled to vote at the special meeting will be available for examination by any stockholder at the special meeting. For ten days prior to the special meeting, this stockholder list will also be available for inspection by stockholders at our corporate offices at 900 Old Country Road, Garden City, New York 11530, during ordinary business hours.

          Please read the proxy statement and other materials concerning Avis and the merger, which are mailed with this notice, for a more complete statement regarding the matters to be acted upon at the special meeting.

          OUR BOARD OF DIRECTORS, BASED ON A UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS, UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

          YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD. YOUR PROMPT COOPERATION WILL BE GREATLY APPRECIATED.

                                   By Order of the Board of Directors

                                   /s/ Karen C. Sclafani

                                   Karen C. Sclafani
                                   Vice President, General Counsel and Secretary

Dated January ____, 2001
and mailed on or about January ____, 2001

                    PRELIMINARY COPY - SUBJECT TO COMPLETION
                                JANUARY __, 2001

                            AVIS GROUP HOLDINGS, INC.
                               900 Old County Road
                           Garden City, New York 11530

                                                                January __, 2001

Dear Fellow Stockholder:

          You are cordially invited to attend a special meeting of the stockholders of Avis Group Holdings, Inc. ("Avis"), to be held at the corporate offices of Avis, 900 Old Country Road, Garden City, New York 11530 on ______ ___, 2001, at 10:00 a.m. local time. A notice of the special meeting, a proxy statement and related information about Avis and a proxy card are enclosed. All holders of the outstanding shares of our Class A common stock, par value $0.01 per share, as of January 24, 2001 will be entitled to notice of and to vote at the special meeting. You may vote shares at the special meeting only if you are present in person or represented by proxy.

          At the special meeting, you will be asked to consider and to vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 11, 2000, by and among Avis, Cendant Corporation, PHH Corporation, and Avis Acquisition Corp., pursuant to which Avis Acquisition Corp. will be merged with and into Avis, with Avis continuing as the surviving corporation and an indirect wholly-owned subsidiary of Cendant. If the merger agreement is adopted and the merger becomes effective, each outstanding share will be converted into the right to receive $33.00 in cash other than shares held by any of our subsidiaries, held in our treasury, held by Cendant or any subsidiary of Cendant or held by stockholders who perfect their appraisal rights under Delaware law. A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement, and we urge you to read it in its entirety.

          A special committee of the board of directors of Avis, consisting of two independent directors, was formed to consider and evaluate the merger. The special committee has unanimously recommended to the board of directors of Avis that the merger agreement be approved. In connection with its evaluation of the merger, the special committee engaged Morgan Stanley & Co. Incorporated to act as its financial advisor and to advise the special committee and our board of directors. Morgan Stanley has rendered its opinion dated as of November 10, 2000 to the effect that, as of such date and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the merger consideration of $33.00 per share in cash is fair from a financial point of view to the stockholders of Avis, other than Cendant and its affiliates. The written opinion of Morgan Stanley is attached as Appendix B to the accompanying proxy statement, and you should read it carefully.

          OUR BOARD OF DIRECTORS, BASED ON THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, HAS UNANIMOUSLY APPROVED AND DECLARED THE ADVISABILITY OF THE MERGER AGREEMENT, AND HAS UNANIMOUSLY DETERMINED THAT THE MERGER CONSIDERATION OF $33.00 PER SHARE OF COMMON STOCK IS FAIR TO OUR PUBLIC STOCKHOLDERS AND THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF AVIS AND OUR STOCKHOLDERS. OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

          Adoption of the merger agreement requires both the affirmative vote of the holders of a majority of all outstanding shares of common stock and the affirmative vote of the holders of a majority of the votes cast at the special meeting by holders of shares of common stock other than Cendant or any subsidiary of Cendant. Cendant has agreed to cause its shares, representing approximately 17.8% of our outstanding shares of common stock, to be voted in favor of adoption of the merger agreement. We urge you to read the accompanying proxy statement carefully as it sets forth details of the proposed merger and other important information related to the merger.

          YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD. YOUR PROMPT COOPERATION WILL BE GREATLY APPRECIATED.

                                                       Sincerely,

                                                       /s/ A. Barry Rand
                                                       Chairman of the Board and
                                                       Chief Executive Officer

This proxy statement is dated January ___, 2001 and is first being mailed to stockholders on or about January ___, 2001.

          THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:   What is the proposed transaction?

A: An indirect wholly-owned subsidiary of Cendant will merge into Avis with Avis being the surviving corporation in the merger. As a result of the merger, Avis will become an indirect wholly-owned subsidiary of Cendant.

Q:   What will I be entitled to receive in the merger?

A: If the merger is completed, each of your shares of common stock will be converted into the right to receive $33.00 in cash, without interest.

Q:   What does our board of directors recommend?

A: Our board of directors recommends that you vote "FOR" adoption of the merger agreement. Our board of directors has determined, based on the unanimous recommendation of our special committee of independent Avis directors, that the merger consideration of $33.00 per share of common stock in cash is fair to our public stockholders and the merger is advisable and in the best interests of Avis and our public stockholders. To review the background of and reasons for the Merger, see "SPECIAL FACTORS--Background of the Merger" and "SPECIAL FACTORS--Reasons for the Recommendations of the Special Committee and our Board of Directors".

Q:   What vote is required to adopt the merger agreement?

A: Both the affirmative vote of the holders of a majority of all outstanding common stock and the affirmative vote of the holders of a majority of the votes cast at the special meeting by holders of common stock, other than Cendant and its subsidiaries, are required to adopt the merger agreement. See "INTRODUCTION--Voting Rights; Vote Required for Approval." Cendant, which beneficially owns 17.8% of our outstanding common stock, has agreed to cause its shares to be voted in favor of the adoption of the merger agreement.

Q:   What should I do now?  How do I vote?

A: After you read and consider carefully the information contained in this proxy statement, please fill out, sign and date your proxy card and mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. Failure to return your proxy or vote in person at the meeting will have the same effect as a vote against the adoption of the merger agreement for purposes of the vote based on the shares outstanding. See "INTRODUCTION--Voting and Revocation of Proxies."

Q:   What if I oppose the merger?  Do I have appraisal rights?

A: Stockholders who object to the merger may elect to pursue their appraisal rights to receive the statutorily determined "fair value" of their shares (which could be more or less than the $33.00 per share merger consideration), but only if they comply with the procedures of Delaware law. In order to qualify for these rights, you must not vote in favor of the merger. For a comprehensive summary of these procedures, see "THE MERGER--Appraisal Rights."

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Yes, but only if you provide instructions to your broker on how to vote. You should fill out, sign, date and return the proxy card and otherwise follow the directions provided by your broker regarding how to instruct your broker to vote your shares. See "INTRODUCTION--Voting and Revocation of Proxies."

Q: Can I change my vote or revoke my proxy after I have mailed my signed proxy card?

A: Yes, you can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these methods, you must submit your notice of revocation or your new proxy card to us by February 27, 2001. Third, you can attend the special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must vote at the meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote. See "INTRODUCTION--Voting and Revocation of Proxies."

Q:   Should I send in my share certificates now?

A: No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to Cendant's paying agent. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. YOU SHOULD NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARDS. You should follow the procedures described in "THE MERGER--Payment of Merger Consideration and Surrender of Stock Certificates."

Q:   When do you expect the merger to be completed?

A: We are working towards completing the merger as soon as possible. For the merger to occur, it must be approved by our stockholders and we must obtain certain governmental and other third party approvals. If the stockholders adopt the merger agreement, we expect to complete the merger on or about March 1, 2001.
     See "THE MERGER--Regulatory Approvals and Other Consents."

Q:   What are the tax consequences of the merger to me?

A: The receipt of cash in exchange for common stock surrendered in the merger will constitute a taxable transaction for U.S. federal income tax purposes and under most state, local, foreign and other tax laws. In general, a stockholder who surrenders common stock pursuant to the merger will recognize a gain or loss equal to the difference, if any, between $33.00 per share and such stockholder's adjusted tax basis in such share. Each holder of an option to acquire common stock who receives a cash payment equal to the difference between $33.00 and the exercise price per share of such option will have ordinary income to the extent of the cash received. We urge you to consult your own tax advisor regarding the specific tax consequences that may result from your individual circumstances as well as the foreign, state and local tax consequences of the disposition of shares in the merger. To review the tax considerations of the merger in greater detail, see "SPECIAL FACTORS--Material U. S. Federal Income Tax Consequences of the Merger to our Stockholders."

Q:   Who can help answer my other questions?

A: If you have more questions about the merger, you should contact our proxy solicitation agent:

              Morrow & Co., Inc.
              445 Park Avenue
              New York, New York 10022
              Telephone: (212) 754-8000
              Call Toll-Free (800) 654-2468

                               SUMMARY TERM SHEET

          This summary term sheet highlights material information from this proxy statement and does not contain all of the information that is important to you. To understand the merger fully, you should read carefully this entire proxy statement (including the information incorporated by reference), the appendices and the additional documents referred to in this proxy statement.

THE SPECIAL MEETING

         Date, Time, Place and Matters to be Considered

          O The special meeting of stockholders of Avis Group Holdings, Inc. will be held on _______ __, 2001 at 10:00 a.m. local time, at the corporate offices of Avis Group Holdings, Inc., 900 Old Country Road, Garden City, New York 11530. At the special meeting, stockholders will consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of November 11, 2000, among Avis, Cendant, PHH Corporation, an indirect wholly-owned subsidiary of Cendant, and Avis Acquisition Corp., an indirect wholly-owned subsidiary of Cendant, pursuant to which Avis Acquisition Corp. will be merged into Avis. A copy of the merger agreement is attached as Appendix A to this proxy statement. For additional information regarding the matters to be considered at the special meeting see "INTRODUCTION--Proposal to be Considered at the Special Meeting."

          Record Date for Voting

          O Only holders of record of shares of common stock of Avis at the close of business on January 24, 2001 are entitled to notice of and to vote at the special meeting. On that date, there were approximately ______ holders of record of common stock, and _____ shares of our common stock outstanding, of which ____ shares are held by stockholders other than Cendant and its subsidiaries. Each share of common stock is entitled to cast one vote at the special meeting. For additional information regarding the record date for voting see "INTRODUCTION--Voting Rights; Vote Required for Approval."

          Procedures Relating to Your Vote at the Special Meeting

          O The presence, in person or by proxy, of the holders of a majority of all outstanding shares of common stock as of the record date is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes are counted for the purpose of establishing a quorum.

          O Adoption of the merger agreement requires both the affirmative vote of the holders of a majority of all outstanding shares of common stock and the affirmative vote of the holders of a majority of the votes cast at the special meeting by holders of common stock other than Cendant and its subsidiaries. Abstentions and broker non-votes will have the effect of a vote "AGAINST" the adoption of the merger agreement for purposes of the vote based on the shares outstanding, but will have no effect on the outcome of the vote based on the votes cast.

          O You should complete, date and sign your proxy card and mail it in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting, even if you plan to attend the meeting in person. Unless contrary instructions are indicated on your proxy, all of your shares represented by valid proxies will be voted "FOR" the adoption of the merger agreement.

          O If your shares are held in "street name" by your broker, your broker will vote your shares, but only if you provide instructions on how to vote. You should follow the procedures provided by your broker regarding the voting of your shares.

          O You can revoke your proxy and change your vote in any of the following ways:

               O Deliver to our secretary at our corporate offices at 900 Old Country Road, Garden City, New York 11530, on or before the business day prior to the special meeting, a later dated, signed proxy card or a written revocation of your proxy.

               O Deliver a later dated, signed proxy card or a written revocation to us at the special meeting.

               O    Attend  the  special  meeting  and  vote  in  person.   Your
                    attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting.

               O If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions. For additional information regarding the procedure for delivering your proxy see "INTRODUCTION--Voting and Revocation of Proxies" and "INTRODUCTION--Solicitation of Proxies."

REASONS FOR ENGAGING IN THE TRANSACTION

          O The principal purposes of the merger are to enable Cendant to acquire all of the equity interests in Avis not owned by it and to provide you the opportunity to receive a cash price for your shares at a significant premium over the market price at which the common stock traded before Cendant's announcement on August 15, 2000 of its proposal to acquire Avis at $29.00 per share. Our board of directors believes that the transaction is fair to and in the best interests of our public stockholders. See "SPECIAL FACTORS--Reasons for the Recommendations of the Special Committee and our Board of Directors" and "SPECIAL FACTORS--Purpose and Structure of the Merger."


THE PARTIES TO THE TRANSACTION

          O Avis. Avis is a Delaware corporation and one of the world's leading service and information ---- providers for comprehensive automotive transportation and vehicle management solutions. Avis operates Avis Rent A Car System, Inc., the world's second largest general-use car rental business, with locations in the United States, Canada, Australia, New Zealand and the Latin American Caribbean region; PHH North America, one of the world's leading vehicle management companies; and Wright Express, the world's largest fleet card provider. For additional information and news concerning Avis, please log onto the Avis web site at www.avis.com or call Company News on Call (800-758-5804, access code #078975). Avis' website, and the information contained in the website, is not a part of this proxy statement. Avis' common stock is traded on the New York Stock Exchange under the symbol "AVI." Avis' principal address is 900 Old Country Road, Garden City, New York 11530 and the telephone number is (516) 222-3000.

          O Cendant. Cendant is a Delaware corporation and a global provider of real estate, travel and direct marketing related consumer and business services. Cendant's core competencies include building franchise systems, providing outsourcing solutions and direct marketing. As a franchiser, Cendant is among the world's leading franchisers of real estate brokerage offices, hotels, rental car agencies, and tax preparation services. As a provider of outsourcing solutions, Cendant is a major provider of mortgage services to consumers, the global leader in employee relocation, and the world's largest vacation exchange service. In direct marketing, Cendant provides access to insurance, travel, shopping, auto, and other services primarily to customers of its affinity partners. Other business units include NCP, the UK's largest private car park operator, and WizCom, an information technology services provider. Headquartered in New York, NY, the Company has approximately 28,000 employees and operates in over 100 countries. Cendant's common stock is traded on the NYSE under the symbol "CD." More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting Cendant's website at www.cendant.com or by calling 87-4INFO-CD (877-446-3623). Cendant's website, and the information contained in the website, is not a part of this proxy statement. Cendant's principal address is 9 West 57th Street, New York, New York 10019 and the telephone number is (212) 413-1800.

          O PHH Corporation. PHH Corporation is a Maryland corporation and an indirect wholly-owned subsidiary of Cendant. PHH Corporation was originally formed for the purpose of providing mortgages, fleet management and relocation services worldwide. PHH Corporation currently operates in two business segments, (1) providing home buyers with mortgages and (2) assisting employers with employee relocations. In the mortgage segment, PHH Corporation's Cendant Mortgage Corporation subsidiary originates, sells and services residential mortgage loans in the United States, marketing such services to consumers through relationships with corporations, affinity groups, financial institutions, real estate brokerage firms and mortgage banks. In the relocation segment, PHH Corporation's Cendant Mobility Services Corporation subsidiary is the largest provider of corporate relocation services in the world, offering relocation clients a variety of services in connection with the transfer of a client's employees. PHH Corporation's principal address is 6 Sylvan Way, Parsippany, New Jersey 07054 and the telephone number is (973) 428-9700.

          O Avis Acquisition Corp. Avis Acquisition Corp. is a Delaware corporation and an indirect wholly-owned subsidiary of Cendant that was formed solely for the purpose of effecting the transactions contemplated by the merger agreement and has not engaged in any business except in furtherance of such purpose. Avis Acquisition Corp.'s principal address is 6 Sylvan Way, Parsippany, New Jersey 07054 and the telephone number is (973) 428-9700.

EFFECTS OF THE MERGER

          O Upon completion of the merger, Avis will be an indirect wholly-owned subsidiary of Cendant. The shares will no longer be traded on the NYSE. In addition, the registration of the shares under the Securities and Exchange Act of 1934 will be terminated. Accordingly, following the merger, there will be no publicly traded Avis common stock outstanding.

RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND OUR BOARD OF DIRECTORS

          O The special committee of our board of directors, consisting of two independent Avis directors, was formed to consider and evaluate the merger. The special committee has determined unanimously that the merger consideration is fair to our public stockholders and recommended to our board of directors that they declare the merger is advisable and in the best interests of Avis and our public stockholders, approve the merger agreement and determine to recommend that our stockholders vote to adopt the merger agreement. Our board of directors, based on the unanimous recommendation of the special committee, has unanimously determined that the merger consideration is fair to our public stockholders, and that the merger is advisable and in the best interests of Avis and our public stockholders and declared that the merger agreement is advisable. ACCORDINGLY, OUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO ADOPT THE MERGER AGREEMENT. For a discussion of the material factors considered by the special committee and our board of directors in reaching their conclusions and the reasons why the special committee and the board of directors determined that the merger is fair see "SPECIAL FACTORS--Reasons for the Recommendations of the Special Committee and our Board of Directors."

OPINION OF MORGAN STANLEY

          O In connection with the merger, the special committee and our board of directors considered the opinion of the special committee's financial advisor, Morgan Stanley & Co. Incorporated, as to the fairness of the merger consideration to the holders of shares, other than Cendant and its affiliates, from a financial point of view. Morgan Stanley delivered its opinion to the special committee on November 10, 2000 that, as of the date of the opinion and based on and subject to the assumptions, limitations and qualifications described in the opinion, the consideration to be received by the holders of shares, other than Cendant and its affiliates, pursuant to the merger agreement is fair from a financial point of view to such holders. Morgan Stanley's opinion was provided for the information of the special committee and the board of directors of Avis and does not constitute a recommendation to any stockholder with respect to any matter relating to the proposed merger. See "SPECIAL FACTORS--Opinion of Morgan Stanley."

          O The full text of Morgan Stanley's written opinion is attached as Appendix B to this proxy statement. We encourage you to read Morgan Stanley's opinion in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken.

AVIS' POSITION AS TO THE FAIRNESS OF THE MERGER

          O We believe the merger and the merger consideration to be fair to our stockholders, other than Cendant and its subsidiaries. In reaching this determination we have relied on numerous factors, including:

          O the fact that the merger consideration represents a premium over the closing price of our common stock on the last full trading day prior to Cendant's August 15, 2000 announcement of the preliminary proposal by Cendant of $29.00 per share and exceeds recent historical market prices of our common stock;

          O the fact that the merger was approved and recommended by the special committee; and

          O the fact that Morgan Stanley delivered an opinion to the effect that the merger consideration to be received by our stockholders in the merger, other than Cendant and its subsidiaries, is fair to such holders from a financial point of view.

          For a more detailed discussion of the material factors upon which these beliefs are based, see "SPECIAL FACTORS--Avis' Position as to the Fairness of the Merger."

CENDANT'S, PHH CORPORATION'S AND AVIS ACQUISITION CORP.'S POSITION AS TO THE FAIRNESS OF THE MERGER

          O Cendant, PHH Corporation and Avis Acquisition Corp. believe that the consideration to be received in the merger by Avis stockholders (other than Cendant and its subsidiaries) is fair to such holders and that the merger is procedurally fair to Avis stockholders (other than Cendant and its subsidiaries). For a detailed discussion of the material factors upon which these beliefs are based, see "SPECIAL FACTORS--Cendant's, PHH Corporation's and Avis Acquisition Corp.'s Position as to the Fairness of the Merger; Cendant's Reasons for the Merger."

INTERESTS OF OUR DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

          O In considering the recommendation of our board of directors with respect to the merger agreement and the transactions contemplated thereby, you should be aware that, in addition to the matters discussed above, our executive officers and members of our board of directors have various interests in the merger that are in addition to or different from the interests of our stockholders generally and that such interests create potential conflicts of interest.

          O Our executive officers and directors have options to purchase common stock. These options will become fully vested at the time of the merger. Our executive officers and directors will be entitled to receive, for each share covered by the their options, an amount in cash equal to the difference between the $33.00 per share merger consideration and the per share exercise price of each option. Alternatively, at the election of any of our executives or directors, rather than receiving such cash payment, such executive officer or director may receive an option to purchase shares of Cendant common stock with approximately the same value. Our executive officers and directors in aggregate hold options to purchase 3,780,408 shares and the aggregate spread for such options is $45,800,521.

          O Some of our executive officers are entitled to receive severance payments and benefits if, following the merger, their employment terminates under specified circumstances. See "SPECIAL FACTORS--Interests of Executive Officers and Directors in the Merger - Employment Agreements."

          O    The  members  of  the  special   committee   have  each  received
               compensation of $100,000 from Avis in connection with serving on the special committee.

          O Three of our directors are also directors and/or executive officers of Cendant.

          O Indemnification arrangements and directors' and officers' liability insurance for our present and former directors and officers will be continued by the surviving corporation after the merger. In addition, Cendant will provide an indemnity for our present and former directors and officers. See "SPECIAL FACTORS--Interests of Executive Officers and Directors in the Merger."

          O On January 4, 2001, Mr. Rand announced that he would leave his position at Avis following completion of the merger and that following the merger, he would serve as a special advisor to Mr. Silverman and Cendant's Board of Directors on terms to be mutually agreed upon. On January 5, 2001, Cendant announced that following the merger, Mr. Sheehan will become the chief financial officer of Cendant on terms to be mutually agreed upon.

ACCOUNTING TREATMENT

          O The merger will be accounted for under the purchase method of accounting. For a discussion of the accounting treatment for the Merger see "THE MERGER--Accounting Treatment."

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

          O The receipt of $33.00 in cash for each share of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and under most state, local, foreign and other tax laws. For U.S. federal income tax purposes, each of our stockholders generally will realize taxable gain or loss as a result of the merger measured by the difference, if any, between the tax basis of each share of our common stock owned by such stockholder and $33.00. Each holder of a compensatory option to acquire our common stock who receives a cash payment equal to the difference between $33.00 and the exercise price per share of such option will have ordinary income to the extent of the cash received. For additional information regarding material U.S. federal income tax consequences of the merger to our stockholders, see "SPECIAL FACTORS--Material U.S. Federal Income Tax Consequences of the Merger to our Stockholders."

THE MERGER AGREEMENT

          O    Effective Time of Merger

          The merger will become effective upon the filing of a duly executed certificate of merger with the Secretary of State of the State of Delaware or such later time as otherwise agreed by Cendant and the special committee and as specified in the certificate of merger. The filing will occur after all conditions to the merger contained in the merger agreement have been satisfied or waived. Avis, Cendant, PHH Corporation and Avis Acquisition Corp. anticipate that the merger will be consummated on or about March 1, 2001. For additional information regarding the effective time of the merger see "THE MERGER--Effective Time of Merger."

O         Conditions to the Merger

          The respective obligations of Avis, Cendant, PHH Corporation and Avis Acquisition Corp. to effect the merger are subject to the satisfaction of various conditions, including, among others:

          O the adoption of the merger agreement by both the holders of (1) a majority of all outstanding shares of common stock as of the record date and (2) a majority of the votes cast at the special meeting by stockholders other than Cendant and its subsidiaries;

          O the absence of any injunction or other order issued by any court or governmental authority prohibiting or restricting the merger or restricting the ownership or operation of Avis by Cendant or its subsidiaries;

          O the absence of any action, pending or threatened by a governmental entity seeking to (1) prohibit or restrain the merger, (2) obtain damages that would result in a material adverse effect on Avis, or (3) restrict the ownership or operation of Avis by Cendant or its subsidiaries;

          O the termination or expiration of any waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act and any applicable foreign competition or antitrust law;

          O the absence of any change in our board of director's or the special committee's recommendation of the merger agreement and the absence of any recommendation by our board of directors or the special committee of any acquisition proposal of a third party;

          O the absence of any event which might reasonably be expected to result in a material adverse effect on Avis; and

          O the receipt by Avis of certain other governmental and third party approvals and consents relating to certain of Avis' activities and agreements.

          If Avis waives a material condition to the merger that is for Avis' benefit, we will take such actions as are required by applicable law.

          For additional information regarding the conditions of each party's obligation to effect the merger see "THE MERGER--The Merger
Agreement--Conditions to the Merger" and "THE MERGER--The Merger Agreement--Termination of the Merger Agreement."

O         No Solicitation of Other Offers

          The merger agreement provides that neither we nor any of our representatives will take any action:

          O to solicit, initiate, invite or encourage the making of any proposal with respect to certain acquisition proposals by third parties; or

          O except as provided below, to participate in any discussions or negotiations with, or furnish any information to, any person relating to any such acquisition proposal.

          If Avis, our board of directors or the special committee receives an unsolicited acquisition proposal from a third party which could reasonably be expected to result in a proposal superior to the merger, we may furnish information and access to the third party pursuant to a confidentiality agreement not less restrictive than the confidentiality agreement between us and Cendant, and participate in discussions or negotiations with such third party. We have agreed to keep Cendant informed of the status of any other proposals and negotiations.

          If the special committee determines in good faith, that failure to take such action would constitute a breach of our board of directors' fiduciary duties to the stockholders, the special committee and our board of directors may change their recommendation of the merger and, following the special meeting, if our stockholders do not adopt the merger agreement, terminate the merger agreement to accept a superior proposal, subject to certain conditions, including the payment of a termination fee of $28 million to Cendant and transaction expenses of up to $2.5 million.

          For additional information regarding the agreement not to solicit other offers see "THE MERGER--The Merger Agreement--No Solicitation of Other Offers."

O         Termination of Merger Agreement

          The merger agreement may be terminated at any time prior to the effective time of the merger:

          O by mutual consent of the parties to the merger agreement, if approved by the boards of directors of both Cendant and Avis, and the special committee;

          O by either Avis or Cendant if the merger is not completed on or prior to June 30, 2001, and the terminating party is not in breach of the merger agreement;

          O    by either  Avis or  Cendant  if a  governmental  entity  issues a
               non-appealable   final   ruling   permanently    restraining   or
               prohibiting the merger;

          O by either Avis or Cendant if the merger agreement is not adopted by both the holders of (1) a majority of all outstanding shares of common stock as of the record date, and (2) a majority of the votes cast at the special meeting by stockholders, other than Cendant or its subsidiaries;

          O by Cendant, if (1) Avis commits a material breach of any covenant in the merger agreement which is not cured prior to the earlier of 60 days after notice of the breach and June 30, 2001, (2) any of Avis' representations in the merger agreement are untrue and result in a material adverse effect on Avis which is not cured prior to the earlier of 60 days after notice of the breach and June 30, 2001, (3) the special committee or our board of directors (a) withdraws or changes its approval or recommendation of the merger agreement in any manner which Cendant reasonably determines to be adverse to Cendant; (b) approves or recommends to our stockholders a third party acquisition; (c) violates any of the no solicitation provisions of the merger agreement; (d) takes a public position or makes any disclosures to our stockholders which have the effect of (a), (b) or (c) above; or
               (e) resolves to enter into an acquisition agreement with a third-party or (4) Avis enters into a definitive agreement relating to a third party acquisition or violates any of the no-solicitation provisions of the merger agreement; or

          O by Avis, if (1) Cendant commits a material breach of any covenant in the merger agreement which is not cured prior to the earlier of 60 days after notice of the breach and June 30, 2001, (2) any of Cendant's representations in the merger agreement are untrue in a material respect which is not cured prior to the earlier of 60 days after notice of the breach and June 30, 2001, or (3) following the special meeting, (a) stockholder approval is not obtained, (b) we execute a definitive agreement with a third party with respect to a proposal superior to the merger, (c) the special committee determines in good faith, after receipt of advice of its outside legal counsel, that it would be a breach of fiduciary duties not to terminate the merger agreement in order to enter into a definitive agreement with such third party, and
               (d) we provided Cendant three business days' prior notice of our intent to terminate the merger agreement and paid Cendant a fee of $28 million and transaction expenses of up to $2.5 million.

          For  additional  information  regarding  the ability of the parties to
terminate    the    merger    agreement    see    "THE    MERGER--The     Merger
Agreement--Termination of the Merger Agreement."

O         Termination Fees; Expenses

          The merger agreement provides for the payment to Cendant of a fee by us of $28 million and transaction expenses of up to $2.5 million if the merger agreement is terminated in certain circumstances, including the following:

          O by Cendant or Avis if the merger does not occur on or prior to June 30, 2001, and (1) prior to the termination, we became aware that a third party made or intended to make an acquisition proposal, and (2) within twelve months following the date of the termination, an acquisition of Avis is consummated by a third party or an acquisition agreement is entered into with a third party;

          O by Cendant if there is a material breach of any of our covenants or any of our representations or warranties, and the breach is not cured on or prior to the earlier of 60 days after notice of the breach and June 30, 2001, and (1) prior to the termination, we became aware that a third party made or intended to make an acquisition proposal, and (2) within twelve months following the date of the termination, an acquisition of Avis by a third party is consummated or an acquisition agreement is entered into with a third party; O by Cendant if (1) the special committee or our board of directors (a) withdraws or changes its approval or recommendation of the merger agreement in any manner which
               Cendant reasonably determines to be adverse to Cendant; (b) approves or recommends to our stockholders a third party acquisition of Avis; (c) violates any of the no solicitation provisions of the merger agreement; (d) takes a public position or makes a disclosure to our stockholders which has the effect of
               (a), (b) or (c) above; or (e) resolves to enter into an acquisition agreement with a third-party, or (2) Avis executes an agreement relating to an acquisition of Avis by a third party or violates any of the non-solicitation provisions of the merger agreement;

          O by Cendant if the merger agreement is not adopted by our stockholders and (1) an acquisition of Avis by a third party is publicly announced or otherwise made known to the public at or prior to the special meeting and (2) within twelve months following the date of the termination, an acquisition of Avis by a third party is consummated or an acquisition agreement is entered into with a third party; or

          O by Avis following the special meeting if (1) the merger agreement is not adopted by our stockholders, (2) Avis executes an acquisition agreement with a third party with respect to a proposal superior to the merger, (3) the special committee terminates the merger agreement because it determines in good faith, after receipt of advice of its outside legal counsel, that it would be a breach of the board of directors' fiduciary duties not to terminate the merger agreement in order to enter into the acquisition agreement with such third party and (4) we provided Cendant three business days' prior notice of our intent to terminate the merger agreement.

          The effect of the fee and expense reimbursement provisions is to make it more expensive for any other potential acquiror of Avis to acquire control of Avis. This might discourage a potential acquiror from making an offer to acquire Avis. For additional information regarding the fees and expenses that must be paid by us under certain circumstances see "THE MERGER--The Merger Agreement--Termination Fees; Expenses."

O         Amendments to the Merger Agreement

          The merger agreement may be amended only in writing by each of the parties to the merger agreement. After approval of the merger agreement by our stockholders, no amendment to the merger agreement may be made which by law requires further approval of the stockholders without obtaining this further approval. For additional information regarding the ability of the parties to amend the merger agreement see "THE MERGER--The Merger Agreement--Amendments to the Merger Agreement."

O         Regulatory Approvals

          O Avis is required to make filings with or obtain approvals from certain United States and foreign antitrust regulatory authorities in connection with the merger, including a filing under the Hart-Scott-Rodino Antitrust Improvements Act. An application and notice was filed with the Federal Trade Commission and the Department of Justice on November 22, 2000, and the applicable waiting period under the Hart-Scott-Rodino Act was terminated on December 8, 2000. For additional information regarding regulatory approvals see "THE MERGER--Regulatory Approvals and Other Consents".

          O If the merger agreement is adopted by our stockholders, we expect to complete the merger on or about March 1, 2001.

O         Financing of the Merger

          O The total amount of funds required to consummate the merger and to pay related fees and expenses is estimated to be approximately $959 million. Cendant and PHH Corporation plan to fund the purchase price, directly or indirectly, through a combination of the issuance of debt, the sale of Cendant common stock, and cash on hand at the effective time of the merger. The merger is not conditioned on any financing arrangements. For additional information regarding financing of the merger see "THE MERGER--Financing of the Merger".

                 FORWARD LOOKING STATEMENTS MAY PROVE INACCURATE


          This proxy statement contains statements related to future events, which are forward-looking statements. Forward-looking statements involve risks and uncertainties, including the impact of competitive products and pricing, changing market conditions; and risks which are detailed from time to time in Avis' publicly-filed documents, including its Annual Report on Form 10-K for the period ended December 31, 1999, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June, 30, 2000 and September 30, 2000. Actual results may differ materially from those projected. These forward-looking statements represent Avis' judgments as of the date of this proxy statement. Any references to Private Securities Litigation Reform Act in Avis' publicly-filed documents which are incorporated by reference into this proxy statement are specifically not incorporated by reference into this proxy statement.

                                  INTRODUCTION

          This proxy statement is furnished in connection with the solicitation of proxies by our board of directors for a special meeting of stockholders to be held on _______ ___, 2001 at 10:00 a.m. local time, at the corporate offices of Avis, 900 Old Country Road, Garden City, New York 11530, or at any adjournment of the special meeting. Shares of our Class A common stock, par value $0.01 per share, represented by properly executed proxies received by us will be voted at the special meeting or any adjournment of the special meeting in accordance with the terms of such proxies, unless revoked.

PROPOSAL TO BE CONSIDERED AT THE SPECIAL MEETING

          At the special meeting, you will consider and vote upon a proposal to adopt a merger agreement, dated as of November 11, 2000, among Avis, Cendant Corporation, PHH Corporation, an indirectly wholly-owned subsidiary of Cendant, and Avis Acquisition Corp., a wholly-owned subsidiary of PHH Corporation.

          The merger agreement provides for the merger of Avis Acquisition Corp. with and into Avis. Upon the effective time of the merger, the separate corporate existence of Avis Acquisition Corp. will cease, and Avis will be the surviving corporation and an indirect wholly-owned subsidiary of Cendant. Pursuant to the merger:

          O each outstanding share of common stock will be converted into the right to receive an amount in cash equal to $33.00 per share, without interest (other than shares held by any of our subsidiaries, held in our treasury, held by Cendant or any subsidiary of Cendant or held by stockholders who perfect their appraisal rights under Delaware law);

          O each outstanding option to purchase Avis common stock will be canceled in exchange for the right to receive a cash payment equal to the difference between the $33.00 per share merger consideration and the per share exercise price of the option multiplied by the number of shares subject to the option or, alternatively, rather than receiving such cash payment, an option holder may elect to convert outstanding options into options to acquire Cendant common stock with approximately the same value; and

          O    each  outstanding   share  of  Avis  Acquisition  Corp.  will  be
               converted into a share of the surviving corporation in the merger.

          Stockholders who perfect their appraisal rights under Delaware law will be entitled to receive from the surviving corporation in the merger a cash payment in the amount of the "fair value" of such shares, determined in accordance with Delaware law, but after the merger such shares will not represent any interest in the surviving corporation other than the right to receive such cash payment. See "THE MERGER--Appraisal Rights."

VOTING RIGHTS; VOTE REQUIRED FOR APPROVAL

          Only holders of record of shares of common stock at the close of business on January 24, 2001, referred to as the "record date", are entitled to notice of and to vote at the special meeting. On that date, there were approximately ______ holders of record of common stock, and _____ shares outstanding, of which ____ shares held by stockholders other than Cendant or its subsidiaries. Each share of common stock entitles its holder to one vote on all matters properly coming before the special meeting. Any stockholder entitled to vote may vote either in person or by properly executed proxy. A majority of the outstanding shares of common stock entitled to vote, represented in person or by proxy, will constitute a quorum at the special meeting. Abstentions and broker non-votes (i.e., shares held by brokers in "street name", voting on certain matters due to discretionary authority or instructions from the beneficial owner, but not voting on other matters due to lack of authority to vote on such matters without instructions from the beneficial owner) are counted for the purpose of establishing a quorum at the special meeting. The merger agreement must be adopted by both the holders of at least a majority of the outstanding shares of common stock and the affirmative vote of the holders of at least a majority of the votes cast at the special meeting by the holders of common stock other than Cendant and its subsidiaries. Abstentions and broker non-votes will have the effect of a vote "AGAINST" adoption of the merger agreement for purposes of the vote based on the shares of common stock outstanding, but will have no effect on the outcome of the vote based on the votes cast. Votes will be tabulated by our transfer agent, Computershare Investor Services.

          Each of our directors and executive officers has indicated that he or she intends to vote his or her shares in favor of adoption of the merger agreement. See "SPECIAL FACTORS--Reasons for the Recommendations of the Special Committee and Our Board of Directors" and "SPECIAL FACTORS--Interests of Executive Officers and Directors in the Merger." Cendant, which beneficially owns approximately 17.8% of the outstanding common stock, has agreed to cause its shares to be voted in favor of the adoption of the merger agreement. If the special committee changes its recommendation of the merger agreement and the merger, and the merger agreement has not been terminated, we will still hold the special meeting for stockholders to vote on the merger agreement and will take such actions as are required by applicable law to permit us to continue to solicit proxies impartially and, at the special meeting, vote the proxies we receive.

VOTING AND REVOCATION OF PROXIES

          All shares of common stock represented by properly executed proxies received prior to or at the special meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR THE PROPOSAL TO ADOPT THE MERGER AGREEMENT AND TO ADJOURN THE SPECIAL MEETING, IF NECESSARY.

          The stockholder giving the proxy may revoke it by:

          O delivering to our secretary at our executive offices at 900 Old Country Road, Garden City, New York 11530, on or before the business day prior to the special meeting, a later dated, signed proxy card or a written revocation of such proxy;

          O delivering a later dated, signed proxy card or a written revocation to us at the special meeting;

          O    attending the special meeting and voting in person; or

          O    if you have  instructed a broker to vote your  shares,  following
               the  directions   received  from  your  broker  to  change  those
               instructions.

          Revocation of the proxy will not affect any vote previously taken. Attendance at the special meeting will not in itself constitute the revocation of a proxy; you must vote in person at the meeting.

          Our board of directors is not currently aware of any business to be brought before the special meeting other than that described in this proxy statement. No proxies marked "AGAINST" the proposal to adopt the merger agreement will be voted in favor of a motion to adjourn or postpone the special meeting for the purpose of soliciting further proxies in favor of adoption of the merger agreement.

SOLICITATION OF PROXIES

          We will bear the expenses in connection with the solicitation of proxies. Upon request, we will reimburse brokers, dealers and banks, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material to the beneficial owners of shares which such persons hold of record. Solicitation of proxies will be made principally by mail. Proxies may also be solicited in person, or by telephone or telegraph, by our officers and regular employees. Such persons will receive no additional compensation for these services, but will be reimbursed for any transaction expenses incurred by them in connection with these services. For information about the solicitation of proxies for the special meeting, see "THE MERGER--The Merger Agreement--Special Meeting."

          We have also retained Morrow & Co., Inc. for a fee of $7,500 plus transaction expenses, to assist in the solicitation of proxies from stockholders, including brokerage houses and other custodians, nominees and fiduciaries.

          We are mailing this proxy material to stockholders on or about January ___, 2001.

COMPARATIVE MARKET PRICE DATA

          The common stock is listed on the NYSE under the symbol "AVI". The following table sets forth the high and low sales price per share on the NYSE Composite Tape for the calendar quarters indicated:


        2000 Quarters Ended:                    High                       Low
        --------------------                    ----                       ---
        March 31, 2000                         $25.37                   $13.25
        June 30, 2000                           21.62                    17.00
        September 30, 2000                      31.87                    18.75
        December 31, 2000                       32.625                   26.8125
        (through January 19, 2001)              --.---                   --.--



        1999 Quarters Ended:
        March 31, 1999                          $29.75                   $21.31
        June 30, 1999                            37.88                    23.81
        September 30, 1999                       32.00                    19.50
        December 31, 1999                        25.69                    17.00


        1998 Quarters Ended:
        March 31, 1998                          $38.25                   $27.00
        June 30, 1998                            33.13                    20.00
        September 30, 1998                       28.25                    15.25
        December 31, 1998                        24.50                    11.38

          On August 14, 2000, the last full trading day prior to Cendant's announcement of its preliminary proposal to acquire Avis, the last reported sales price per share was $25.50. On January __, 2001, the last full day of trading prior to the date of this proxy statement, the last reported sales price per share was $__________. Stockholders should obtain current market price quotations for the common stock in connection with voting their shares.

DIVIDENDS

          Avis has not declared a dividend since its initial public offering in September 1997. Under the merger agreement, Avis has agreed not to declare or pay any dividends on the common stock prior to the closing of the merger.

OUR SELECTED CONSOLIDATED FINANCIAL INFORMATION

          Set forth below is the selected historical consolidated financial information of Avis and our subsidiaries. The historical financial information was derived from the audited consolidated financial statements included in our Annual Report on Form 10-K for the years ended December 31, 1997, 1998 and 1999 and from the unaudited summary consolidated financial statements included in our Quarterly Report on Form 10-Q for the period ended September 30, 2000, and other information and data contained in the Annual Reports and the Quarterly Report. More comprehensive financial information is included in such reports and the financial information which follows is qualified in its entirety by reference to, and should be read in conjunction with, such reports and all of the financial statements and related notes, copies of which may be obtained as set forth below under the caption "OTHER MATTERS--Available Information."

                            AVIS GROUP HOLDINGS, INC.
                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     ($ in thousands except per share date)

                                   Years Ended December 31,
                            ----------------------------------                                        Predecessor Companies<F2>
                                                                       Combined     October 17    -----------------------------
                                                                      Year Ended        to        January 1 to   Year Ended
                                                                     December 31,   December 31,   October 16,   December 31,
                              1999         1998          1997           1996<F1>      1996          1996           1995
                            --------     --------      --------     --------------  ------------   -------------  --------------
STATEMENTS OF OPERATIONS
DATA:<F5>
Revenue
   Vehicle rental...       $2,500,746    $2,297,582     $2,046,154      $1,867,517      $362,844     $1,504,673    $1,615,951
   Vehicle leasing..         692,935
   Other fee based..         139,046
                           ---------     ----------     ----------      ----------      --------     ----------    ----------
                           3,332,727      2,297,582      2,046,154       1,867,517       362,844      1,504,673     1,615,951
                           ---------     ----------     ----------      ----------      --------     ----------    ----------
Costs and expenses<F2>     3,166,810      2,185,354      1,995,831       1,795,457       360,583      1,434,874     1,555,251
Income before provision
    for income taxes         165,917        112,228         50,323          72,960         2,261         69,799        60,700
Provision for income
    taxes...........          73,332         48,707         22,850          32,238         1,040         31,198        34,635
                           ---------     ----------     ----------      ----------      --------     ----------    ----------
Net income..........          92,585         63,521         27,473          39,822         1,221         38,601        26,065
Preferred stock
   dividends<F3>....          (9,110)
                           ---------     ----------     ----------      ----------      --------     ----------    ----------
Earnings applicable to
   common stockholders       $83,475        $63,521        $27,473         $39,822        $1,221        $38,601       $26,065
                           =========     ==========     ==========      ==========      ========     ==========    ==========
Earnings per share<F4>
   Basic............          $2.66           $1.86           $.89                          $.04          $1.25          $.84
   Diluted..........          $2.61           $1.82           $.88                          $.04          $1.25          $.84

STATEMENTS OF FINANCIAL
POSITION DATA:
Vehicles, net rental       $3,367,362    $3,164,816     $3,018,856      $2,243,492    $2,243,492     $2,404,275    $2,167,167
Vehicles, net leasing      $3,134,009
Total assets........      $11,078,258    $4,497,062     $4,274,657      $3,131,232    $3,131,232     $3,186,503    $2,824,798
Debt and minority          $8,569,110    $3,014,712     $2,826,422      $2,542,974    $2,542,974     $2,645,095    $2,289,747
interest
Common stockholders'
   equity...........         $661,684      $622,614       $453,722         $76,415       $76,415       $740,113      $688,260



                                            Nine Months Ended
                                      September 30,     September 30
                                         2000               1999
                                      -------------     ------------

STATEMENTS OF OPERATIONS DATA:5
Revenue:
   Vehicle rental................          $1,989,167      $1,913,929
   Vehicle leasing...............           1,051,794         346,064
   Other fee based...............             198,815          67,199
                                           ----------      ----------
                                            3,239,776       2,327,192
Costs and expenses...............           3,051,199       2,181,044
                                           ----------      ----------

Income before provision
    for income taxes.............             188,577         146,148
Provision for income taxes.......              83,162          64,305
                                           ----------      ----------
Net income.......................             105,415          81,843

Preferred stock dividends<F3>                 (14,118)        (4,555)
                                           ----------      ----------
Earnings applicable to
    common stockholders..........             $91,297         $77,288
                                           ==========      ==========
Earnings per share:<F4>

   Basic...............................         $2.93           $2.46
   Diluted.............................         $2.89           $2.40

STATEMENTS OF FINANCIAL POSITION
DATA:
Vehicles, net rental...................    $4,009,732      $3,531,642

Vehicles, net leasing..................    $3,013,687      $2,936,844

Total assets...........................   $10,270,459     $11,183,579

Debt and minority interest.............    $7,453,463      $8,716,227

Common stockholders' equity............      $743,843        $657,384


See Notes to the Selected Consolidated Financial Information


Notes to Avis' Selected Consolidated Financial Information
----------------------------------------------------------

<F1> Presented on a combined twelve-month basis and includes the results of Avis for the period from October 17 to December 31, 1996 and the results of the predecessor companies for the period from January 1 to October 16, 1996.

<F2> See Notes 1 and 5 to the audited consolidated financial statements included in the 1999 Annual Report on Form 10K. Costs and expenses  includes royalty fees payable to Cendant for the years ended December 31, 1999,  1998,  1997 and charges  from  Cendant for the period from October 17, 1996 to December
     31, 1996.

<F3> Represents  dividends  on the  preferred  stock of Avis Fleet  Leasing  and
     Management Corporation.

<F4> Basic  earnings per share for the years ended  December 31, 1999,  1998 and
     1997 are computed based upon 31,330,536 shares, 34,172,249 shares and 30,925,000 shares outstanding, respectively. Diluted earnings per share for the years ended December 31, 1999, 1998 and 1997 are computed based on 31, 985,569 shares, 34,952,557 shares and 31,181,134 shares, respectively, which include the dilutive effect of the assumed exercise of outstanding stock options. Basic and diluted earnings per share are computed based on 30,925,000 shares outstanding for the interim periods ended December 31, 1996, October 16, 1996 and for the year ended December 31, 1995. Basic earnings per share for the nine months ended September 30, 2000 and 1999 are computed based upon 31,133,834 and 31,394,335 shares outstanding, respectively. Diluted earnings per share for the nine months ended
     September 30, 2000 and 1999 are computed based upon 31,609,275 and 32,172,196 shares, respectively.

<F5> Includes the results of  operations  of Avis Fleet  Leasing and  Management
     Corporation subsequent to the date of acquisition on June 30, 1999.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND BOOK VALUE PER SHARE

          Set forth below is the ratio of earnings to fixed charges for each of the last five fiscal years and for the nine months ended September 30, 2000 and the book value per common share of Avis as of December 31, 1997, 1998 and 1999 and as of September 30, 2000.

                                       Fiscal Years Ended December 31,                 Nine Months Ended

                                1995        1996        1997      1998        1999     September 30, 2000
                                ----        ----        ----      ----        ----     ------------------
Ratio of Earnings to
   Fixed Charges<F1>            1.3X        1.3X        1.2X      1.4X        1.3X            1.4X

                                             As of December 31,                       As of September 30,
                                                                                      -------------------
                                1995        1996        1997      1998        1999            2000
                                ----        ----        ----      ----        ----            ----
Book Value per
   Common Share
   Outstanding<F2>               --           --       $14.55    $17.81      $20.69          $23.53

-----------

<F1>   For  purposes of  calculating  the ratio of  earnings  to fixed  charges,
       "earnings" consists of earnings before equity in earnings of affiliates, taxes on earnings and "fixed charges." "Fixed charges" consists of interest, amortization of debt financing costs and the estimated interest components of rent and preferred dividends.

<F2>   Book value per common share  outstanding  is  calculated  as total common stockholders' equity divided by the diluted number of common shares outstanding at the end of the period. Prior to September 1997, Avis was not a public company.


RECENT DEVELOPMENTS

          On August 15, 2000, five stockholders of Avis filed lawsuits in the Delaware Court of Chancery on behalf of a class of Avis stockholders against Cendant, Avis and the members of the Board of Directors of Avis. The complaints in these lawsuits alleged, among other things, that the defendants breached fiduciary duties to Avis stockholders in connection with Cendant's preliminary proposal to acquire all of the outstanding shares of Avis that Cendant does not own at a price of $29.00 per share. On September 14, 2000 the Court of Chancery consolidated these lawsuits as a single consolidated action captioned In re Avis Group Holdings, Inc., Consolidated C.A. No. 18223. The parties to the consolidated stockholder litigation have orally agreed to settle the litigation, subject to court approval, on the basis of the increase in Cendant's offer price to $33.00 per share, and are discussing a memorandum of understanding to memorialize the terms of their agreement.

          On August 23, 2000, an Avis stockholder filed a lawsuit (Index No. 29005/00) in the Supreme Court of the State of New York, Kings County, on behalf of a class of Avis stockholders against Avis, Cendant and certain members of our board of directors. The complaint alleged, among other things, that the defendants breached fiduciary duties to Avis stockholders in connection with Cendant's preliminary proposal to acquire all of the outstanding shares of Avis that Cendant does not own at a price of $29.00 per share. A stipulation was filed on October 12, 2000 extending the defendant's time to answer indefinitely until 20 days after plaintiff's request that defendants so respond.


                                 SPECIAL FACTORS


BACKGROUND OF THE MERGER

          On October 17, 1996, a subsidiary of Cendant acquired all of the outstanding shares of a predecessor of Avis for an aggregate purchase price of $806 million. On September 24, 1997, Avis completed an initial public offering, or "IPO" of Avis common stock, at a price of $17 per share which diluted
Cendant's ownership in Avis to approximately 27.5% of the outstanding shares. Cendant received no proceeds from the IPO. Since the IPO, Cendant has continued to review Avis' performance and monitor industry developments and Cendant has had representatives on Avis' board of directors.

          On July 30, 1997, Avis entered into a 50-year master license agreement with Cendant which grants Avis the right to use the Avis trademark in connection with the operation of the Avis vehicle rental business in certain specified territories. The master license agreement currently requires Avis to pay a royalty equal to approximately 4% of Avis' gross revenue for the right to operate an Avis franchise. For a more complete description of the master license agreement, see "SPECIAL FACTORS - Certain Relationships Between Cendant and Avis."

          On March 23, 1998, Avis sold 5 million additional shares through a public offering in which Cendant reduced its beneficial ownership interest in Avis by selling 1 million shares at a price of $34 per share. In addition, pursuant to a stock repurchase program, Avis repurchased from Cendant 1.3 million shares in January 1999 for total proceeds of $31.5 million and 314,200 shares in April 1999 for total proceeds of $9.3 million. In addition, in August 1999, Cendant sold 350,000 shares for total proceeds of $7.8 million. As a result of these sales and repurchases, Cendant's beneficial ownership of common stock was reduced to its current level of 5,535,800 shares, or approximately 17.8% of the outstanding shares.

          On June 30, 1999, Avis acquired PHH Corporation's vehicle management and fuel card businesses for approximately $1.8 billion, comprised of 7.2 million shares of preferred stock of Avis Fleet Leasing and Management Corporation, a subsidiary of Avis, with a liquidation value of $360 million and the assumption of approximately $1.44 billion of indebtedness. The preferred stock is convertible into a number of shares of Avis common stock and Avis non-voting class B common stock which, based on current conversion rates, would result in Cendant having beneficial ownership of up to a 20% voting interest in Avis and a 33% economic interest. The preferred stock is convertible only upon the attainment of certain earnings and market price thresholds which presently have not been met, and upon certain other events that have not occurred; thus, the preferred stock is not convertible as of the date of this proxy statement and is not likely to be convertible prior to the special meeting, and, therefore, cannot be voted in connection with the merger.

          In the spring of 2000, Avis entered into discussions with BNP Paribas concerning the formation of a joint venture for their respective European vehicle fleet leasing and management operations. On April 17, 2000, Avis and BNP Paribas entered into a letter of intent with respect to the formation of such a joint venture.

          On April 19, 2000, A. Barry Rand, Chairman and Chief Executive Officer of Avis, met with Henry R. Silverman, Chairman of the Board, Chief Executive Officer and President of Cendant, and Stephen P. Holmes, Cendant's Vice Chairman and the Chairman and Chief Executive Officer of Cendant's Travel Division and a director of Avis, to discuss Avis' strategy to increase shareholder value. At that meeting, Mr. Rand expressed his desire to reunite the ownership of the Avis name with Avis' car rental business, thereby eliminating the negative impact on margins of the royalty fee paid to Cendant under the master license agreement and better positioning Avis to participate in possible consolidation in the industry, as the elimination of such royalty fee could result in increased market valuation of Avis stock and improve Avis' ability to use its stock as currency in any potential acquisitions. Mr. Rand mentioned that Avis was considering the possible acquisition of a company in the leisure car rental industry in the spring of 2000, but a specific target had not been identified. In addition, Mr. Rand also expressed his view that the "overhang effect" of Cendant's large equity position in Avis hampered Avis' ability to attract institutional investors and inhibited buying activity in Avis' common stock since he believed investors might be concerned that Cendant could at any time elect to sell a sizable block of its shares of Avis stock in the market which would put downward pressure on the price of Avis' stock. In anticipation of Avis' expected increased cash flow as a result of the repayment of Avis indebtedness with the proceeds received by Avis upon the closing of the BNP Paribas joint venture, Mr. Rand asked whether Cendant would be willing to consider selling its ownership rights to the Avis name to Avis. Mr. Silverman and Mr. Holmes stated that Cendant was not interested in selling its rights to the Avis name.

          On June 30, 2000, Avis and BNP Paribas entered into a definitive agreement with respect to the formation of a joint venture for their respective European vehicle fleet leasing and management operations. Such agreement provided for Avis to receive a 20% interest in such joint venture.

          On July 11, 2000, Messrs. Silverman and Holmes met again with Mr. Rand to discuss Avis' strategic alternatives to increase shareholder value. At that meeting, Mr. Rand reiterated his views that Avis' royalty obligations under the master license agreement with Cendant were cumbersome to Avis. The strategic alternatives then discussed were (1) Avis acquiring a company in the leisure car rental industry, (2) Avis acquiring the Avis trademark from Cendant, and (3) maintaining Avis as an independent publicly traded company. Mr. Silverman suggested that, based upon the significant business pressures faced by Avis as described by Mr. Rand, leveraging Avis further in connection with any strategy to increase shareholder value seemed imprudent and Mr. Rand agreed with such assessment; thus, the first two alternatives discussed were not pursued. Mr.
Rand then sought to determine whether (1) Cendant would be receptive to increasing its equity investment in Avis and (2) if not, whether Cendant would oppose a third party investment in Avis. Mr. Silverman agreed to consider an increased equity investment in Avis, and also raised the possibility of an acquisition by Cendant of 100% of Avis, provided that Cendant could have access to additional financial and business information regarding Avis by which to evaluate such a transaction. At the conclusion of this meeting, Messrs. Silverman and Rand determined that their respective management teams should meet to commence a preliminary due diligence process in connection with such evaluation.

          On July 27, 2000, a representative of Cendant's legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP, spoke to a representative of Avis' legal counsel, White & Case LLP, to discuss a confidentiality agreement and proposed standstill agreement in which Cendant would agree not to acquire any additional Avis stock or take any other action to obtain control of Avis, other than in a transaction approved by the Avis board of directors. The Skadden Arps representative indicated that Cendant was unwilling to sign a standstill agreement since Cendant wanted to retain all of its options with respect to its investment in Avis, including the ability to acquire additional Avis stock. Following such conversation, James E. Buckman, Vice Chairman and General Counsel of Cendant, spoke with Kevin Sheehan, President, Corporate and Business Affairs and Chief Financial Officer of Avis, to discuss the proposed confidentiality and standstill agreement. Mr. Buckman informed Mr. Sheehan of Cendant's unwillingness to enter into a standstill agreement. Mr. Buckman reiterated such unwillingness to Mr. Rand over the course of the next several days.

          On July 31, 2000, Avis and Cendant executed a confidentiality agreement. Over the course of the next few days, representatives of Cendant met with representatives of Avis to conduct financial and business due diligence and to discuss changes in the Avis business since the time of the IPO. Avis management provided Cendant representatives with financial forecasts for Avis, as described under "SPECIAL FACTORS--Our Forecasts."

          On August 4, 2000, Cendant engaged Lehman Brothers as its financial advisor in connection with a potential transaction with Avis.

          On  August  9,  2000,   Avis'  joint  venture  with  BNP  Paribas  was
consummated, and Avis received $800 million in cash as a result of such transaction, repayment of intercompany debt of $225 million, the first of 40 quarterly payments for licensing of technology, and a 20% interest in the joint venture. Immediately after the closing of the BNP Paribas transaction, Avis received a cash dividend of $32 million. Avis used these proceeds to repay a portion of its outstanding indebtedness.

          That same day, our board of directors approved a stock repurchase program authorizing Avis to repurchase up to $100 million of common stock, with the funds for such repurchases to come from Avis' cash flow. A press release was issued on August 10, 2000 announcing the closing of the joint venture with BNP Paribas and approval of the stock repurchase program.

          On August 14, 2000, representatives of Cendant met with representatives of Lehman Brothers and Skadden Arps at Cendant's offices in New York to discuss Cendant's proposed increase in its ownership position in Avis. At the meeting, representatives of Lehman Brothers discussed with Cendant management the historical financial performance and market valuation of Avis and other competitors in the rental car industry. Based in part on that presentation and on the financial and business due diligence information obtained by Cendant representatives during their meetings with Avis representatives, a decision was made to propose an acquisition of 100% of the outstanding Avis shares not owned by Cendant.

          During the evening of August 14, 2000, Mr. Silverman contacted Mr. Rand by telephone to inform Mr. Rand that Cendant was sending a proposal letter to our board of directors, by which Cendant would make a preliminary, non-binding proposal to acquire all of the outstanding Avis shares not beneficially owned by Cendant at a price of $29.00 per share in cash (the "Preliminary Proposal"). Mr. Silverman described to Mr. Rand the terms of the Preliminary Proposal. Cendant thereafter sent the proposal letter to Mr. Rand and the other members of our board of directors. The proposal letter stated that the Preliminary Proposal was subject to satisfactory completion of legal and financial due diligence and did not represent a binding offer or proposal.

          On August 15, 2000, Cendant issued a press release announcing the Preliminary Proposal and the terms of the proposal letter.

          On August 15, 2000, Avis management retained Bear Stearns & Co. Inc., an internationally recognized investment banking firm, to assist Avis in evaluating the Preliminary Proposal.

          Subsequent to the issuance of the press release, Messrs. Rand and Silverman discussed the process by which the Preliminary Proposal would be evaluated by our board of directors. By letter dated August 16, 2000, Mr. Silverman expressed to Mr. Rand Cendant's view that the Preliminary Proposal should be reviewed and considered by an independent committee of our board of directors, consisting of non-management directors not affiliated with Cendant. Mr. Rand responded by letter dated August 17, 2000 that our board of directors would be meeting to determine the appropriate process to be implemented in response to the Preliminary Proposal.

          On August 18, 2000, our board of directors held a special meeting at which it determined to establish a special committee of directors who were independent of Cendant and not members of Avis management, consisting of Deborah Harmon and Michael Kennedy, to evaluate the Preliminary Proposal and to take all action necessary in connection with or in response to the Preliminary Proposal, including hiring its own financial and legal advisors to assist it in evaluating the Preliminary Proposal. Following the meeting, a press release was issued by Avis announcing that the special committee had been appointed to review and consider the Preliminary Proposal.

          On August 19, 2000, the special committee retained Cahill Gordon & Reindel as its independent legal advisor.

          On August 22, 2000, Cendant filed a statement on Schedule 13D with the SEC reporting the Preliminary Proposal and Cendant's intention to acquire all of the outstanding shares of Avis common stock not beneficially owned by Cendant.

          On August 23, 2000, Ms. Harmon and Mr. Kennedy held a meeting of the special committee with representatives of Cahill Gordon present. The special committee received presentations from three internationally recognized investment banks, including Morgan Stanley, in order to assist the special committee in selecting a financial advisor. After these presentations, representatives of Cahill Gordon made a presentation to the special committee regarding their fiduciary duties in evaluating the Preliminary Proposal.

          On August 29, 2000, the special committee determined to retain Morgan Stanley as its financial advisor, subject to finalizing terms of an engagement letter, which was subsequently finalized. On September 1, 2000, Morgan Stanley began its due diligence investigation of Avis.

          On August 31, 2000, Hertz Corp., which Avis views as its leading competitor in the car rental industry, issued a press release announcing that it did not expect to achieve its earnings projections for the third quarter of 2000. The next day, Avis issued a press release stating that it remained comfortable with its earnings projections for the third and fourth quarters of 2000.

          On September 7, 2000, representatives of Cahill Gordon met with representatives of Skadden Arps by telephone concerning the special committee's request that Cendant execute a standstill agreement. It was determined during that call that no standstill agreement would be executed by Cendant.

          On September 14, 2000, representatives of Cendant, as well as representatives of Lehman Brothers and Skadden Arps, met with the special committee and representatives of Morgan Stanley and Cahill Gordon to discuss the Preliminary Proposal. At this meeting, Mr. Silverman made a presentation to the special committee as to the background of the transaction and the discussions that had taken place (as described above), the financial terms of the Preliminary Proposal and the premium it represented to the Avis common stock price prior to the public announcement of the Preliminary Proposal, developments in the industry in general and, in particular, the August 31, 2000 Hertz profit warning and the general declines in the market valuation of competitors in the industry following the August 31, 2000 Hertz press release. At this meeting, written materials prepared by Lehman Brothers were delivered to the special committee and its advisors. These materials described the rationale for undertaking the proposed transaction at this time, including the elimination of the royalty fee under the master license agreement, the improved access Avis would have to investment grade capital as a result of the transaction, the elimination of the Cendant "overhang effect" on Avis stock (as described above) and Avis' improved position to participate in any consolidation in the industry. The materials also included calculations of the premium the Preliminary Proposal represented to Avis' historical trading prices, and the implied valuation of Avis based on historical price to earnings relationships to Hertz and other competitors in the rental car industry. The materials also set forth recent stock price performance of companies in the rental car industry, particularly since the Hertz August 31st press release. For a more complete description of these materials, see "OTHER MATTERS--Preliminary Presentations by Lehman Brothers."

          On September 18, 2000, the special committee and its legal and financial advisors met with Mr. Rand and other members of Avis management, together with representatives of White & Case and Bear Stearns. At the meeting, Avis management presented information to the special committee, assisted by Bear Stearns. Mr. Rand stated that the goal of Avis' management is to increase shareholder value and that the purpose of the presentation was to present the special committee with information concerning Avis' vehicle management business and its car rental business for its consideration when evaluating the Preliminary Proposal. Following Mr. Rand's presentation, Mr. Sheehan gave an overview of Avis' business, including earnings projections and recent transactions and their impact on Avis. Following Mr. Sheehan's presentation, representatives of Bear Stearns made a presentation outlining and discussing certain traditional financial analyses applied to Avis. In the presentation, the Preliminary Proposal was compared to valuations of Avis shares implied by an analysis of comparable acquisition transactions, an analysis of trading values of comparable companies and a discounted cash flow analysis. The presentation also compared the $29 price of the Preliminary Proposal to hypothetical Avis stock prices implied by various potential alternatives that might be available to Avis, including executing its current business plan, implementing a stock repurchase program and implementing a stock repurchase program after completing certain divestitures. It was also stated that Avis' earnings and level of free cash flow generation provided Avis with the opportunity to achieve a higher stockholder value independently. For a more complete description of these materials, see "OTHER MATTERS--Preliminary Presentation by Bear Stearns."

          On September 21, 2000, Ford Motor Company announced that it had made a preliminary proposal to acquire the approximately 18.5% of the equity of Hertz not owned by Ford at a price of $30 per share.

          On September 21, 2000, a meeting of the special committee was held at which representatives of Cahill Gordon and Morgan Stanley were present. Morgan Stanley made a presentation to the special committee reporting its preliminary view as to the relevant valuation considerations regarding the Preliminary Proposal to purchase Avis for $29.00 per share. The attendees at the meeting then discussed strategic options potentially available to Avis. The strategic alternatives discussed at this meeting were: (1) continuing to operate Avis as an independent publicly traded company; (2) conducting an auction process for the sale of Avis; and (3) attempting to attain a higher offer from Cendant through negotiations. The special committee determined that an auction process would most likely not result in a third-party acquiror who would be prepared to pay more than Cendant because of Avis' royalty obligations, could cause disruption of Avis' business and could delay or put at risk a possible value maximizing transaction with Cendant. The special committee also took into account the fact that the Preliminary Proposal had been made public more than a month earlier, and no third party had come forward with an offer or proposal to acquire Avis. Accordingly, the special committee determined to attempt to negotiate a transaction with Cendant that would both provide value to shareholders superior to the likely value that would be realized by continuing to operate Avis independently and achieve the best sale price for Avis. The special committee did not foreclose the strategic option of ultimately recommending that Avis continue to operate as an independent publicly traded company. The special committee believed that negotiating with Cendant would not prejudice Avis' ability to continue to operate as an independent publicly traded company if the special committee were to ultimately conclude that this strategic option was in the best interest of Avis' stockholders (other than Cendant and its affiliates). In furtherance of these objectives, the special committee instructed Morgan Stanley to inform Cendant that the special committee did not believe its $29.00 price was compelling and that Cendant should put forth its best offer.

          On September 22, 2000, representatives of Morgan Stanley telephoned Mr. Silverman and communicated the response of the special committee.

          On September 25, 2000, representatives of Morgan Stanley had a telephone conversation with Mr. Johnson and representatives of Lehman Brothers to discuss the status of the Preliminary Proposal. During that call, representatives of Morgan Stanley indicated that the special committee was interested in pursuing a transaction with Cendant but Cendant would need to increase its price. Cendant indicated that it was not willing to increase its price at that time. During these discussions, Mr. Johnson and Lehman Brothers noted the potential adverse impact on pricing in the car rental market that might occur as a result of Hertz becoming a wholly-owned subsidiary of Ford.

          On September 26, 2000, a conference call was held among the special committee and representatives of Morgan Stanley and Cahill Gordon to update the special committee on Morgan Stanley's recent discussions with Cendant and Lehman Brothers. After learning of the substance of these discussions, the special committee indicated that its view of the $29.00 offer remained unchanged. After the call, Morgan Stanley informed Lehman Brothers of the special committee's views and reiterated the need for Cendant to put forth its best offer.

          From September 27 to October 1, Morgan Stanley and Lehman Brothers continued their discussions regarding the Preliminary Proposal. During these discussions, Lehman Brothers representatives stated that the Preliminary
Proposal represented an attractive offer in light of stock market declines occurring in September and the premium the Preliminary Proposal represented to Avis' market price prior to its public announcement. Morgan Stanley reiterated that a compelling bid would need to reflect Avis' strong financial prospects and that the Preliminary Proposal did not adequately reflect the positive market momentum that Avis' stock had achieved during the several months prior to the acquisition announcement. On October 2, 2000, a conference call was held with the special committee and representatives of Morgan Stanley and Cahill Gordon to update the special committee on Morgan Stanley's recent discussions with Cendant and Lehman Brothers. The special committee instructed Morgan Stanley to inform Cendant that the special committee believed that a transaction would likely not be recommended by the special committee to our board of directors unless Cendant increased its offer price to the mid-30s dollar range. The special committee also instructed Morgan Stanley to seek a face-to-face meeting with Mr. Silverman.

          On October 6, 2000, representatives of Morgan Stanley met with Mr. Silverman, other members of Cendant's management team and representatives of Lehman Brothers. At this meeting, Mr. Silverman reiterated his view that $29.00 per share was a compelling offer, particularly in light of developments since the Preliminary Proposal was made, such as the Ford offer to acquire the outstanding Hertz shares, decreased market valuation of competitors in the rental car industry following the August 31, 2000 Hertz press release, increased oil prices and decreased flight schedules that had been recently announced by airlines. Representatives of Morgan Stanley reiterated the special committee's position that the transaction would need to be improved to the mid-30s dollar range.

          By  letter  dated  October  10,  2000,  Mr.   Silverman   requested  a
face-to-face meeting with the members of the special committee to negotiate the financial terms of the proposed transaction.

          On October 11, 2000, the special committee met telephonically with representatives of Morgan Stanley and Cahill Gordon. Morgan Stanley provided an update on the October 6 meeting with Mr. Silverman, other members of Cendant's management team and Lehman Brothers, and the attendees discussed Mr. Silverman's October 10 letter. Following this meeting, Ms. Harmon and Mr. Kennedy determined to meet personally with Mr. Silverman.

          On October 17, 2000, at Cendant's offices in New York, representatives of Cendant, Skadden Arps and Lehman Brothers met with the special committee and representatives of Cahill Gordon and Morgan Stanley to discuss valuation and pricing of the proposed transaction. The special committee and Cendant engaged in negotiations regarding the price at which the special committee would be willing to recommend a transaction to our board of directors. During the course of that meeting, Cendant offered to increase its price to $32.00 per share. The special committee indicated that it was not willing to recommend a transaction at that price. No agreement was reached on price, and the Cendant representatives terminated the meeting. At this meeting, written materials were presented to the special committee and its advisors by Lehman Brothers. These materials compared the premium represented by the Preliminary Proposal with the premium represented by the Ford offer to acquire the outstanding Hertz shares. The materials also included a summary of Avis' historical trading prices, and the trading price of Avis stock since announcement of the Preliminary Proposal, as compared with the performance of S&P 500 and competitors in the rental car industry. The materials also included an implied valuation of Avis based on historical price to earnings relationships to competitors in the rental car industry. For a more complete description of these materials, see "OTHER MATTERS--Preliminary Presentations by Lehman Brothers."

          Following the meeting, the special committee instructed Morgan Stanley to contact Mr. Silverman to make clear that the special committee's views on price were firm and that Cendant would need to show meaningful improvement in its offer to conclude a transaction. Representatives of Morgan Stanley contacted Mr. Silverman and informed him of the special committee's views.

          On October 18, 2000, representatives of Lehman Brothers contacted representatives of Morgan Stanley and requested the opportunity for Cendant to conduct further due diligence in order to determine whether Cendant would be willing to raise its offer. After discussions with representatives of Morgan Stanley and Cahill Gordon, the special committee agreed to permit Cendant to conduct a due diligence review of Avis.

          On October 20, 2000, Cendant commenced its business due diligence which continued through October 21, 2000, at which time representatives of Lehman Brothers contacted representatives of Morgan Stanley and informed them that Cendant would be prepared to meet with the special committee on October 26, 2000 to discuss the results of their business due diligence. The special committee and Cendant agreed to a meeting on October 26, 2000.

          On  October   23,   2000,   representatives   of   Cendant   met  with
representatives of Skadden Arps and Deloitte & Touche LLP, Cendant's independent accounting firm, to discuss the structure of the proposed acquisition of Avis.

          On October 23, 2000, representatives of Cendant and Lehman Brothers met with representatives of Avis at Avis' Garden City, New York headquarters to conduct a financial due diligence review. On October 24, 2000, representatives of Cendant and Lehman Brothers conducted a financial due diligence review of Avis' fleet leasing and management operations in Hunt Valley, Maryland.

          On October 26, 2000, the special committee, representatives of Cendant, their respective financial advisors and counsel to the special committee met to discuss the results of Cendant's business due diligence. At this meeting, the special committee and representatives of Cendant continued price negotiations and also discussed the governmental and third party approvals and consents that would be required in connection with the proposed transaction, and the estimated time needed to obtain such approvals and consents. At this meeting, Cendant expressed a willingness to agree on a price between $32.00 and $33.00, but no final agreement was reached on a mutually acceptable price.

          Following this meeting, representatives of Cendant discussed with representatives of Lehman Brothers and Skadden Arps the status of negotiations and Cendant's alternatives. During this discussion, a decision was made to increase Cendant's offer price to $33.00 per share; but, if no agreement were reached at this price, the proposal would be withdrawn. Representatives of Cendant and its financial and legal advisors also discussed Cendant's alternatives if the proposal were withdrawn, including commencing a cash tender offer.

          On October 27, 2000, representatives of Lehman Brothers telephoned representatives of Morgan Stanley and stated that Cendant was willing to increase the price of its proposal to $33.00 per share, but that such price was its best and final offer. In addition, a representative of Skadden Arps telephoned representatives of Cahill Gordon to emphasize that Cendant's proposal at $33.00 per share was firm, and that Cendant's proposal would be withdrawn if an understanding could not be reached at that price. Skadden Arps also further clarified that the proposal remained subject to completion of due diligence and negotiation of a definitive merger agreement. That same day, after discussions among the special committee and its legal and financial advisors, during which Morgan Stanley indicated that it believed it would be able to render a fairness opinion at the proposed price of $33.00 per share, representatives of Morgan Stanley informed representatives of Lehman Brothers that the special committee would be willing to recommend a transaction at $33.00 per share in cash, subject to the satisfactory negotiation of a definitive merger agreement. On this basis, Cendant agreed to proceed with negotiation of a transaction, and the special committee agreed to permit Cendant to conduct additional due diligence.

          On October 27, 2000, Skadden Arps distributed a draft merger agreement to the special committee and its legal and financial advisors. From October 31 through November 11, 2000, Cendant and the special committee and their respective counsel negotiated the terms of the draft merger agreement.

          From October 31 through November 10, representatives of Cendant, Skadden Arps and Deloitte & Touche LLP conducted further due diligence review of Avis.

          On November 1, 2000, representatives of Avis and White & Case met telephonically with representatives of Cendant, Skadden Arps, and Deloitte & Touche LLP to conduct due diligence relating to the structure and terms of the BNP Paribas joint venture. On November 2, 2000, representatives of Cendant and Avis met with representatives of BNP Paribas to discuss the joint venture.

          On November 2, 2000, with the approval of counsel to the special committee, Mr. Rand met with Mr. Silverman and Mr. Holmes to discuss their views with respect to (1) potential benefits of the proposed acquisition to Avis and Cendant; (2) the impact of such transaction upon Avis' senior management team; and (3) the placement of Avis' three business units within Cendant's organizational structure. In addition, Mr. Rand inquired as to Cendant's plans for Avis' senior management team following closing of the proposed transaction. Messrs. Silverman and Holmes responded that Cendant had not yet made decisions in that regard. Mr. Rand then indicated that he would like to communicate the announcement of the transaction to Avis' senior management team and act as a conduit for conversations between them and Cendant with respect to their employment following the closing of the transaction.

          On November 6, 2000, the Cendant board of directors met and approved the acquisition of all outstanding shares not beneficially owned by Cendant at a price of $33.00 per share in cash. The Cendant board authorized Cendant's management to finalize the terms of the merger agreement and, once finalized, to execute and deliver the merger agreement. The boards of directors of PHH Corporation and Avis Acquisition Corp. subsequently approved the merger and the merger agreement.

          On November 8, 2000, Mr. Buckman and a representative of Skadden Arps telephoned representatives of Cahill Gordon to finalize negotiations with respect to the significant outstanding issues on the draft merger agreement.

          On November 9, 2000, a meeting of the special committee was held with representatives of Morgan Stanley and Cahill Gordon present. At this meeting, Morgan Stanley reviewed with the special committee its financial analysis of the proposed transaction and its draft fairness opinion (subsequently finalized, executed and delivered at the November 10, 2000 Avis board meeting) and informed the special committee that Morgan Stanley was prepared to opine that the $33.00 per share cash consideration to be received in the merger was fair, from a financial point of view, to holders of common stock (other than Cendant and its affiliates). In addition, at this meeting, Cahill Gordon reviewed the terms of the merger agreement with the special committee. After full discussion and based on Morgan Stanley's statement regarding the fairness of the proposed merger consideration, the special committee unanimously determined that the $33.00 per share merger consideration was fair to the public holders of Avis common stock and to recommend to our board of directors that the board declare the merger advisable and in the best interests of Avis and its stockholders, approve the merger agreement and determine to recommend that the Avis stockholders vote to adopt the merger agreement.

          On November 10, 2000, our board of directors met to receive the special committee's recommendation and to consider and vote upon the merger agreement. At this meeting, the special committee described for our board of directors the process it had followed in connection with the transaction, as well as the factors considered and reasons for the special committee's recommendation. In addition, at this meeting, Morgan Stanley reviewed with our board of directors its financial analysis of the proposed transaction and delivered to the special committee and the board its written opinion to the effect that, as of that date and based on and subject to the matters described in the written opinion, the consideration to be received by the holders of common stock (other than Cendant and its affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders. In addition, at this meeting, White & Case reviewed with our board of directors its fiduciary duties in connection with its consideration of the merger agreement. After the discussion, our board of directors unanimously determined that, based on the recommendation of the special committee and the opinion of Morgan Stanley, the $33.00 per share merger consideration was fair to the holders of Avis common stock and that the merger was advisable and in the best interests of Avis and its stockholders, approved the merger agreement and determined to recommend that the Avis stockholders vote to adopt the merger agreement.

          Following our board of directors' meeting, Avis and Cendant and their respective legal advisors finalized the disclosure letter required by the merger agreement, and as of November 11, 2000, executed the merger agreement. Cendant and Avis announced the merger by press release issued on November 13, 2000.

OPINION OF MORGAN STANLEY

          Morgan Stanley has acted as financial advisor to the special committee in connection with the proposed merger as described under "SPECIAL FACTORS--Background of the Merger." On November 10, 2000, Morgan Stanley delivered its opinion to the special committee on behalf of the Avis board that, as of the date of the opinion and based on and subject to the assumptions, limitations and qualifications described in the opinion, the consideration to be received by the holders of shares of Avis common stock, other than Cendant and its affiliates, pursuant to the merger agreement was fair from a financial point of view to such holders.

          THE FULL TEXT OF THE WRITTEN OPINION OF MORGAN STANLEY, DATED NOVEMBER 10, 2000, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THAT OPINION, IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE. AVIS STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE MORGAN STANLEY OPINION IN ITS ENTIRETY. THE MORGAN STANLEY OPINION WAS PROVIDED FOR THE INFORMATION OF THE SPECIAL COMMITTEE AND OUR BOARD OF DIRECTORS IN THEIR EVALUATION OF THE MERGER, AND THE MORGAN STANLEY OPINION IS NOT INTENDED TO BE, NOR DOES IT CONSTITUTE, A RECOMMENDATION AS TO HOW ANY HOLDER OF SHARES SHOULD VOTE WITH RESPECT TO THE MERGER.

          In arriving at its opinion, Morgan Stanley, among other things:

          O reviewed certain publicly available financial statements and other information of Avis;

          O    reviewed   certain  internal   financial   statements  and  other
               financial and operating data concerning Avis prepared by or on behalf of the management of Avis;

          O reviewed certain financial projections prepared by the management of Avis;

          O discussed the past and current operations and financial condition and prospects of Avis with senior executives of Avis;

          O reviewed the reported prices and trading activity for the common stock;

          O compared the financial performance of Avis and the prices and trading activity of the common stock with that of certain other comparable publicly traded companies and their securities;

          O reviewed the financial terms, to the extent publicly available, of certain transactions that Morgan Stanley deemed comparable to the proposed transaction;

          O    participated    in    discussions    and    negotiations    among
               representatives   of  Avis  and  Cendant  and  their   respective
               financial and legal advisors;

          O reviewed a draft of the merger agreement and certain related documents; and

          O performed such other analyses and considered such other factors that Morgan Stanley deemed appropriate.

          In rendering its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for purposes of its opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Avis. In addition, Morgan Stanley assumed that the merger would be consummated substantially in accordance with the terms set forth in the merger agreement. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Avis, nor was it furnished with any such appraisals. The Morgan Stanley opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the Morgan Stanley opinion. In arriving at its opinion, with the consent of the special committee, Morgan Stanley did not solicit interest from any party with respect to the acquisition of Avis or any of its assets.

          In connection with rendering its opinion, Morgan Stanley made a presentation to the special committee on November 9, 2000 and to our board of directors on November 10, 2000 with respect to the material analyses it performed in evaluating the fairness of the consideration proposed to be paid in the merger to holders of shares of common stock, other than Cendant and its affiliates. The following is a summary of the material aspects of those presentations, which includes information presented in tables. IN ORDER TO FULLY UNDERSTAND THE FINANCIAL ANALYSES USED BY MORGAN STANLEY, THE TABLES MUST BE READ TOGETHER WITH THE TEXT THAT ACCOMPANIES THEM. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES PERFORMED BY MORGAN STANLEY. The following quantitative information, to the extent based on market data, is as of November 8, 2000, and does not necessarily indicate current or future market conditions.

          Market and Merger Analysis. Morgan Stanley reviewed for the special committee the background of discussions with Cendant and its representatives regarding a possible transaction, and summarized the terms of the proposed merger as follows:

                                                             11/8/2000             8/15/2000              FINAL
OFFER SUMMARY                                              MARKET PRICE          CENDANT OFFER        CENDANT OFFER
Price Per Share                                               $30.63                $29.00               $33.00
Implied Market Premium:

     One Day Prior to Announcement of Cendant Bid -            20.1%                 13.7%                29.4%
     8/14/2000 ($25.50)

     One Week Prior to Announcement of Cendant Bid -           30.7%                 23.7%                40.8%
     8/7/2000 ($23.44)

     One Month Prior to Announcement of Cendant Bid            30.0%                 23.1%                40.1%
     - 7/14/2000 ($23.56)

     Pre-Announcement 52 Week High - 12/31/1999                19.8%                 13.5%                29.1%
     ($25.56)

     Pre-Announcement 52 Week Low - 3/7/2000 ($13.38)         128.9%                116.7%               146.7%

     Avis Indexed Price ($24.09)                               27.1%                 20.4%                37.0%

Ratio of Price to Estimated Fiscal Year 2000 Diluted           9.6x                  9.1x                 10.3x
Earnings per Share

Ratio of Price to Estimated Fiscal Year 2001 Diluted           7.6x                  7.2x                 8.2x
Earnings per Share

Ratio of Price to Book Value as of June 30, 2000               1.4x                  1.3x                 1.5x

Ratio of Adjusted Aggregate Value  as of June 30,              4.7x                  4.5x                 4.9x
2000 to Adjusted Estimated Fiscal Year 2000 EBITDA

Ratio of Adjusted Aggregate Value  as of June 30,              4.6x                  4.4x                 4.8x
2000 to Adjusted Estimated Fiscal Year 2001 EBITDA


As used in this table, the "Avis Indexed Price" was determined by indexing the price of a share of Avis common stock on August 14, 2000, the date prior to Cendant's announcement of its bid for Avis, to the performance of the Standard & Poors 500 Index. Estimated Avis diluted earnings per share for fiscal year 2000 and 2001 were based on IBES mean earnings estimates as of November 8, 2000. IBES, or the Institutional Brokerage Estimate System, is a data service that compiles earnings estimates of securities research analysts. "Adjusted Aggregate Value" for Avis was the aggregate value of Avis as of November 8, 2000 based on the relevant price for Common Stock, adjusted to exclude debt incurred by Avis to finance the acquisition of vehicles for its rental and leasing fleets. "Estimated Adjusted EBITDA" (earnings before interest, taxes, depreciation and amortization, adjusted to exclude vehicle-related depreciation and vehicle-related interest expense) amounts for fiscal years 2000 and 2001 were based on Avis management's forecasts provided to Morgan Stanley. Financial information for Avis was as of June 30, 2000.

Relative Trading Analysis. Morgan Stanley reviewed with the special committee its analysis of the trading history of Avis common stock against the S&P 500 Index, Hertz Corporation and an index of publicly traded car rental companies consisting of ANC Rental Corporation, Dollar Thrifty Automotive Group, Inc. and Budget Group, Inc. Morgan Stanley believed that this analysis informed its conclusions as to fairness by providing information regarding trends in market valuation in recent periods of companies comparable to Avis, including the notable decline in market values of car rental companies during September, 2000.

Price Performance from December 31, 1997 to November 8, 2000

Avis Common Stock                                                      -4.1%
Car rental company index                                              -71.5%
Hertz Corporation common stock                                        -15.7%
S&P 500 Index                                                          45.2%

Price Performance from December 31, 1999 to November 8, 2000

Avis Common Stock                                                      19.8%
Car rental company index                                              -45.5%
Hertz Corporation common stock                                        -32.3%
S&P 500 Index                                                          -4.1%

          Cendant's public announcement of its initial offer to purchase Avis occurred on August 15, 2000.

          Comparable Company Trading Analysis. Morgan Stanley analyzed the multiples of market price to IBES 2001 earnings per share estimates for a group of publicly traded companies that shared similar characteristics with Avis. This group included Hertz Corporation, ANC Car Rental Corporation, Dollar Thrifty Automotive Group, Inc. and Budget Group, Inc. Morgan Stanley used this analysis because it believed that applying the price to 2001 earnings per share multiples of Avis's peer companies to Avis's forecast earnings per share provided additional insight into the potential trading range for Avis Common Stock on a standalone basis and that this information assisted in evaluating the proposed consideration in the merger. Based on this analysis, Morgan Stanley applied a reference range of price-to-earnings multiples for the peer group of 5.0x to 6.5x, which implied the following indicative reference ranges for the value of Avis Common Stock:

    Source of Estimate of Avis 2001           2001 P/E Multiple Range for
          Earnings per Share                     Comparable Companies                  Implied Value per Share
                                                Low                High                Low                High
---------------------------------------- ------------------- ------------------ ------------------- ------------------
IBES ($4.01 per share)                          5.0x                6.5x               $20                 $26
Management ($4.15 per share)                    5.0                 6.5                $21                 $27

          Component Trading Analysis. Morgan Stanley determined an equity value range for each of Avis' three principal lines of businesses, represented by its vehicle rental operations, PHH North America and Wright Express, based on the portion of Avis management's estimated 2001 pre-tax income and 2001 net income for Avis allocable to each of those businesses and a range of multiples of price to estimated 2001 earnings derived from the financial and market data of publicly traded companies that Morgan Stanley deemed comparable to each of these businesses. Morgan Stanley performed this analysis because it provided an additional independent factor in evaluating fairness, in that it permitted Morgan Stanley to create a component valuation using as reference points investor valuations of publicly traded companies that were similar to each of Avis' three main business lines. In determining the net income allocable to each of the three businesses, Morgan Stanley assumed a pro rata allocation of $60 million in pre-tax corporate expenses of Avis and $19 million in dividends on Avis preferred stock to each of the businesses based on its contribution to pre-tax income.

          To establish equity value ranges for the three principal lines of business of Avis, Morgan Stanley applied ranges of price-to-earnings ratios derived from financial data about companies Morgan Stanley considered to be peers of each of the three lines of business.


                                                               2001 P/E Multiple Range for      Implied Equity Value
                                                               Peers

                                2001 pre-tax      2001 Net          Low           High           Low         High
                                income ($MM)    Income ($MM)
------------------------------- -------------- --------------- -------------- -------------- ------------ ------------
Vehicle Rental                      $156            $87             4.5x           6.0x         $393         $524
PHH North America                    64              36             6.0            8.0           217          289
Wright Express                       22              12            14.0           16.0           173          198
                                -----------------------------                               ------------------------
                                     242            136                                          783         1,012

                                                               Equity Value Per Share            $25          $33

          Precedent Premiums Paid. Morgan Stanley reviewed publicly available information for selected completed or pending transactions to determine the implied premiums payable in transactions over recent trading prices. The transactions selected were transactions that were announced between January 1, 1995 and November 8, 2000 in which the acquiring company owned 50% or more of the common stock of the target company prior to the transaction. Morgan Stanley performed this analysis because it believed that examining premiums paid in precedent mergers between affiliated companies and comparing them to the proposed merger provided a useful reference point in determining whether the consideration offered in this merger was fair from a financial point of view. Morgan Stanley believed that such transactions, in which there appeared to be a controlling shareholder prior to announcement, formed an appropriate basis for comparison to the proposed merger in view of all of the circumstances, including not only Cendant's current equity ownership of Avis (including both common and convertible preferred stock) but also the fact that Cendant's ownership of the Wizard System and the Avis System License, and its rights under the master licensing agreement with Avis, effectively make it impractical for a third party to pursue any acquisition of Avis without Cendant's consent.


          Based on this review, Morgan Stanley applied a range of market premiums from 20% to 30% to the implied reference valuation ranges derived from the Comparable Company Trading Analysis described above and to the market price for Avis common stock on August 14, 2000, the day before the public announcement of Cendant's initial bid.

                                      2001 pre-tax     2001 Net          2001 P/E Multiple Range for Peers   Implied Equity Value
                                      income ($MM)     Income ($MM)      Low       High                      Low            High
------------------------------        -------------    ------------      -----     ----                      -----          ------
Vehicle Rental                           $156             $87            4.5x       6.0x                     $393           $524
PHH North America                          64              36            6.0        8.0                      217             289
Wright Express                             22              12           14.0       16.0                      173             198
                                      -----------------------------                                          ---------------------
                                          242             136                                                783           1,012

                                                                                  Equity Value Per Share     $25             $33

          Discounted Cash Flow Analysis. Morgan Stanley performed a discounted cash flow analysis to determine an indicative range of present values per share of common stock, assuming Avis continued to operate as a standalone entity. Morgan Stanley performed this analysis because it provided additional insight into the possible value of Avis Common Stock based on management's expectations of Avis' fundamental financial performance and the cash flows such performance could theoretically deliver to investors. This range was determined by adding
(1) the present value of the estimated future unlevered free cash flows that Avis could generate over the four-year period from 2000 to 2004, and (2) the present value of Avis' "terminal value" at the end of year 2004, and then adjusting these aggregate values to equity values by subtracting net debt and preferred stock. To determine the unlevered free cash flows and the Avis terminal value, Morgan Stanley utilized financial information provided in Avis management's financial forecasts. The Avis "terminal value" at the end of the period was determined by applying a range of multiples of Adjusted Aggregate Values to forward Adjusted EBITDA to estimated 2005 Adjusted EBITDA. Year 2005 Adjusted EBITDA was determined by extrapolating 2004 Adjusted EBITDA at its forecast growth rate for 2004. Morgan Stanley used a forward Adjusted Aggregate Value to Adjusted EBITDA multiple range of 2.75x to 3.25x, and a discount rate range to discount cash flows back to present value of 9 to 11%. This discount rate range was determined to be appropriate by Morgan Stanley based on its estimates of Avis' weighted average cost of capital, which considered the cost of Avis' preferred stock and debt securities (estimated from market rates on Avis' securities where publicly traded and otherwise on comparable securities) and of Avis' common equity (estimated using the capital asset pricing model). The final discount rate range was determined by weighting these individual inputs according to their proportionate composition in Avis' total capital structure. Based on the above analysis, the indicative per share value reference range for the common stock was approximately $29 to $38.

          The preceding is a summary of each of the material financial analyses furnished by Morgan Stanley to the special committee and our board of directors, but does not purport to be a complete description of the analyses performed by Morgan Stanley in connection with the Morgan Stanley opinion. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Morgan Stanley made no attempt to assign specific weights to particular analyses or factors considered, but rather made judgments as to the significance and relevance of all of the analyses and factors considered as a whole to give its fairness opinion as described above. Accordingly, Morgan Stanley believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Morgan Stanley, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Morgan Stanley and its opinion. With regard to the comparable companies or transactions used in various of the analyses summarized above, Morgan Stanley selected comparable public companies or transactions, as the case may be, on the basis of various factors, including the size and similarity to Avis or the line of business in question or the merger, as applicable. However, no company or transaction used as a comparison in these analyses is identical to Avis or the merger, as the case may be. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the subject companies or transactions to which Avis or the merger is being compared. In its analyses, Morgan Stanley made numerous assumptions with respect to Avis, industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond the control of Avis. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of Avis, the special committee, our board of directors, Morgan Stanley or any other person assumes responsibility if future results or actual values differ materially from the estimates.

          Morgan Stanley's analyses were prepared solely as part of Morgan Stanley's analysis of the fairness of the consideration to be paid to holders of common stock, other than Cendant and its affiliates, pursuant to the merger agreement and were provided to the special committee and to our board of directors in that connection. The Morgan Stanley opinion was only one of the factors taken into consideration by the special committee in making its determination to recommend that our board of directors approve the merger agreement.

          The special committee retained Morgan Stanley based upon its experience and expertise. Morgan Stanley is a nationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

          Morgan Stanley is a full-service securities firm engaged in securities trading and brokerage activities, financing and financial advisory services in addition to its investment banking activities. In the ordinary course of business, Morgan Stanley may from time to time trade in the securities or indebtedness of Cendant or Avis for its own account, the accounts of investment funds and other clients under management of Morgan Stanley and for the accounts of its customers and, accordingly, may at any time hold a long or short position in these securities or indebtedness.

          Pursuant to Morgan Stanley's engagement letter, Avis agreed to pay Morgan Stanley an advisory fee upon commencement of its engagement of $750,000 and $50,000 per month for each month of the engagement thereafter. Avis also agreed to pay Morgan Stanley an opinion fee of $2 million upon and in connection with Morgan Stanley delivering its fairness opinion, and an additional fee of $100,000 for each "bring down" or other opinion letter Morgan Stanley provides. If a sale of Avis (including the merger) is accomplished, Avis has agreed to pay Morgan Stanley a transaction fee equal to approximately $8.5 million, against which fee any fees paid pursuant to the immediately preceding two sentences will be credited. In addition, Avis also has agreed to reimburse Morgan Stanley for its reasonable travel and other transaction expenses incurred in connection with its engagement and to indemnify Morgan Stanley and its affiliates against certain liabilities and expenses relating to or arising out of its engagement.

          THE FULL TEXT OF MORGAN STANLEY'S PRESENTATION TO THE SPECIAL COMMITTEE ON NOVEMBER 9, 2000 AND TO THE AVIS BOARD OF DIRECTORS ON NOVEMBER 10, 2000 HAS BEEN INCLUDED AS EXHIBIT (C)(2) TO THE SCHEDULE 13E-3 FILED BY AVIS AND CENDANT IN CONNECTION WITH THE MERGER, AND THE FOREGOING SUMMARY IS QUALIFIED BY REFERENCE TO THAT EXHIBIT. THE FULL TEXT OF MORGAN STANLEY'S PRESENTATION ALSO IS AVAILABLE FOR INSPECTION AND COPYING AT THE CORPORATE OFFICES OF AVIS DURING OUR REGULAR BUSINESS HOURS.

REASONS FOR THE RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND OUR BOARD OF DIRECTORS

          In view of the wide variety of factors considered in connection with the evaluation of Cendant's offer, the special committee and our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors they considered in reaching their determinations. In reaching their recommendations, the special committee and our board of directors considered a number of factors both for and against recommending the merger, including the following:

          O The presentations made by Morgan Stanley to the special committee on November 9, 2000 and to our board of directors on November 10, 2000 and their opinion as of November 10, 2000 that, based on and subject to the assumptions, limitations and qualifications described in the opinion, the merger consideration of $33.00 per share of common stock was fair from a financial point of view to Avis stockholders (other than Cendant and its affiliates). The special committee and our board of directors considered Morgan Stanley's presentations and opinion to be factors that weighed in favor of the merger.

          O The merger consideration of $33.00 per share of common stock represents a premium of 29.4% over the closing price per share on August 14, 2000, the day before Cendant first publicly announced its preliminary non-binding proposal to acquire Avis, and a premium of 40.8% over the closing price per share on August 7, 2000, one week prior to Cendant's announcement. The special committee and our board of directors considered these premiums to be a factor that weighed in favor of the merger.

          O The special committee's belief that, after extensive negotiations by and on behalf of the special committee with Cendant and its representatives, Avis has obtained the highest price per share that Cendant is willing to pay. The special committee and our board of directors considered this to be a factor that weighed in favor of the merger.

          O The fact that our board of directors delegated broad powers to the special committee in conducting its evaluation of Cendant's offer, negotiating with Cendant and in considering and pursuing other strategic alternatives to a transaction with Cendant. The special committee and our board of directors considered this to be a factor in favor of the merger.

          O The likelihood that a third party would be willing to offer a higher price than Cendant in light of:

               (1) Cendant being Avis' largest stockholder with approximately 17.8% voting common equity interest and an approximately 33% economic interest, taking into account Cendant's convertible preferred stock investment on an as converted basis (recognizing, however, that such preferred stock is not likely to be convertible prior to the special meeting and, therefor cannot be voted in connection with the merger);

               (2) the fact that Cendant owns the Wizard System and the Avis System License, and that Cendant's rights under the master license agreement with Avis could be a deterrent to any potential third party acquiror involved in a change of control transaction with Avis.

               (3) the fact that Avis must pay a royalty to Cendant under the master license agreement, which significantly reduces Avis' operating margins;

               (4) the likelihood that Cendant stands to realize more operational benefits and cost savings by acquiring Avis' business than would other third party acquirors. The special committee's and our board of directors' belief that Avis' business would add more value to Cendant than it would to other potential acquirors led them to conclude that Cendant would be able to offer more for Avis than would other potential acquirors, particularly in light of the royalty fee under the master license agreement which would need to be paid by any other third party acquiror; and

               (5) the fact that, in the nearly three months between Cendant's August 15, 2000 public announcement of its preliminary offer to acquire Avis and the special committee's decision to recommend approval of the Merger on November 9, 2000, no third party came forward with an offer or proposal to acquire Avis.

               The special committee and our board of directors considered these to be factors which would significantly impede the likelihood of a superior offer and, as such, considered them to be factors weighing in favor of the merger.

          O The internally generated financial forecasts for Avis compiled by Avis' management, the risks associated with meeting those projections, the fact that Avis has historically achieved the results projected in management produced projections, and the possible future values of Avis' stock if the projections are, or are not, met. See "SPECIAL FACTORS-- Our Forecasts". Although different assumptions about the future performance of Avis in relation to these projections may have dictated in favor or against the merger depending on the assumptions made, on balance, the special committee and our board of directors considered these projections to be a factor in favor of the merger. There are numerous assumptions relating to, among other things, industry performance, market and financial conditions, as well as factors not within the control of a company, that must be made in attempting to determine the value of a company by projecting future cash flows. While the special committee and our board of directors were aware that the upper range of implied value obtained from a discounted cash flow analysis derived from Avis' projections was in excess of $33.00 per share, they believed that the opportunity to achieve $33.00 per share under the terms of the merger agreement was a superior alternative to attempting to achieve value in excess of $33.00 per share as an independent publicly traded company because of the risks associated with the assumptions underlying an implied value of Avis common stock in excess of $33.00 per share, which assumptions included achieving the financial results set forth in Avis' projections as well as market conditions occurring which would provide favorable valuation multiples. In determining the independent going concern value of Avis for purposes of determining the fairness of the merger, the special committee relied to a significant extent upon the financial analyses performed by Morgan Stanley summarized in "SPECIAL FACTORS-- Opinion of Morgan Stanley." While the special committee relied upon the expertise of Morgan Stanley as an internationally recognized investment banking firm in performing such analyses, the special committee is in concurrence with the conclusions resulting from such analyses and adopted them for purposes of its evaluation of Cendant's offer.

          O Avis' position as one of the industry leaders in terms of market share and revenue in the car rental and fleet leasing industries and Avis' strong historical financial performance relative to its peers. The special committee and our board of directors considered this to be a factor that weighed against the merger. The special committee and the board of directors believed that Avis could continue to operate successfully as an independent publicly traded company and that Avis did not have to consummate an extraordinary transaction such as the merger as a result of any operating, management or similar difficulties. They believed, however, that the merger consideration of $33.00 per share was a superior alternative to continuing to operate Avis independently in view of the uncertainty inherent in forecasting future operational performance and market conditions and thus in concluding that a share price in excess of $33.00 would be achieved in the foreseeable future.

          O The pricing volatility in the car rental market increases the risk associated with achieving Avis' financial forecasts. The special committee and our board of directors considered this to be a factor that weighed in favor of the merger.

          O The fact that Avis currently has a high proportion of debt capital relative to its peers and that it has significant future debt obligations and a high level of future interest rate exposure. The special committee and our board of directors believed that Avis' higher debt service obligations and exposure to fluctuations in interest rates made Avis' financial condition relatively more precarious as compared to its less leveraged peers, thereby placing it at a potential competitive disadvantage. The special committee and our board of directors considered this to be a factor that weighed in favor of the merger.

          O The fact that stock market prices for public car rental companies have generally shown declines since mid-1999 and have underperformed the S&P 500 Index during 1999 and 2000. The special committee and our board of directors believed that these trends represented significant impediments, beyond the control of Avis' management, to attaining a greater going concern value for Avis than the value of the merger consideration. The special committee and our board of directors considered these to be factors that weighed in favor of the merger.

          O The likely trading prices of Avis' stock, in the short term and long term, in the event that Cendant's offer was withdrawn or rejected. The special committee and our board of directors believed that the likely short term effect of Cendant's offer being withdrawn or rejected would be a significant decline in the value of Avis' common stock. In addition, as discussed above, the special committee and our board of directors believed that there are significant risks to attaining a trading price in excess of the merger consideration for Avis' stockholders in the long term. The special committee and our board of directors considered this to be a factor that weighed in favor of the merger.

          O The fact that, under the merger agreement, Cendant's offer is not subject to a financing condition. The special committee and our board of directors believed that Cendant has sufficient available financial resources to consummate the merger and that the lack of a financing contingency increased the likelihood that the merger would be consummated. The special committee and our board of directors considered this to be a factor in favor of the merger.

          O The fact that, under the merger agreement, Avis has the right to terminate the merger agreement after the special meeting (if stockholders do not vote to adopt the merger agreement) if the special committee, after receiving an unsolicited superior proposal to be acquired by a third party, determines (after receipt of advice from its outside legal counsel) that a failure to take such action would constitute a breach of its fiduciary duties, and that our board of directors and special committee have the right to change their recommendations to Avis stockholders (after receipt of advice from its outside legal counsel) if a failure to take such action would constitute a breach of their respective fiduciary duties. The special committee and our board of directors also considered that if Avis so terminates the merger agreement or the special committee or our board of directors makes a determination to change their recommendations, Avis will be required to pay a $28 million fee to Cendant and to reimburse up to $2.5 million of Cendant's transaction expenses. The special committee and our board of directors considered these to be factors that weighed in favor of the merger.

          O The fact that the merger agreement provides that, among other conditions, in order for the merger to occur, in addition to the requirements of Delaware law, a majority of the shares held by stockholders other than Cendant and its subsidiaries which are represented and voted at the special meeting will have to be voted in favor of adoption of the merger agreement. The special committee and our board of directors considered this to be a factor that weighed in favor of the merger.

          O The likelihood that while some stockholders will prefer to receive cash for their shares, some may have preferred to continue as stockholders of Avis, and that if the merger is completed, all stockholders (other than Cendant and its subsidiaries) will receive cash for their shares, and thus it will no longer be possible for stockholders, other than Cendant and its subsidiaries, to maintain an equity ownership interest in Avis and that the merger will be a taxable transaction to Avis stockholders who receive cash in the merger. The special committee and our board of directors considered this to be a factor that weighed against the merger.

          O The fact that appraisal rights will be available under Delaware law with respect to the merger. The special committee and our board of directors considered this to be a factor that weighed in favor of the merger.

          O The fact that three members of our board of directors are also members of Cendant's board of directors, one of whom is also an executive officer of Cendant. While the special committee and our board of directors did not consider this to be a factor in favor of or against the merger, it was a significant factor in the manner in which the special committee conducted itself with respect to ensuring that vigorous negotiations with Cendant on behalf of Avis' public stockholders took place.

          O The special committee and our board of directors did not consider book value to be a material factor in their consideration of the merger because they did not believe that Avis and its publicly traded peers trade on the basis of book value.

          O The special committee and our board of directors did not consider the liquidation value of Avis' assets to be a material factor in their consideration of the merger because they believed that the value that could be obtained through a liquidation of Avis' assets would be significantly less than the value that could be obtained through a sale of Avis' business as a going concern.

          O The special committee and our board of directors did not consider the prices paid by Avis in prior stock repurchases (See "OTHER MATTERS--Transactions in Common Stock by Certain Persons") to be a material factor in their consideration of the merger, because those stock purchases did not result in a change of control in Avis as the merger will if consummated.

          O While the special committee received a presentation from each of Bear Stearns and Lehman Brothers as described in "Background of the Merger", they did not put significant weight on these presentations in their consideration of the merger because they had retained their own financial advisor, Morgan Stanley, who was independent of both Avis management and Cendant and whose obligations were to the special committee alone.

OUR FORECASTS

          In connection with Cendant's review of Avis and in the course of the negotiations between Avis, the special committee and Cendant described in "SPECIAL FACTORS--Background of the Merger," Avis provided Cendant with certain non-public business and financial information. This information was also provided to Morgan Stanley and was used by Morgan Stanley in its analysis of the fairness of the cash merger consideration to be received by the public stockholders. See "SPECIAL FACTORS--Opinion of Morgan Stanley." The non-public information provided by Avis included certain forecasts of the future operating performance of Avis. The Avis forecasts include management forecasts of: (1) Avis' revenues, (2) adjusted EBITDA, (3) pre-tax income, and (4) diluted earnings per share, as of July 28, 2000 which covered the years 2000 through 2004. The special committee and our board or directors also reviewed the Avis forecasts in connection with approving the merger agreement and the merger.

          Avis does not, as a matter of course, publicly disclose forecasts as to future revenues or earnings. The Avis forecasts were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available to Cendant in connection with its due diligence investigation of Avis and was considered by the special committee and our board of directors in connection with approving the merger agreement and the merger. Accordingly, it is expected that there will be differences between actual and forecasted results, and actual results may be materially different than those set forth below. The Avis forecasts were not prepared with a view to comply with the published guidelines of the SEC regarding forecasts, nor were they prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. Moreover, Deloitte & Touche LLP, Avis' independent auditors, has not examined, compiled or applied any procedures to the Avis forecasts in accordance with standards established by the American Institute of Certified Public Accountants and expresses no opinion or any assurance on their reasonableness, accuracy or achievability. These forward-looking statements reflect numerous assumptions made by Avis' management, many of which are inherently uncertain and subject to change. In addition, factors such as industry performance, rental car pricing, general business, economic, regulatory, and market and financial conditions, all of which are difficult to predict, may cause the Avis forecasts or the underlying assumptions to be inaccurate. Accordingly, there can be no assurance that the Avis forecasts will be realized, and actual results may be materially more or less favorable than those contained in the Avis forecasts.

          The inclusion of the Avis forecasts herein should not be regarded as an indication that the special committee, our board of directors, Avis, Cendant or any of their respective financial advisors considered or consider the Avis forecasts to be a reliable prediction of future events, and the Avis forecasts should not be relied upon as such. To the extent the Avis forecasts represent Avis management's best estimate of possible future performance, such estimate is made only as of the date of such forecasts and is not made as of any later date, and stockholders should take this into account when evaluating any factors or analyses based on the Avis forecasts.

          The Avis forecasts that Avis provided to Cendant and that Morgan Stanley used in rendering its fairness opinion and the special committee and our board of directors reviewed in connection with approving the merger agreement and the merger are summarized below:

                               ($ in millions except diluted earnings per share)


                                                          Fiscal Years Ended December 31,
                               -------------------------------------------------------------------------------
                               2000              2001               2002               2003               2004
                               ----              ----               ----               ----               ----
Revenue..............        $4,215             $4,311             $4,559             $4,822            $5,105
Adjusted EBITDA......          $412               $419               $467               $522              $583
Pre-tax Income.......          $217               $278               $318               $364              $419
Diluted Earnings Per
Share................         $3.23              $4.15               $4.83             $5.58             $6.48

AVIS' POSITION AS TO THE FAIRNESS OF THE MERGER

          We believe the merger to be fair to our stockholders, other than Cendant and its subsidiaries, based upon numerous factors, including the following material factors:

          O the fact that the merger consideration represents a 29.4% premium over the closing price of our common stock on the last full trading day prior to Cendant's August 15, 2000 announcement of the Preliminary Proposal and exceeds recent historical market prices of our common stock (see "INTRODUCTION--Comparative Market Price Data");

          O the approval of the merger by all of the members of the special committee and the fact that the members of the special committee, based on the factors described in "SPECIAL FACTORS--Reasons for the Recommendations of the Special Committee and our Board of Directors," determined that the merger is fair to and in the best interests of Avis and our stockholders, other than Cendant and its subsidiaries, and declared that the merger agreement is advisable;

          O the opinion of Morgan Stanley that the merger consideration to be received by our stockholders, other than Cendant and its subsidiaries, was fair from a financial point of view to our stockholders, other than Cendant and its subsidiaries;

          O    the fact that the merger  agreement  was  extensively  negotiated
               between  the   representatives   of  the  special  committee  and
               representatives of Cendant;

          O the fact that the special committee engaged Morgan Stanley, a leading internationally recognized investment bank, and that Morgan Stanley rendered an opinion as to the fairness of the merger consideration, from a financial point of view, to our stockholders, other than Cendant and its affiliates, was a relevant factor in the determination by our board of directors that the merger is fair to our stockholders, other than Cendant and its subsidiaries; and

          O the factors considered by the special committee and our board of directors, and the analysis of the special committee and our board of directors referred to under "SPECIAL FACTORS--Reasons for the Recommendations of the Special Committee and our Board of Directors."

          Avis believes that the transaction was procedurally fair to Avis stockholders (other than Cendant and its affiliates) because:

          O the merger must be approved by a majority of the votes cast at the special meeting by holders of Avis common stock other than Cendant and its subsidiaries;

          O the members of the special committee who negotiated the transaction on behalf of the stockholders of Avis who are not affiliated with Cendant are not employees of Avis and are not affiliated with Cendant;

          O the special committee retained Morgan Stanley, who is not affiliated with Cendant or Avis' management, to serve as independent financial advisor to the special committee and to render a fairness opinion with respect to the merger;

          O    the  special  committee   engaged  Cahill  Gordon,   who  is  not
               affiliated  with  Cendant  or  Avis'  management,   to  serve  as
               independent legal advisor to the special committee; and

          O the merger was unanimously approved by the board of directors of Avis, including all of the members of the board of directors of Avis who are neither employees of Avis nor affiliates of Cendant.

          After considering the foregoing, we believe the merger consideration to be fair to our stockholders, other than Cendant and its subsidiaries. In reaching this determination we have not assigned specific weights to particular factors, and considered all factors as a whole. None of the factors that we considered led us to believe that the merger was unfair to the stockholders, other than Cendant and its subsidiaries.


          None of the members of our board of directors, in their respective capacity as such, received any reports, opinions or appraisals from any outside party relating to the merger or the fairness of the consideration to be received by the stockholders, other than those received from Morgan Stanley. See "SPECIAL FACTORS--Interests of Executive Officers and Directors in the Merger."

CENDANT'S, PHH CORPORATION'S AND AVIS ACQUISITION CORP.'S POSITION AS TO THE FAIRNESS OF THE MERGER; CENDANT'S REASONS FOR THE MERGER

          Cendant, PHH Corporation and Avis Acquisition Corp. believe that the consideration to be received in the merger by Avis stockholders (other than Cendant and its subsidiaries) is fair to such holders. This belief is based on the following factors:

          O the special committee and its advisors successfully negotiated to increase the consideration to be paid to Avis stockholders in the merger from $29.00 to $33.00 per share;

          O the consideration to be paid in the merger represents a 29.4% premium over the reported closing price of shares on the last full trading day prior to Cendant's August 15, 2000 announcement of the Preliminary Proposal, and a 40.1% premium to the closing price one month prior to such announcement;

          O the merger will provide consideration to the Avis stockholders entirely in cash and is not subject to any financing conditions;

          O the consideration to be paid in the merger represents a multiple of 10.6 times Avis' earnings per share for the twelve month period ended September 30, 2000;

          O the historical financial performance of Avis and the risks associated with Avis continuing to achieve its strong financial performance, including economic conditions, industry pressures such as pricing volatility, and interest rate fluctuations;

          O the forecasts for Avis provided to Cendant by Avis' management, as described in "SPECIAL FACTORS - Our Forecasts," which, when a range of price-to-earnings multiples were applied to the estimated earnings in such forecasts, indicate possible future values of Avis as a going concern, and the risks associated with meeting those projections;

          O since August 15, 2000, Cendant's Preliminary Proposal and Avis' availability as an acquisition candidate have been known in the investment community and in the business community, and neither Avis nor its advisors has received any proposals to date for the acquisition of Avis; and

          O the ability of stockholders to obtain "fair value" for their shares if they exercise and perfect their appraisal rights under the Delaware law.


          Cendant, PHH Corporation and Avis Acquisition Corp. believe that the merger is procedurally fair to Avis' stockholders (other than Cendant and its subsidiaries). This belief is based on the following factors:

          O the merger consideration and the other terms and conditions of the merger agreement were the result of good faith negotiations between Cendant and the special committee, consisting of non-management directors not affiliated with Cendant, and their respective advisors;

          O the special committee retained Morgan Stanley, who is not affiliated with Cendant or Avis' management, to serve as independent financial advisor to the special committee, and the special committee received a fairness opinion from Morgan Stanley as to the $33.00 per share merger consideration;

          O    the  special  committee   engaged  Cahill  Gordon,   who  is  not
               affiliated  with  Cendant  or  Avis'  management,   to  serve  as
               independent legal advisor to the special committee;

          O the merger was unanimously approved by the board of directors of Avis, including all of the members of the board of directors of Avis who are neither employees of Avis nor affiliates of Cendant; and

          O the merger is conditioned upon approval by the holders of a majority of the votes cast at the special meeting by holders of shares of common stock other than Cendant and its subsidiaries.

          Cendant, PHH Corporation and Avis Acquisition Corp. considered each of the foregoing factors to support its determination as to the fairness of the merger. None of Cendant, PHH Corporation or Avis Acquisition Corp. found it practicable to assign, nor did it assign, relative weights to the individual factors considered in reaching its conclusion as to fairness. The liquidation of Avis' assets was not considered to be a viable course of action based on Cendant's desire for Avis to continue to conduct its business following the merger as an indirect subsidiary of Cendant. Therefore, no appraisal of liquidation value was sought for purposes of valuing the Avis shares. Cendant, PHH Corporation and Avis Acquisition Corp. do not consider the book value of Avis to be a material factor in their belief that the merger consideration is fair because they believe that net book value is not a true indication of the value of Avis. In addition, Cendant, PHH Corporation and Avis Acquisition Corp. did not consider the purchase prices paid in previous purchases of Avis stock, as described in "OTHER MATTERS - Transactions in Common Stock by Certain Persons," to be a material factor in their consideration of the merger, because the prices paid in those stock purchases may not reflect the value of Avis as a whole. Moreover, while Morgan Stanley provided the special committee with a fairness opinion with respect to the merger, Cendant did not rely on the analyses in such opinion since it was specifically addressed to the special committee and Morgan Stanley was not retained by Cendant. In addition, although Bear Stearns and Lehman Brothers did prepare presentations for the special committee, as described in "OTHER MATTERS--Preliminary Presentation by Bear Stearns" and "OTHER MATTERS--Preliminary Presentations by Lehman Brothers," Cendant did not rely on such presentations in its determination of fairness of the merger since such presentations did not make any recommendations or draw any conclusions as to the fairness of the consideration to be received by Avis stockholders in the merger. Although Lehman Brothers generally assisted in this transaction and, in particular, analyzed the financial aspects of the proposed transaction, advised Cendant on negotiating strategies, participated in negotiations with Avis and Morgan Stanley and analyzed Avis' forecasts and assumptions thereto, Lehman Brothers did not deliver a fairness opinion as to the $33.00 per share price to be received by holders of Avis shares and did not provide Cendant, PHH Corporation or Avis Acquisition Corp. with any reports, opinions or appraisals.

          The foregoing discussion of the information and factors considered and weight given by Cendant, PHH Corporation and Avis Acquisition Corp. is not intended to be exhaustive but is believed to include all material factors.

PURPOSE AND STRUCTURE OF THE MERGER

          The purpose of the merger is for Cendant to increase its ownership of Avis from approximately 17.8% to 100% and to permit Avis stockholders to realize a significant premium to market prices. Cendant determined to undertake the merger at this time in light of changes in the respective business models of Cendant and Avis since the time of the Avis IPO, including Cendant's decision to enhance its travel-related businesses and changes in the manner by which Avis finances vehicles in its rental fleet. The transaction will result in Avis having improved access to investment grade capital, allowing it to better compete with other participants in the rental car and vehicle management industries. In addition, undertaking the transaction would eliminate the concerns expressed by Mr. Rand at the April 19, 2000 meeting, such as the royalty obligations under the master license agreement with Cendant and the "overhang" resulting from Cendant's equity position in Avis. As a result, Avis will be in a better position to participate in any potential consolidation in the industry. In addition, Avis determined to undertake the transaction at this time based on the recommendation of the special committee, which recommendation was based on the reasons described in "SPECIAL FACTORS--Reasons for the Recommendations of the Special Committee and our Board of Directors". As a result of the merger, Avis will become an indirect wholly-owned subsidiary of Cendant. The reason the acquisition has been structured as a merger is to effect a prompt and orderly transfer of ownership of Avis from the public stockholders to Cendant and provide Avis stockholders with cash for all of their shares. Avis and Cendant also considered structuring the acquisition as a tender offer, to be followed by a merger of Avis into a subsidiary of PHH Corporation, as a potential method to expedite closing of the transaction. Such alternative structure was not pursued, however, in light of the governmental and third party consents required to consummate the acquisition under either structure, which could postpone the closing of a tender offer, thereby negating any potential benefit of such structure over the merger structure.

          The board of directors of each of Cendant, PHH Corporation and Avis Acquisition Corp. believes that undertaking the proposed transaction in this form and at this time represents the most attractive way of accomplishing several strategic business objectives, including Cendant's interest in increasing its investment in the rental car business and further enhancing its travel-related businesses, and also joining ownership of the Avis trademark and the reservation system technology with the business operations of Avis. Moreover, the acquisition of the publicly held Avis shares is expected to be immediately accretive to Cendant's earnings, based on the forecasts provided to Cendant by Avis management, as disclosed in "SPECIAL FACTORS--Our Forecasts", and assuming the accuracy of the estimated transaction-related costs described in `THE MERGER--Financing of the Merger." For further background on Cendant's reasons for the merger, see "SPECIAL FACTORS--Background of the Merger" and "SPECIAL FACTORS--Cendant's Position as to the Fairness of the Merger; Cendant's Reasons for the Merger."

CERTAIN EFFECTS OF THE MERGER; PLANS OR PROPOSALS AFTER THE MERGER

          Following the merger, Avis will be an indirect wholly-owned subsidiary of Cendant. Cendant currently intends to cause all of the vehicle management and fuel card businesses operated by Avis Fleet Leasing and Management Corporation to be retained under PHH Corporation, and all of the Avis car rental operations to be transferred to Cendant Car Holdings, Inc., an indirect wholly-owned subsidiary of Cendant that is not part of the PHH Corporation line of subsidiaries.

          Cendant and PHH Corporation will continue after these transactions to review Avis and its assets, corporate structure, capitalization, operations, property, management, personnel and policies to determine what changes, if any, are desirable to best organize and integrate the activities of Avis with Cendant's other operations. Cendant and PHH Corporation expressly reserve the right to make any changes that they deem necessary or appropriate in light of their review or in light of future developments. Cendant does not anticipate that Mr. Rand would continue as Chairman and Chief Executive Officer of Avis after the merger.

          Except as otherwise described herein, neither Cendant nor PHH Corporation has any current plans or proposals which relate to or would result in: (1) an extraordinary corporate transaction, such as a reorganization or liquidation involving Avis; (2) any purchase, sale or transfer of a material amount of assets of Avis; (3) any change in the management of Avis or any change in any material term of the employment contract of any executive officer; or (4) any other material change in Avis' corporate structure or business.

          As a result of the merger, the interest of Cendant in Avis' net book value and net earnings will increase to 100% and Cendant and its subsidiaries will be entitled to all benefits resulting from that interest, including all income generated by Avis' operations and any future increase in Avis' value and the right to elect all members of the Avis board of directors. Similarly, Cendant will also bear the risk of losses generated by Avis' operations and any decrease in the value of Avis after the merger. For U.S. federal income tax purposes, no gain or loss will be realized by Avis, Cendant, PHH Corporation or Avis Acquisition Corp. as a result of the merger.

          Upon consummation of the merger, Avis will be a privately held corporation. Accordingly, stockholders will not have the opportunity to participate in the earnings and growth of Avis after the merger and will not have any right to vote on corporate matters. Similarly, stockholders will not face the risk of losses generated by Avis' operations or decline in the value of Avis after the merger.

          Following completion of the merger, the shares will no longer be traded on the NYSE. In addition, the registration of the shares under the Exchange Act will be terminated upon application by Avis to the Securities and Exchange Commission. Accordingly, following the merger, there will be no publicly traded common stock outstanding.

          It is expected that, if the merger is not consummated, Avis' current management, under the general direction of the our board of directors, will continue to manage Avis as an ongoing business.

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER

          In considering the recommendation of our board of directors with respect to the merger agreement and the transactions contemplated thereby, you should be aware that, in addition to the matters discussed above, our executive officers and our board of directors have various interests in the merger described in this section that are in addition to, or different from, the interests of our stockholders generally and create potential conflicts of interest.

Executive Officers

          As of the effective time of the merger, all outstanding options to purchase common stock will become fully vested. The merger agreement provides that, for each share covered by outstanding stock options at the time of the merger, the executive officers will have the right to receive a cash payment equal to the difference between the $33.00 per share merger consideration and the per share exercise price of such options, referred to as the "spread", reduced by applicable withholding tax. Alternatively, at the election of any of our executive officers, rather than receiving such cash payment, such executive may receive an option to purchase shares of Cendant common stock with approximately the same value. Any stock options with an exercise price in excess of the merger consideration will be automatically converted into an option to purchase shares of Cendant common stock with approximately the same value.

          The following table summarizes the total number of shares covered by options, and the number of such options that are currently held, vested and unvested, by each executive officer, and all executive officers as a group, as well as the aggregate amount to which each executive officer and the executive officers as a group would be entitled if they elected to receive the spread for all of their options as of the date of this proxy statement:

                                                                        Common Shares
                                                   Common Shares        Subject to      Common Shares
                                                   Subject to           Unvested        Subject to All    Aggregate
Name of Executive Officer                          Vested Options (#)   Options<F1>(#)  Options (#)       Spread ($)
-------------------------                          ------------------   -----------     -----------       ----------
A. Barry Rand                                                0            569,333        569,333             $8,006,245
F. Robert Salerno                                      528,920            581,096      1,110,016             14,224,530
Kevin M. Sheehan                                       282,300            426,774        709,074              8,626,487
Thomas J. Byrnes                                        33,840             55,922         89,762              1,179,049
Maria M. Miller<F2>                                     25,400                  0         25,400                225,713
Michael P. Collins                                      41,060             56,450         97,510              1,310,537
Richard S. Jacobson                                      7,320             14,714         22,034                261,069
Gerard J. Kennell                                       39,060             46,712         85,772              1,198,579
James A. Keyes                                           4,040             16,884         19,924                193,721
Lawrence E. Kinder                                      14,000             77,442         91,442                495,434
William E. Madison                                           0             81,262         81,262                992,511
Mark E. Miller                                          55,000            301,748        356,748              1,925,916
Karen C. Sclafani                                       18,340             37,380         55,720                567,355
Timothy M. Shanley                                      33,973             46,438         80,411              1,114,937
                                                        ------             ------         ------              ---------
EXECUTIVE OFFICERS AS A GROUP                        1,083,253          2,312,155      3,395,408            $40,322,083
                                                     =========          =========      =========            ===========
1        All unvested options vest upon completion of the merger.

2        Maria M. Miller resigned as an officer on July 17, 2000.

Employment Agreements

          Mr. Rand has an employment agreement with Avis which terminates on January 1, 2005. Under the terms of his agreement, Mr. Rand is entitled to a base salary of $700,000, which may be increased annually at Avis' discretion after review by the Compensation Committee of our board of directors, and a bonus of up to 100% of base salary. If the employment of Mr. Rand is terminated by Avis other than for cause (as defined in his agreement) or by Mr. Rand for good reason (as defined in his employment agreement) within 24 months following a change in control of Avis, he is entitled to receive a lump sum cash payment equal to the sum of (1) 36 times his average monthly base salary during the 24 months (or lesser period) preceding his termination, (2) three times the average annual amount of any bonus for which he was eligible for the last two fiscal years prior to his termination, and (3) a prorated share of his bonus for the year in which his termination provided that he was employed by Avis for at least eight months during that year. Mr. Rand is also entitled to be fully grossed up, on an after-tax basis, for any excise taxes imposed under the Internal Revenue Code on any "excess parachute payment" that he receives in connection with the change in control. On January 4, 2001, Mr. Rand announced that he would leave his position at Avis following completion of the merger and that following the merger, he would serve as a special advisor to Mr. Silverman and Cendant's Board of Directors on terms to be mutually agreed upon.

          On January 5, 2001, Cendant announced that following the merger, Mr. Sheehan will become the chief financial officer of Cendant on terms to be mutually agreed upon.

          Mr. Salerno has an employment agreement with a predecessor company of Avis which terminates on February 8, 2002. Under the terms of his agreement, Mr. Salerno is entitled to receive an annual base salary of not less than $400,000, subject to increase by our board of directors. If the employment of Mr. Salerno is terminated by Avis in connection with a change in control, he is entitled to receive his salary for the remaining term of his agreement or for a period of 12 months, whichever is greater, 70% of maximum bonus and certain perquisites under the agreement in a single lump sum within 30 days following his termination.

          Mr. Shanley has an employment agreement with a predecessor company of Avis which terminates on February 8, 2002. Under the terms of his agreement, Mr. Shanley is entitled to receive an annual base salary of not less than $172,000, subject to increase by our board of directors. If the employment of Mr. Shanley is terminated by Avis in connection with a change in control, he is entitled to receive his salary for the remaining term of his agreement or for a period of 12 months, whichever is greater, 70% of maximum bonus and certain perquisites under the agreement in a single lump sum within 30 days following his termination.

          Mr.  Madison's  offer  letter  provides  that,  following  a change of
control,   if  his  employment  is  terminated  or  his   responsibilities   are
substantially reduced, he is entitled to receive separation pay for 18 months following the date of termination of his employment. The separation pay is the aggregate of his base salary and targeted bonus (which is 50% of his base salary), and is payable bi-weekly. Mr. Madison's current base salary is $267,000.

          Mr. Kennell has an employment agreement with a predecessor company of Avis which terminates on February 8, 2002. Under the terms of his agreement, Mr. Kennell is entitled to receive an annual base salary of not less than $177,000, subject to increase by our board of directors. If the employment of Mr. Kennell is terminated by Avis in connection with a change in control, he is entitled to receive his salary for the remaining term of his agreement or for a period of 12 months, whichever is greater, 70% of maximum bonus and certain perquisites under the agreement in a single lump sum within 30 days following his termination.

Non-Management Directors

          As of the effective time of the merger, all outstanding options to purchase common stock held by non-management directors will become fully vested. The merger agreement provides that, for each share covered by outstanding stock options at the time of the merger, the directors will have the right to receive a cash payment equal in amount to the spread, or, at the election of any of our directors, an option to purchase shares of Cendant common stock with approximately the same value. Any stock options with an exercise price in excess of the merger consideration will be automatically converted into an option to purchase shares of Cendant common stock with approximately the same value.

          The following table summarizes the total number of shares covered by options, and the number of such options that are currently held, vested and unvested, by each non-management director, and all non-management directors as a group, as well as the aggregate amount to which each non-management director and the non-management directors as a group would be entitled if they elected to receive the spread for all of their options as of the date of this proxy statement:

                                                   Common Shares    Common Shares
                                                   Subject          Subject to       Common Shares
                                                   to Vested        Unvested         Subject to         Aggregate
Name of Director                                   Options (#)      Options<F1>(#)   All Options (#)    Spread ( $)
----------------                                   -----------      ------------     ---------------    -----------
W. Alun Cathcart                                        30,000            20,000          50,000      $  800,000
Leonard S. Coleman, Jr.                                 30,000            20,000          50,000         800,000
Alfonse M. D'Amato                                      10,000            40,000          50,000         218,750
Martin L. Edelman                                       45,000            20,000          65,000         939,688
Deborah L. Harmon                                       30,000            20,000          50,000         800,000
Stephen P. Holmes                                       30,000            20,000          50,000         800,000
Michael J. Kennedy                                      30,000            20,000          50,000         800,000
Michael P. Monaco<F2>                                   20,000                 0          20,000         320,000
                   -                                    ------            ------          ------         -------
Non-Management Directors as a Group                    225,000           160,000         385,000      $5,478,438
                                                       =======           =======         =======      ==========

--------------------------------------------------

----------

<F1>     All unvested options vest upon completion of the merger.

<F2>     Michael P. Monaco resigned as a director on May 10, 2000.

          Messrs. Holmes and Monaco also own 1,000 shares of common stock each. As of the effective time of the merger, they will each receive the $33.00 merger consideration for each such share.

Special Committee

          The members of the special committee each received compensation of $100,000 from Avis in connection with serving on the special committee. Our board of directors and the special committee believe that the foregoing payments do not affect the special committee's independence or impartiality.

Indemnification and Insurance

          The merger agreement provides that the surviving corporation's certificate of incorporation and by-laws will contain the provisions with respect to indemnification of directors and officers as set forth in Avis' certificate of incorporation and by-laws and will maintain in effect the current directors' and officers' liability insurance or substantially similar insurance covering those persons who are currently covered on the date of the merger agreement by our directors' and officers' liability insurance policy for a period of at least six years (provided that the surviving corporation in the merger is not required to pay an annual premium for any such policy in excess of 200% of the last annual premium paid by us prior to the merger agreement). The merger agreement also provides that Cendant and the surviving corporation will indemnify and hold harmless any former or current officer or director of Avis against any losses in connection with any threatened or actual action, suit or proceeding, based in whole or in part on, or arising in whole or in part out of, the fact that the person is or was an officer or director of Avis.

CERTAIN RELATIONSHIPS BETWEEN CENDANT AND AVIS

Acquisition of Avis by Cendant and Subsequent Initial Public Offering of Avis

          Ownership Interest in Avis. Upon entering into an Agreement and Plan of Merger to acquire Avis in July 1996, HFS (Cendant's predecessor) announced its strategy to reduce its interest in Avis' car rental operations while retaining assets associated with the franchise business, including trademarks, reservation system assets and franchise agreements. In September 1997, Avis completed an IPO of its common stock, which diluted Cendant's equity interest in Avis to about 27.5%. Cendant received no proceeds from the IPO. On March 23, 1998, Avis sold 5 million additional shares through a public offering in which Cendant reduced its beneficial ownership interest in Avis by selling 1 million shares for $34.00 per share, which reduced Cendant's common equity interest in Avis to approximately 20%. On January 15, 1999, pursuant to a stock repurchase program, Avis repurchased from Cendant 1.3 million shares for $24.25 per share or an aggregate of $31,525,000, and on April 24, 1999, Cendant sold 314,200 shares to Avis for $29.50 per share or an aggregate of $9,268,990. On August 25, 1999, Cendant sold 350,000 shares of Avis for $22.19 per share or an aggregate of $7,766,500. As a result of these sales and repurchases, Cendant's common equity interest in Avis was reduced to its current level of approximately 17.8%.

          Appointment to the Avis Board of Directors of Cendant Officers and Directors. The following individuals, who serve on our board of directors, also serve as directors of Cendant and, in the case of Mr. Holmes, as an officer of Cendant in the capacity set forth below:

          O Stephen P. Holmes. Mr. Holmes also serves as Cendant's Vice Chairman and Chairman and Chief Executive Officer of Cendant's Travel Division.

          O    Leonard S. Coleman, Jr.

          O    Martin Edelman

In addition, Michael P. Monaco, a former officer and director of Cendant, served on our board of directors from the IPO of Avis until May 10, 2000.

          Master License Agreement. On July 30, 1997, Avis entered into a 50-year master license agreement with Cendant which grants Avis the right to use the Avis trademark in connection with the operation of the Avis vehicle rental business in certain specified territories. Pursuant to the master license agreement, Avis has agreed to pay Cendant a monthly base royalty of 3.0% of gross revenue of car rental operations. In addition, Avis has agreed to pay a supplemental royalty of 1.0 % of gross revenue payable quarterly in arrears which will increase 0.2% effective January 1, 2001 and will increase 0.1% per year effective August 1, 2001 and in each of the following two years thereafter to a maximum of 1.5%, or supplemental fee. These fees have been paid by Avis since January 1, 1997. Until the fifth anniversary of the master license agreement, the supplemental fee or a portion of the supplemental fee may be deferred by Avis if Avis does not attain certain financial targets. During 1997, 1998 and 1999, total royalties paid to Cendant by Avis were $82 million, $92 million and $102 million, respectively.

          Wizard System. Under a computer services agreement and a reservation services agreement, Cendant operates a telecommunications and computer processing system, known as the Wizard System, which services Avis for reservations, rental agreement processing, accounting and fleet control. Cendant provides these services to Avis at cost. The Wizard System also processes incoming customer calls, during which customers inquire about locations, rates and availability and place or modify reservations.

          Call Transfer Agreement. Under a call transfer agreement, until March 4, 2002, Avis has agreed to pay Cendant $1.75 for each call transferred from Cendant's lodging customers and $8.00 for each resulting rental in connection with Cendant transferring its lodging customers to Avis for vehicle rentals. Avis must pay Cendant a minimum fee of $2.25 million per year under the call transfer agreement. Avis paid Cendant approximately $2.8 million in call transfer fees in 1999.

          Office Space Leases. Cendant provides Avis at cost with office space at Avis' headquarters in Garden City, New York and at facilities in Virginia Beach, Virginia, and Tulsa, Oklahoma.

Acquisition of the Fleet Leasing Business by Avis

          Agreement and Plan of Merger and Reorganization. On June 30, 1999, Avis acquired PHH Corporation's vehicle management and fuel card businesses in exchange for 7.2 million shares of preferred stock of Avis Fleet Leasing and Management Corporation, a subsidiary of Avis, and the assumption of $1.8 billion of indebtedness. The preferred stock is convertible into a number of shares of Avis common stock and Avis non-voting class B common stock which, based on current conversion rates, would result in Cendant having beneficial ownership of up to a 20% voting interest in Avis and a 33% economic interest. The preferred stock is convertible only upon the attainment of certain earnings and market price thresholds which presently have not been met, and upon certain other events that have not occurred; thus, the preferred stock currently is not convertible.

          Stockholders' Agreement. In connection with the issuance of preferred stock to PHH Corporation in connection with the acquisition of our fleet leasing and management business, we entered into a stockholders' agreement with Avis Fleet Leasing and PHH Corporation. The stockholders' agreement requires Avis to take all actions necessary to complete the conversion of the preferred stock issued to Cendant into class B common stock and common stock in accordance with the terms of the certificate of designations of the preferred stock.

          Registration Rights Agreement. In connection with the issuance of preferred stock to PHH Corporation in connection with the acquisition of our fleet leasing and management business, we entered into a registration rights agreement with Avis Fleet Leasing, PHH Holdings Corporation and PHH Corporation. Under the registration rights agreement, PHH Corporation can require Avis to register under the federal and applicable state securities laws the shares of Avis common stock it receives upon conversion of its Avis Fleet Leasing preferred stock.

          Non-Competition Agreement. Avis, Avis Fleet Leasing, PHH Holdings and PHH Corporation entered into a non-competition agreement that restricts PHH Corporation from directly or indirectly engaging in or owning any interest in any business that engages in the vehicle fleet management and fuel card businesses for a period of five years and also prohibits PHH Corporation, for a period of two years, from soliciting persons employed by Avis who were formerly PHH Corporation employees.

          Trademark License Agreement. PHH Corporation retained the "PHH" trademark and certain other trademarks, trade names, logos and service marks after the sale of the fleet leasing business to Avis. However, pursuant to a trademark license agreement between Avis Fleet Leasing and PHH Holdings, PHH Holdings granted Avis a perpetual, worldwide, royalty-free, exclusive right and license to use certain trademarks, trade names, logos and service marks solely in connection with Avis' vehicle management and fuel card products and services and the marketing, promotion and sale thereof.

          Information Technology Services Agreement. In connection with the acquisition of our fleet leasing and management business, Cendant entered into an information technology services agreement with PHH Vehicle Management and Services, LLC, a subsidiary of Avis. Under the agreement, Cendant provides PHH Vehicle Management with information technology services relating to its business operations, including vehicle leasing, advisory services, card processing and fleet management services in the United States, Europe, Canada.

          Other Agreements. Cendant has agreed to reimburse Avis for a portion of the fees and expenses incurred by Avis in connection with the merger. In addition, in connection with the acquisition of our fleet leasing and management business, Avis, Avis Fleet Leasing, PHH Corporation and Cendant entered into various transitional service agreements and ancillary agreements, none of which were individually material, but may have been considered material in the aggregate. Each of these agreements has expired pursuant to its terms.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO OUR STOCKHOLDERS

          The following is a description of the material U.S. federal income tax consequences of the merger to holders of shares who dispose of such shares in the merger, who are United States Persons (as defined below), and who, on the date of disposition, hold such shares as capital assets (as defined in the Internal Revenue Code) (each, a "United States Holder"). This discussion is based on the Internal Revenue Code, proposed and final income tax regulations issued under the Internal Revenue Code, and administrative and judicial interpretations of the Code and regulations, each as in effect and available on the date of this proxy statement. These income tax laws, regulations and interpretations, however, may change at any time, and any change could be retroactive to the date of this proxy statement. Although we will not seek any rulings from the Internal Revenue Service or an opinion of counsel with respect to the transactions contemplated by the merger agreement, we believe that the merger will have the U.S. federal income tax consequences described below to the United States Holders.

          We urge all holders to consult their own tax advisors regarding the specific tax consequences that may result from their individual circumstances as well as foreign, state and local tax consequences of the disposition of shares in the merger. Except as specifically noted otherwise, the following discussion does not address potential foreign, state, local and other tax consequences, nor does it address special tax consequences that may be applicable to particular classes of taxpayers, including financial institutions, real estate investment trusts, regulated investment companies, brokers and dealers or traders in securities or currencies, persons whose functional currency is not the U.S. dollar, insurance companies, tax-exempt organizations, S corporations, persons who hold common stock as part of a position in a straddle or as part of a hedging or conversion transaction, persons who acquired common stock pursuant to an exercise of employee stock options or rights or otherwise as compensation, persons who hold employee stock options or rights to acquire common stock and taxpayers subject to alternative minimum tax.

          A "United States Person" is a beneficial owner of common stock, who for U.S. federal income tax purposes is: (1) a citizen or resident of the U.S., including some former citizens or residents of the U.S.; (2) a partnership or corporation created or organized in or under the laws of the U.S. or any state thereof, including the District of Columbia; (3) an estate if its income is subject to U.S. federal income taxation regardless of its source; or (4) a trust if such trust validly has elected to be treated as a United States person for U.S. federal income tax purposes or if (a) a U.S. court can exercise primary supervision over its administration and (b) one or more United States persons have the authority to control all of its substantial decisions.

          A United States Holder generally will realize gain or loss upon the surrender of such holder's shares pursuant to the merger in an amount equal to the difference, if any, between the amount of cash received and such holder's aggregate adjusted tax basis in the shares surrendered therefor.

          In general, any gain or loss realized by a United States Holder in the merger will be eligible for capital gain or loss treatment. Any capital gain or loss recognized by a United States Holder will be long-term capital gain or loss if the shares giving rise to such recognized gain or loss have been held for more than one year; otherwise, such capital gain or loss will be short term. A non-corporate United States Holder's long-term capital gain generally is subject to U.S. federal income tax at a maximum rate of 20% while any capital loss can be offset only against other capital gains plus $3,000 ($1,500 in the case of a married individual filing a separate return) of other income in any tax year. Any unutilized capital loss will carry over as a capital loss to succeeding years for an unlimited time until the loss is exhausted.

          For corporations, a capital gain is subject to U.S. federal income tax at a maximum rate of 35% while any capital loss can be offset only against other capital gains. Any unutilized capital loss generally can be carried back three years and forward five years to be offset against net capital gains generated in such years.

          Each holder of a compensatory option to acquire shares who receives a cash payment equal to the spread on such stock option will have ordinary income to the extent of the cash received or treated as received (including any applicable withholding taxes).

          Under the U.S. federal backup withholding tax rules, unless an exemption applies, the paying agent, will be required to withhold, and will withhold, 31% of all cash payments to which a holder of shares or other payee is entitled pursuant to the merger agreement, unless the stockholder or other payee provides a tax identification number (social security number, in the case of an individual, or employer identification number, in the case of other stockholders), certifies that such number is correct, and otherwise complies with such backup withholding tax rules. Each of our stockholders, and, if applicable, each other payee, should complete and sign the Substitute Form W-9 included as part of the letter of transmittal to be returned to the paying agent, in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent.

          THE U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE ARE FOR GENERAL INFORMATION ONLY AND ARE NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE MERGER. EACH HOLDER OF SHARES IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

                                   THE MERGER

          The following information describes the material aspects of the merger. This description does not purport to be complete and is qualified in its entirety by reference to the appendices hereto, including the merger agreement which is attached to this proxy statement as Appendix A and is incorporated herein by reference. You are urged to read Appendix A in its entirety. See also "THE MERGER--The Merger Agreement" below.

          Our board of directors has determined, based on the unanimous recommendation of the special committee, that the merger is fair to and in the best interests of Avis and our public stockholders and has declared that the merger agreement is advisable and has recommended adoption of the merger agreement by you. See "SPECIAL FACTORS--Reasons for the Recommendations of the Special Committee and our Board Of Directors."

          OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

EFFECTIVE TIME OF MERGER

          If the merger agreement is adopted by the requisite vote of stockholders and the other conditions to the merger are satisfied (or waived to the extent permitted), the merger will be consummated and become effective at the time a certificate of merger is filed with the Secretary of State of the State of Delaware or such later time as otherwise agreed by Cendant and the special committee and as specified in the certificate of merger. If the merger agreement is adopted by our stockholders we expect to complete the merger on or about March 1, 2001.

          The merger agreement may be terminated prior to the effective time of the merger by Avis or Cendant in certain circumstances, whether before or after the adoption of the merger agreement by stockholders. See "THE MERGER--The Merger Agreement--Termination of the Merger Agreement."

PAYMENT OF MERGER CONSIDERATION AND SURRENDER OF STOCK CERTIFICATES

          Cendant has designated Mellon Investor Services, LLC, an agent reasonably acceptable to the special committee, to act as paying agent for purposes of making the cash payments contemplated by the merger agreement.
Immediately prior to the effective time of the merger, Cendant and PHH Corporation will deposit in trust with the paying agent cash in United States dollars in an aggregate amount equal to the merger consideration for all stockholders. The paying agent will, pursuant to irrevocable instructions, deliver to you your merger consideration according to the procedure summarized below.

          At the close of business on the day of the effective time of the merger our stock ledger with respect to common stock will be closed.

          As soon as practicable after the effective time of the merger, Cendant will cause the paying agent to mail to you a letter of transmittal and instructions advising you of the effectiveness of the merger and the procedure for surrendering to the paying agent your certificates in exchange for the merger consideration. Upon the surrender for cancellation to the paying agent of your certificates, together with a letter of transmittal, executed and completed in accordance with its instructions, and any other items specified by the letter of transmittal, the paying agent will promptly pay to you your merger consideration. No interest will be paid or accrued in respect of cash payments of merger consideration. Payments of merger consideration also will be reduced by applicable withholding taxes.

          If the merger consideration (or any portion of it) is to be delivered to a person other than you, it will be a condition to the payment of the merger consideration that your certificates be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that the transfer otherwise be proper and not violate any applicable federal or state securities laws, and that you pay to the paying agent any transfer or other taxes payable by reason of the transfer or establish to the satisfaction of the paying agent that the taxes have been paid or are not required to be paid.

          YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

          At and after the effective time of the merger, you will cease to have any rights as our stockholder, except for the right to surrender your certificate in exchange for payment of the merger consideration or, if you exercise your appraisal rights, the right to perfect your right to receive payment for your shares pursuant to Delaware law, and no transfer of common stock will be made on the stock transfer books of the surviving corporation. Certificates presented to the surviving corporation after the effective time will be canceled and exchanged for cash as described above.

          Promptly following the date which is 180 days after the effective date of the merger, the paying agent will return to the surviving corporation all cash, certificates and other instruments in its possession that constitute any portion of the merger consideration, and the paying agent's duties will terminate. Thereafter, stockholders may surrender their certificates to the surviving corporation and (subject to applicable abandoned property laws, laws regarding property which is not accounted for by the laws of intestacy and similar laws) receive the merger consideration without interest, but will have no greater rights against the surviving corporation or Cendant than may be accorded to general creditors of the surviving corporation or Cendant under applicable law. None of the paying agent, Avis, Cendant, PHH Corporation or Avis Acquisition Corp. will be liable to stockholders for any merger consideration delivered to a public official pursuant to applicable abandoned property laws, laws regarding property which is not accounted for by the laws of intestacy and similar laws.

ACCOUNTING TREATMENT

          The merger will be accounted for under the purchase method of accounting under which the total consideration paid in the merger will be allocated among the surviving corporation's consolidated assets and liabilities based on the fair values of the assets acquired and liabilities assumed.

FINANCING OF THE MERGER; FEES AND EXPENSES OF THE MERGER

          The total amount of funds required to consummate the merger and to pay related fees and expenses is estimated to be approximately $959 million. Cendant has agreed to reimburse Avis for a portion of the fees and expenses incurred by Avis in connection with the merger. Cendant and PHH Corporation plan to fund the purchase price, directly or indirectly, through a combination of the issuance of debt, the sale of Cendant common stock and cash on hand at the effective time of the merger. The merger is not conditioned on any financing arrangements.

          The fees and expenses in connection with the merger are set forth in the table below:

Financing Fees                                                        $
Morgan Stanley's Fees
Legal, Accounting and Other Professional Fees(1)
Printing, Proxy Solicitation and Mailing Costs
Special Committee Fees
Filing Fees
Miscellaneous
         TOTAL                                                        $

(1) Includes fees paid to Bear Stearns and Lehman Brothers.

APPRAISAL RIGHTS

          Pursuant to Delaware law, if (1) you properly file a demand for appraisal in writing prior to the vote taken at the special meeting and (2) your shares are not voted in favor of the merger, you will be entitled to appraisal rights under Section 262 of the General Corporation Law of the State of Delaware.

          SECTION 262 IS REPRINTED IN ITS ENTIRETY AS APPENDIX C TO THIS PROXY STATEMENT. THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW RELATING TO APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX C. THIS DISCUSSION AND APPENDIX C SHOULD BE REVIEWED CAREFULLY BY YOU IF WISH TO EXERCISE STATUTORY APPRAISAL RIGHTS OR YOU WISH TO PRESERVE THE RIGHT TO DO SO, AS FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH IN SECTION 262 WILL RESULT IN THE LOSS OF YOUR APPRAISAL RIGHTS.

          If you make the demand described below with respect to your shares, you are continuously the record holder of your shares through the effective time of the merger, otherwise comply with the statutory requirements of Section 262 and neither vote in favor of the merger agreement nor consent to the merger in writing, you shall be entitled to an appraisal by the Delaware Court of Chancery of the "fair value" of your shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, as determined by the Delaware Court of Chancery.

          Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the special meeting, not less than 20 days prior to the meeting we must notify you that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes your notice of your appraisal rights, and the applicable statutory provisions are attached to this proxy statement as Appendix C.

          If you desire to exercise your appraisal rights you must not vote in favor of the merger agreement or the merger and you must deliver a separate written demand for appraisal to us prior to the vote of the special meeting. If you sign and return a proxy without expressly directing by checking the applicable boxes on the reverse side of the enclosed proxy card that your shares be voted against the proposal or that an abstention be registered with respect to your shares in connection with the proposal, you will effectively have waived your appraisal rights as to those shares because, in the absence of express contrary instructions, your shares will be voted in favor of the proposal. (See "INTRODUCTION--Voting and Revocation of Proxies.") Accordingly, if you desire to perfect appraisal rights with respect to any of your shares you must, as one of the procedural steps involved in such perfection, either (1) refrain from executing and returning the enclosed proxy card and from voting in person in favor of the proposal to adopt the merger agreement or (2) check either the "Against" or the "Abstain" box next to the proposal on the proxy card or affirmatively vote in person against the proposal or register in person an abstention with respect to the proposal.

          Only a holder of record is entitled to assert appraisal rights for the shares of our common stock registered in that holder's name. A demand for appraisal must be executed by or on behalf of the holders of record and must reasonably inform us of the holder's of record identity and that the holder of record intends to demand appraisal of the holder's shares. If you have a beneficial interest in shares that are held of record in the name of another person, such as a broker, fiduciary or other nominee, you must act promptly to cause the record holder to follow properly and in a timely manner to perfect whatever appraisal rights are available, and your demand must be executed by or for the record owner. If your shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, your demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, the agent is acting as agent for the record owner.

          A record owner, such as a broker, fiduciary or other nominee, who holds shares as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the person is the record owner. In such case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares in the name of such record owner.

          If you elect to exercise appraisal rights, you should mail or deliver your written demand to: Avis Group Holdings, Inc., 900 Old Country Road, Garden City, New York 11530, Attention: Corporate Secretary.

          The written demand for appraisal should specify your name and mailing address, the number of shares owned, and that you are demanding appraisal of your shares. A proxy or vote against the merger agreement will not by itself constitute a demand. Within ten days after the effective date of the merger, the surviving corporation in the merger must provide notice of the effective time of the merger to you if you have complied with Section 262.

          Within 120 days after the effective date of the merger, either the surviving corporation or you, if you have complied with the required conditions of Section 262 and are otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery, and if you file a petition you must serve a copy on the surviving corporation, demanding a determination of the fair value of the shares of all stockholders demanding an appraisal. Avis does not have any present intention to file any such petition in the event that a stockholder makes a written demand. Accordingly, if you desire to have your shares appraised you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in
Section 262. If appraisal rights are available and if you have complied with the applicable provisions of Section 262, within 120 days after the effective date of the merger, you will be entitled, upon written request, to receive from the surviving corporation in the merger a statement setting forth the aggregate number of shares not voting in favor of the merger agreement and with respect to which we received demands for appraisal, and the aggregate number of holders of such shares. The statement must be mailed within 10 days after the written request for the statement has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal rights whichever is later.

          If a petition for an appraisal is timely filed by a holder of our shares and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of common stock and with whom agreements as to the value of their shares have not been reached. After notice to those stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. If you have demanded an appraisal, the Delaware Court of Chancery may require you to submit your certificates to the Register in Chancery for notation on the certificates of the pendency of the appraisal proceeding; and if you fail to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to you. Where proceedings are not dismissed, the Delaware Court of Chancery will appraise the shares owned by stockholders demanding an appraisal, determining the "fair value" of such shares, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In such event, the Delaware Court of Chancery's appraisal may be more than, less than, or equal to the merger consideration and stockholders should be aware that investment advisor's opinions as to fairness from a financial point of view are not opinions as to "fair value" under Section 262. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In relevant case law, the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts ascertainable as of the date of the merger that throw light on future prospects of the merged corporation. The Delaware Supreme Court also stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262, however, provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder's exclusive remedy.

          The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of our common stock have been appraised. The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed against the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a stockholder who has demanded an appraisal, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any the stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

          If you have demanded appraisal in compliance with Section 262 you will not, after the effective time of the merger, be entitled to vote for any purpose any shares subject to your demand or to receive payment of dividends or other distributions on your shares, except for dividends or distributions payable to holders of record as of a date prior to the effective time of the merger.

          At any time within 60 days after the effective date of the merger, you will have the right to withdraw your demand for appraisal; after this period, you may withdraw your demand for appraisal only with the consent of the surviving corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective date of the merger, your rights to appraisal shall cease. You may withdraw your demand for appraisal by delivering to the surviving corporation a written withdrawal of your demand for appraisal and an acceptance of the merger, except that (1) any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the surviving corporation, and (2) no appraisal proceeding in the Delaware Court of Chancery shall be dismissed without the approval of the Delaware Court of Chancery, and the approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

          IF YOU FAIL TO COMPLY FULLY WITH THE STATUTORY  PROCEDURE SET FORTH IN
SECTION 262 YOU WILL FORFEIT YOUR RIGHTS OF APPRAISAL AND WILL BE ENTITLED TO RECEIVE THE MERGER CONSIDERATION FOR YOUR SHARES.

REGULATORY APPROVALS AND OTHER CONSENTS

          Under the Hart-Scott-Rodino Act, certain mergers and acquisitions may not be consummated unless notice has been given and certain information has been furnished to the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act. An application and notice was filed on November 22, 2000 with the Federal Trade Commission and the Department of Justice and the applicable waiting period under the Hart-Scott-Rodino Act was terminated on December 8, 2000. In addition, we expect to make all other filings required under other antitrust or competition laws or by other antitrust authorities.

          In addition, we must obtain the approval of the Foreign Investment Review Board of Australia, the Commissioner of Insurance of the State of Colorado (with respect to the change in the ultimate ownership of our subsidiary Pathfinder Insurance Company only) and the consents of the Federal Deposit Insurance Corporation and the Federal Reserve Board and the Utah State Department of Financial Institutions (for the change in ultimate ownership of Wright Express Financial Services Corporation only).

          It is also a condition to Cendant's obligations to complete the merger that we obtain the consent of various third parties, some of which include governmental agencies, pursuant to agreements and arrangements to which we are a party.

THE MERGER AGREEMENT

          The following discussion of the material terms of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is included in this proxy statement as Appendix A (exclusive of all schedules) and is incorporated herein by reference.

General

          The merger agreement provides for Avis Acquisition Corp. to merge with and into us. We will be the surviving corporation in the merger, and, as a result of the merger, Cendant will indirectly own all of the surviving corporation's common stock.

          In the merger, Avis will amend and restate its certificate of incorporation in its entirety which will be the certificate of incorporation of the surviving corporation, and the by-laws of Avis Acquisition Corp. will be the by-laws of the surviving corporation. Also, as of the completion of the merger, the officers of Avis will be the officers of the surviving corporation and the directors of Avis Acquisition Corp. will be the directors of the surviving corporation.

Consideration to be Received by the Stockholders

          At the effective time of the merger, each share then issued and outstanding (other than shares held by any of our subsidiaries, held in our treasury, held by Cendant or any subsidiary of Cendant and held by stockholders who perfect their appraisal rights under Delaware law) will be converted into the right to receive $33.00 in cash without interest, reduced by applicable withholding tax.

          Each share of common stock of Avis Acquisition Corp. then issued and outstanding will, by virtue of the merger and without any action on the part of Avis Acquisition Corp., become one fully paid and nonassessable share of common stock of the surviving corporation.

Stock Options

          As of the effective time of the merger, all outstanding options to purchase shares issued to our officers and employees will become fully vested. The merger agreement provides that each stock option will be converted into the right to receive (1) an amount in cash equal to the product of (a) the number of shares subject to the option, multiplied by (b) the difference between the $33.00 per share merger consideration and the per share exercise price of the option, reduced by applicable withholding tax, or, (2) at the option holder's election, an option to purchase shares of common stock of Cendant with approximately the same value. Any options with an exercise price greater than the merger consideration will be automatically converted into options to purchase shares of common stock of Cendant with approximately the same value.

Representations and Warranties

          We have made various representations and warranties in the merger agreement to Cendant, PHH Corporation and Avis Acquisition Corp. relating to:

          O    corporate organization and existence;

          O power and authority of Avis to enter into and perform its obligations under the merger agreement and enforceability of the merger agreement against Avis;

          O    capital structure of Avis and our subsidiaries;

          O    vote  required  by  Avis'   stockholders   to  adopt  the  merger
               agreement;

          O required consents and approvals of governmental entities and absence of conflict with our governing documents and certain agreements and permits;

          O the making and accuracy of SEC filings (including our financial statements);

          O absence of certain material changes since June 30, 2000 that may reasonably be likely to have a material adverse effect on Avis;

          O    compliance with applicable laws;

          O    absence of material litigation;

          O    employee benefit plans;

          O    tax matters;

          O    absence of undisclosed material liabilities;

          O    intellectual property rights;

          O    identification and enforceability of material contracts;

          O    accuracy of the proxy statement and related materials;

          O    utilization of, and payment of fees to, brokers and finders;

          O    environmental matters;

          O non-contravention with state takeover statutes and governing documents; and

          O    labor matters.

Covenants

          We agreed that we and each of our subsidiaries will, except as expressly contemplated by the merger agreement or consented to in writing by Cendant, conduct our respective businesses and operations only according to our ordinary course of business, consistent with past practice, and use reasonable best efforts to preserve intact our respective business organization, keep available the services of our present officers, employees and consultants and maintain existing relationships with suppliers, creditors, business associates and others having business dealings with us.

          We also agreed that, except as expressly contemplated by the merger agreement or consented to in writing by Cendant, until the earlier of the termination of the merger agreement or the effective time of the merger, we will not and will not permit any of our subsidiaries to:

          Organizational Documents

          O    amend its certificate of incorporation or by-laws;

          Capital

          o issue, sell, pledge, dispose of or encumber any shares of capital stock of any class or any other equity interest, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other equity interest, except for the issuance of shares pursuant to the exercise of options outstanding on the date of the merger agreement;

          o declare, set aside, make or pay any dividend or other distribution in respect of any of its capital stock or any other equity interest or make any other payments to stockholders in their capacity as such, except that our wholly-owned subsidiaries may declare and pay dividends to their respective parents;

          o split, combine or reclassify any of its capital stock or any other equity interest or issue or authorize the issuance of any other securities in respect of, or in substitution for shares of its capital stock or any other equity interest;

          o redeem, purchase or otherwise acquire any of its capital stock or any other equity interests;

          Acquisitions and Dispositions

          o acquire, lease, encumber or dispose of any material assets, other than the purchase, sale, rental and lease of vehicles in the ordinary course of business, consistent with past practice;

          o acquire (by merger, consolidation, acquisition of stock, assets or otherwise) any corporation, partnership or other business organization or division thereof;

          o dispose of any of our subsidiaries (by merger, consolidation, sale of stock or assets or otherwise);

          o incur or assume any indebtedness for borrowed money or other liability, other than in connection with the financing of vehicles in the ordinary course of business, consistent with past practice;

          o amend or terminate any confidentiality agreements, standstill agreements or material contracts to which we or our subsidiaries are a party or by which we or our subsidiaries are bound, or waive, release or assign any material rights or claims, other than in the ordinary course of business, consistent with past practice;

          o guarantee or otherwise become liable or responsible for the obligations of any other person, other than in the ordinary course of business, consistent with past practice;

          o make any material loans, or capital contributions to, or investments in, any other person, other than to our wholly-owned subsidiaries in the ordinary course of business, consistent with past practice;

          o repurchase or take any other action with respect to our issued and outstanding 11% senior subordinated notes due May 2009;

          o other than in the ordinary course of business, consistent with past practice, enter into any material commitment, transaction, contract or agreement;

          Employee Benefits

          o increase the compensation, severance or other benefits payable or to become payable to its directors, officers or employees, other than increases in salary or wages of our or its employees (who are not our directors or executive officers) in accordance with past practice or pursuant to binding commitments;

          o    grant any severance or termination pay not currently required;

          o    enter into any employment or severance agreement;

          o adopt or amend any collective bargaining agreement, employee benefit plan, or arrangement for the benefit of any current or former directors, officers or employees, except, as may be required by law or as would not result in a material increase in the cost of maintaining such collective arrangement;

          Other Covenants

          o pay or satisfy any of its material claims, liabilities or obligations, other than in the ordinary course of business, consistent with past practice, or in accordance with their terms of liabilities reflected or reserved against, in, or contemplated by, our financial statements;

          o change accounting policies or procedures, except as required by a change in generally accepted accounting principles, SEC position or applicable law,

          o    approve  or   authorize   any  action  to  be  submitted  to  our
               stockholders for approval other than pursuant to the merger agreement;

          o make or change any material election with respect to taxes, agree or settle any material claim or assessment in respect of taxes, or agree to an extension or waiver of the limitation period to any material claim or assessment in respect of taxes;

          o take any action that would or is reasonably likely to result in any of the conditions to the merger not being satisfied or that would materially impair the ability of us, Cendant, PHH Corporation or Avis Acquisition Corp. to consummate the merger or materially delay the merger; or

          o agree, authorize or announce to take any of the actions described above.

Employee Benefits

          The merger agreement provides that until December 31, 2001, our and our subsidiaries' employees who are not covered by collective bargaining agreements will receive salary or wages and bonus opportunities and employee benefits that are not materially less favorable in the aggregate than those they were entitled to on the date of the merger agreement. Cendant has further agreed to honor certain employee benefit arrangements in accordance with their terms, and to keep in place our current severance and retention plans and policies until December 31, 2001. Our and our subsidiaries' employees will be given credit for their service with Avis or any of its subsidiaries under all Cendant employee benefit plans in which they may participate for purposes of eligibility for and vesting of benefits and, with respect to certain Cendant employee benefit plans, for purposes of determination of benefits. In addition, our and our subsidiaries' employees will be given credit for deductibles paid and expenses they incur prior to the merger.

Special Meeting

          The merger agreement provides that as promptly as practicable after the date of the merger agreement we must give notice of, convene and hold the special meeting, and use our reasonable efforts to solicit from you proxies in favor of the adoption of the merger agreement. We have also agreed not to postpone or adjourn the special meeting without the consent of Cendant.

No Solicitation of Other Offers

          The merger agreement provides that neither we nor our representatives will:

          o    encourage,  invite, initiate or solicit any inquiries relating to
               a  proposal  by  any  person  with   respect  to  a   Third-Party
               Acquisition (as defined below); or

          o except as provided below, participate in any negotiations or discussions with, or furnish or cause to be furnished any information to, any person relating to a Third-Party Acquisition.

          The merger agreement also provides that we will:

          o cease any discussions or negotiations with any person in connection with any potential Third-Party Acquisition and seek to have returned to us any confidential information we provided to such person; and

          o take all actions necessary to rescind the stock repurchase program.

          If, prior to the special meeting, we, our board of directors or the special committee, receives an unsolicited bona fide written proposal from any person with respect to a Third-Party Acquisition which could reasonably be expected to result in a Superior Proposal (as defined below), then we may furnish information and access to such person pursuant to a confidentiality agreement no less restrictive than our confidentiality agreement with Cendant, and may participate in discussions and negotiations with such person. We have agreed to keep Cendant informed of the status of any proposals and negotiations relating to a Third-Party Acquisition.

          The merger agreement also provides that neither our board of directors nor the special committee shall:

          o withdraw, modify or fail at Cendant's request to reaffirm, (1) the approval by our board of directors of the merger agreement or the merger, (2) the favorable recommendation of the special committee and our board of directors of the merger, or (3) our board of directors' recommendation to stockholders to in favor of adoption of the merger agreement;

          o approve or recommend, or propose publicly to approve or recommend, any Third-Party Acquisition; or o cause Avis to enter into any agreement or memorandum of understanding related to any Third-Party Acquisition.

          However, if the special committee determines in good faith, after receipt of advice of its outside legal counsel, that failure to take such action would constitute a breach of our board of directors' fiduciary duties to the stockholders, the special committee and our board of directors may:

          o    withdraw or modify its approval or  recommendation  of the merger
               agreement   and  the   merger,   and  inform   the   stockholders
               accordingly; and

          o in relation to a Third-Party Acquisition that constitutes a Superior Proposal (1) recommend the Superior Proposal, and/or (2) following the special meeting, if our stockholders' approval of the merger agreement is not obtained, terminate the merger agreement and enter into an agreement with respect to the Superior Proposal, if prior to the terminating the merger agreement and entering into an agreement with respect to a Superior Proposal (a) Avis paid to Cendant the termination fee of $28 million and transaction expenses up to $2.5 million, and (b) the special committee shall have given Cendant three business days' prior written notice that Avis intends to terminate the merger agreement and provided Cendant with a reasonable opportunity to respond to the Superior Proposal.

          If the special committee changes its recommendation of the merger agreement and the merger, unless the merger agreement has been terminated, we will still hold the special meeting for stockholders to vote on the merger agreement, and will take such actions as are required by applicable law to permit us to continue to solicit proxies impartially and, at the special meeting, vote the proxies we receive.

          "Third-Party Acquisition" means: (1) the acquisition of us by a third party by merger, purchase of stock or assets or otherwise; (2) the acquisition by a third party of 20% or more of our assets or our common stock; or (3) our adoption of a plan of liquidation, our declaration or payment of an extraordinary dividend or our repurchase of more than 20% of our common stock.

          "Superior Proposal" means any bona fide written proposal to acquire for cash and/or securities all of our shares or all or substantially all of our assets that (1) is not subject to any financing conditions, (2) provides stockholders with consideration that the special committee determines in good faith, is more favorable from a financial point of view than the consideration to be received by stockholders in the merger, (3) is determined by the special committee in its good faith judgment to be likely of being completed, (4) does not, in the definitive acquisition agreement with the third party, contain any "due diligence" conditions, and (5) has not been obtained in violation of our no solicitation obligations.

Access to Information

          Subject to the terms of a confidentiality agreement with Cendant, we will afford to Cendant and its representatives, reasonable access to our properties, books and records and furnish Cendant with all information concerning the business it reasonably requests. In addition, Cendant has electronically linked our financial reporting system to its financial reporting system.

Note Tender Offer

          Avis has outstanding 11% senior subordinated notes due May 2009. On a change of control of Avis the noteholders may require Avis to repurchase the notes at 101% of their face value. In the merger agreement we have agreed to permit Cendant to commence a tender offer to purchase the notes with its own funds and we have agreed to cooperate with any such tender offer. Cendant has not determined whether it intends to initiate such tender offer.

Conditions to the Merger

          Each party's obligations to effect the merger is subject to a number of conditions, including the following:

          o the adoption of the merger agreement by both the holders of (1) a majority of all outstanding shares as of the record date, and (2) a majority of the votes cast at the special meeting by stockholders, other than Cendant or its subsidiaries;

          o the absence of any injunction or other order issued by any court or governmental authority prohibiting or restricting the merger or restricting the ownership or operation of Avis by Cendant or its subsidiaries;

          o the absence of any action, pending or threatened by a governmental entity seeking to (1) prohibit or restrain the merger, (2) obtain damages that would result in a material adverse effect on Avis, or (3) restrict the ownership or operation of Avis by Cendant or its subsidiaries; and

          o the termination or expiration of any waiting period applicable to the merger under the Hart-Scott-Rodino Act and any applicable foreign competition or antitrust laws.

          Our obligation to effect the merger is subject to a number of conditions, including the following:

          o the representations and warranties of Cendant, PHH Corporation and Avis Acquisition Corp. shall be true and correct; and

          o    Cendant,  PHH Corporation and Avis  Acquisition  Corp. shall have
               performed  and  complied  in  all  material   respects  with  all
               obligations under the merger agreement.

          The obligation of Cendant, PHH Corporation and Avis Acquisition Corp. to effect the merger is subject to a number of conditions, including the following:

          o our representations and warranties shall be true and correct except for such breaches as would not have a material adverse effect on Avis;

          o we shall have performed and complied in all material respects with all our obligations under the merger agreement except for such failure to perform or comply as would not have a material adverse effect on Avis;

          o neither our board of directors nor the special committee shall have (1) withdrawn, modified or changed its approval or recommendation of the merger agreement or the merger in any manner which Cendant reasonably determines to be adverse to Cendant, (2) recommended the approval or acceptance of a Superior Proposal or Third-Party Acquisition from a third party, or (3) executed an acquisition agreement with a third party;

          o no event, change, development or circumstance shall have occurred or shall exist which is reasonably expected to result in a material adverse effect to our business, results of operations or financial or other condition; and

          o we shall have obtained those consents, approvals and waivers agreed upon in the merger agreement.

          If the merger agreement is adopted by our stockholders, we do not anticipate any other material uncertainty surrounding the merger conditions, and we expect to complete the merger on or about March 1, 2001.

Termination of the Merger Agreement

          The merger agreement may be terminated at any time prior to the effective time by mutual written consent if approved by the boards of director of both Cendant and Avis, and the special committee.

          Either Cendant or Avis (if approved by the special committee) may terminate the merger agreement if:

          o the merger does not occur on or prior to June 30, 2001 and the terminating party has not caused the failure of the merger to occur by such date;

          o    a  governmental   entity  issues  a  nonappealable   final  order
               permanently restraining or prohibiting the merger; or

          o at the special meeting the merger agreement is not approved by both the holders of (1) a majority of all outstanding shares as of the record date, and (2) a majority of the votes cast at the special meeting by stockholders, other than Cendant or its subsidiaries.

          Cendant may terminate the merger agreement if:

          o there is a material breach by us of any covenant in the merger agreement and the breach is not cured on or prior to the earlier of 60 days after notice of the breach and June 30, 2001;

          o any of our representations or warranties in the merger agreement are untrue which would result in a material adverse effect on Avis and the breach is not cured on or prior to the earlier of 60 days after notice of the breach and June 30, 2001; or

          o (1) the special committee or our board of directors (a) withdraws or changes its approval or recommendation of the merger agreement in any manner which Cendant reasonably determines to be adverse to Cendant; (b) approves or recommends to our stockholders a Third-Party Acquisition or a Superior Proposal; (c) violates any of the no solicitation provisions of the merger agreement; (d) takes a public position or makes any disclosures to our stockholders which have the effect of (a), (b) or (c) above; or
               (e) resolves to enter into an acquisition agreement relating to a Third-Party Acquisition or a Superior Proposal; or (2) we (a) execute an acquisition agreement relating to a Third-Party Acquisition or a Superior Proposal, or (b) violate any of the no solicitation provisions of the merger agreement.

          We may terminate the merger agreement (if approved by the special committee) if:

          o there is a material breach by Cendant, PHH Corporation or Avis Acquisition Corp. of its covenants in the merger agreement and the breach is not cured on or prior to the earlier of 60 days after notice of the breach and June 30, 2001;

          o any representation or warranty of Cendant, PHH Corporation or Avis Acquisition Corp. shall be untrue in any material respect and the breach is not cured on or prior to the earlier of 60 days after notice of the breach and June 30, 2001; or

          o following the special meeting, (1) stockholders have not adopted the merger agreement, (2) we concurrently execute and deliver a definitive agreement with respect to a Superior Proposal and (3) the special committee determines in good faith, after receipt of advice of its outside legal counsel, that a failure to terminate the merger agreement in order to enter into a definitive agreement with regard to the Superior Proposal would constitute a breach of its fiduciary duties and, prior to the termination, (a) we gave Cendant three business days' advance notice of our intention to accept the Superior Proposal and complied in all respects with the no-solicitation provisions of the merger agreement and provisions relating to the special meeting; and (b) we paid Cendant a $28 million termination fee and transaction expenses up to $2.5 million as set forth under "THE MERGER--The Merger Agreement--Termination Fees; Expenses".

          Upon termination, the merger agreement will become void and there shall be no liability on the part of any party except as set forth under "THE MERGER -- The Merger Agreement -- Termination Fees; Expenses". However, no party shall be relieved from any liability for any breach of the merger agreement.

Termination Fees; Expenses

          We shall pay to Cendant a fee of $28 million and transaction expenses up to $2.5 million if the merger agreement is terminated:

          o by Cendant or us if the merger does not occur on or prior to June 30, 2001, and (1) prior to the termination, we became aware that a third party made or intends to make a proposal relating to a Third-Party Acquisition, and (2) within twelve months following the date of the termination, a Third-Party Acquisition is consummated or a definitive agreement with respect to a Third-Party Acquisition is executed by us;

          o by Cendant if there is a material breach of any of our covenants or if any of our representations or warranties are untrue, and the breach is not cured on or prior to the earlier of 60 days after notice of the breach and June 30, 2001, and (1) prior to the termination, we became aware that a person made or intends to make a proposal relating to a Third-Party Acquisition, and (2) within twelve months following the date of the termination, a Third-Party Acquisition is consummated or a definitive agreement with respect to a Third-Party Acquisition is executed by us;

          o    by Cendant if (1) the special committee or our board of directors
               (a) withdraws or changes its approval or recommendation of the merger in a manner which Cendant reasonably determines to be adverse to Cendant; (b) approves or recommends to our stockholders a Third-Party Acquisition or a Superior Proposal;
               (c) violates any of the no solicitation provisions of the merger agreement; (d) takes a public position or makes a disclosure to the our stockholders which has the effect of (a), (b) or (c) above; or (e) resolves to enter into an acquisition agreement relating to a Third-Party Acquisition or a Superior Proposal; or
               (2) we (a) execute an acquisition agreement relating to a Third-Party Acquisition or a Superior Proposal, or (b) violate any of the no solicitation provisions of the merger agreement;

          o by Cendant if the approval of the merger by our stockholders is not obtained at the special meeting and (1) a Third-Party Acquisition is publicly announced or otherwise made known to the public at or prior to the special meeting and (2) within twelve months following the date of the termination, a Third-Party Acquisition is consummated or a definitive agreement with respect to a Third-Party Acquisition is executed by us; or

          o by Avis (if approved by the special committee) if following the special meeting, (1) approval of the merger by our stockholders shall not have been obtained, (2) we concurrently execute and deliver a definitive agreement with respect to a Superior Proposal, (3) the special committee determines in good faith, after receipt of advice of its outside legal counsel, that a failure to terminate the merger agreement in order to enter into a definitive agreement with regard to the Superior Proposal would constitute a breach of the board of directors' fiduciary duties to our stockholders and, prior to the termination, and (4) prior to termination we gave Cendant three business days' advance notice of our intention to accept the Superior Proposal and complied in all respects with the no-solicitation provisions of the merger agreement and provisions relating to the special meeting.

Amendment to the Merger Agreement

          The merger agreement may be amended by the parties to the merger agreement in writing, by action taken by their respective boards of directors and by the special committee, at any time before or after the approval by our stockholders of the merger, but after any approval by our stockholders of the merger, no amendment shall be made which by law requires the further approval of stockholders without obtaining further approval.

                                  OTHER MATTERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The information set forth on the following table is furnished as of October 30, 2000 with respect to any person (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act), who is known to us to be the beneficial owner of more than 5% of any class of our voting securities, and as to those shares of our equity securities beneficially owned by each of our directors and nominees for director, our named executive officers, and all of our executive officers and directors as a group. There are no options, warrants or other rights held by any of the persons listed in the table below which are exercisable within 60 days of the date of the filing of this proxy statement, other than the options held by the executive officers and directors of Avis listed in the section entitled "SPECIAL FACTORS--Interests of Executive Officers and Directors in the Merger" which will automatically vest and be exercisable upon the effective time of the merger.

                                                                   Amount of Beneficial
                                                                         Ownership           Percent of
     Name                                                                 of Shares             Class
     ----                                                                 ---------             -----
     PRINCIPAL STOCKHOLDERS
     Cendant1 ............................................               5,535,800              17.8%
              6 Sylvan Way
              Parsippany, NJ  07054
     Neberger & Berman2...................................               1,954,368              6.3%
          605 Third Avenue
          New York, NY 10158
     T. Rowe Price Associates ,Inc2.......................               1,721,900              5.5%
          100 E. Pratt Street
          Baltimore, MD 21202
     Gabelli Asset Management Inc. and affiliates3                       2,912,100              8.27%
          One Corporate Center
          Rye, NY 10580-1435
     DIRECTORS AND EXECUTIVE OFFICERS
     Thomas J. Byrnes.....................................                  33,840                *
     W. Alan Cathcart.....................................                  30,000                *
     Leonard S. Coleman, Jr...............................                  30,000                *
     Michael P. Collins...................................                  42,060                *
     Alfonse M. D'Amato...................................                  10,000                *
     Martin L. Edelman....................................                  45,000                *
     Deborah L. Harmon....................................                  30,000                *
     Stephen P. Holmes....................................                  31,000                *
     Richard S. Jacobson..................................                   7,320                *
     Michael J. Kennedy...................................                  30,000                *
     Gerard J. Kennell....................................                  39,160                *
     James A. Keyes.......................................                   4,040                *
     Lawrence E. Kinder...................................                  14,000                *
     William E. Madison...................................                  25,000                *
     Mark E. Miller.......................................                  55,000                *
     A. Barry Rand........................................                       0                *
     F. Robert Salerno....................................                 534,920              1.7%
     Karen C. Sclafani....................................                  18,840                *
     Timothy M. Shanley...................................                  34,173                *
     Kevin M. Sheehan4....................................                 285,300                *
     DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (20 persons)            1,299,653              4.1%


------------------------

*    Less than 1%

1    Cendant beneficially owns 5,535,800 shares, which shares are held of record by its indirect wholly-owned subsidiary, Cendant Car Holdings, Inc.
2    Based upon information supplied by our stock watch firm, Morrow & Co., Inc.
3    The shares are owned as follows:  Gabelli  Funds,  LLC owns 653,900  shares
     (2.10%) as agent,  GAMCO  Investors,  Inc. owns 1,856,200 shares (5.96%) as agent,  Gabelli  Associates  Limited owns 191,500  shares  (.61%),  Gabelli
     Associates Fund owns 187,500 shares (.60%),  Gabelli Foundation,  Inc. owns
     20,000 shares (.06%) and Gabelli Fund, LDC owns 3,000 shares (.01%).
4    Includes 1,000 shares held by Mr. Sheehan's children.

TRANSACTIONS IN COMMON STOCK BY CERTAIN PERSONS


          The following table sets forth certain information concerning purchases and dispositions of Common Stock since September 1, 1998 by Avis and our subsidiaries, directors and officers. The transactions by the listed executive officers were all exercises of stock options at a strike price of $17.00 per share, except for Mr. Rand whose strike price was $18.9375. Option exercise also includes a disposition made on the same day in the open market.

                                     NUMBER OF           NUMBER OF SHARES                         WHERE AND HOW
NAME                 DATE            SHARES PURCHASED    DISPOSED OF         PRICE PER SHARE      TRANSACTION EFFECTED
----                 ----            -----------------   ------------        ---------------      --------------------
Avis                     9/1/98            60,000                   --            $16.50              Open market
Avis                     9/1/98            15,000                   --            $16.50              Open market
Avis                     9/3/98           259,600                   --            $18.125             Open market
Avis                     9/3/98           117,200                   --            $18.25              Open market
Avis                     9/14/98           25,000                   --            $19.6875            Open market
Avis                     9/15/98          634,100                   --            $19.375             Open market
Avis                     9/16/98          330,000                   --            $20.00              Open market
Avis                     9/16/98           59,100                   --            $20.00              Open market
Avis                     10/28/98         884,000                   --            $18.625             Open market
Avis                     11/24/98         248,700                   --            $20.00              Open market
Avis                     11/24/98          40,000                   --            $20.00              Open market
Avis                     1/15/99        1,300,000                   --            $24.25              Cendant
James A. Keyes           1/20/99            1,420                1,420            $26.50              Option exercise
Thomas J. Byrnes         1/28/99            4,620                4,620            $27.625             Option exercise
Thomas J. Byrnes         1/28/99            9,600                9,600            $27.50              Option exercise
Avis                     2/5/99            10,600                   --            $23.8691            Open market
Avis                     2/8/99           198,500                   --            $24.00              Open market
Avis                     2/9/99            76,000                   --            $23.00              Open market
Avis                     2/10/99          150,000                   --            $22.9548            Open market
Avis                     2/11/99           25,000                   --            $22.375             Open market
Avis                     2/11/99           10,000                   --            $22.25              Open market
Avis                     2/18/99           19,500                   --            $21.5215            Open market
Avis                     2/26/99           24,000                   --            $22.625             Open market
Avis                     2/26/99           24,500                   --            $23.00              Open market
Avis                     3/9/99           150,000                   --            $22.375             Open market
Avis                     3/10/99           25,000                   --            $21.96              Open market
Gerard J. Kennell        3/18/99            7,000                7,000            $27.00              Open market
Timothy M. Shanley       3/29/99           12,087               12,087            $28.00              Option exercise
Michael P. Collins       4/23/99            5,000                5,000            $32.00              Option exercise
Avis                     4/26/99          314,200                   --            $29.50              Cendant
Richard S. Jacobson      5/4/99             2,660                2,660            $34.00              Option exercise
James A. Keyes           8/15/00            1,400                1,400            $30.00              Option exercise
Kevin M. Sheehan         11/14/00          75,000               75,000            $31.9375            Option exercise
A. Barry Rand            12/27/00         206,667              206,667            $32.4592            Option exercise

As of November 14, 2000, Bankers Trust Company, as Trustee, holds 133,683 shares of our common stock for participants in our Avis Voluntary Investment Savings Plan.


OTHER MATTERS FOR ACTION AT THE SPECIAL MEETING

          Our board of directors is not aware of any matters to be presented for action at the special meeting other than those described herein and does not intend to bring any other matters before the special meeting. However, if other matters should come before the special meeting, it is intended that the holders of proxies solicited hereby will vote thereon in their discretion.

PROPOSALS BY HOLDERS OF SHARES OF COMMON STOCK

          Due to the contemplated consummation of the merger, Avis does not currently expect to hold a 2001 annual meeting of stockholders because, following the merger, Avis will not be a publicly held company. In the event the merger is not consummated for any reason, Avis must receive proposals of stockholders intended to be presented at the 2001 annual meeting of stockholders at our principal executive offices no later than the tenth day following our public announcement of the date of our 2001 annual meeting, for inclusion in our proxy statement and form of proxy relating to that meeting.

EXPENSES OF SOLICITATION

          Avis will bear the cost of preparing, mailing, and soliciting the proxy statement. In addition to our solicitations by mail, our directors, officers, and regular employees may solicit proxies personally and by telephone, facsimile, or other means, for which they will receive no compensation in addition to their normal compensation. Avis has also retained Morrow & Co., Inc. located at 445 Park Avenue, New York, New York 10022, telephone number
1-800-654-2468, to assist in the solicitation of proxies from stockholders, including brokerage houses and other custodians, nominees, and fiduciaries and will pay a fee of $7,500 plus that firm's transaction expenses. Arrangements will also be made with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of common stock held of record by such persons, and Avis may reimburse them for their reasonable transaction and clerical expenses.

PRELIMINARY PRESENTATION BY BEAR STEARNS

          Bear Stearns acted as financial advisor to Avis in connection with its review of various strategic alternatives including the merger. Bear Stearns was retained by Avis management to assist them following the announcement of the Preliminary Proposal by Cendant and prior to the decision of our board of directors to form a special committee. Bear Stearns was not retained by and did not act as financial advisor to the special committee or our board of directors or participate in any negotiations with Cendant. Bear Stearns is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Bear Stearns, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions.

          Avis retained Bear Stearns based on its qualifications, expertise and reputation in providing advice to companies with respect to proposed transactions similar to the Preliminary Proposal and the merger and also because it is familiar with Avis' business. In September 1997, Bear Stearns was the lead manager for Avis Rent A Car in connection with its $381 million initial public offering. In March 1998, Avis Rent A Car selected Bear Stearns to lead manage a $165 million follow-on offering which consisted entirely of primary shares with the over allotment option to be comprised of secondary shares owned by Cendant.

          The Bear Stearns' engagement letter provides that Bear Stearns will receive: (i) an initial, non-refundable fee upon commencement of its engagement of $200,000, (ii) upon the earlier of (x) receipt by Bear Stearns of a request from Avis to render a fairness opinion with respect to a contemplated transaction or (y) execution by Avis of an agreement in connection with a transaction related to Bear Stearns' engagement, a cash fee of $2,000,000, (iii) if a transaction with Cendant was consummated, an additional cash fee equal to
 .45% of the aggregate transaction value, which is defined as not including the securities already owned by Cendant and its affiliates at April 7, 2000, (iv) if a transaction with respect to a subsidiary of Avis was consummated, an additional cash fee ranging between .955% and .370% of the aggregate value of the transaction and (v) if a recapitalization of Avis was consummated, an additional cash fee ranging between .955% and .370% of the aggregate principal amount of the sum of any debt securities exchanged in such recapitalization, the aggregate value of any securities of Avis repurchased by Avis, the aggregate value of any dividend, spin-off, split-off, or other distribution by Avis of cash, debt, securities, or other assets or property of Avis and the aggregate
value  of  the  securities  of  Avis  and  its  subsidiaries   retained  by  the
stockholders of Avis in connection with such recapitalization. In the event any transaction were to be consummated in more than one step, the aggregate value upon which the fees are to be calculated shall include such further steps. Any fees payable pursuant to (i) and (ii) above will be credited against any fees payable by Avis to Bear Stearns pursuant to (iii)-(v) above. In addition, Avis has also agreed to reimburse Bear Stearns for its reasonable travel and other transaction expenses incurred in connection with its engagement and to indemnify Bear Stearns and its affiliates against certain liabilities and expenses relating to or arising out of its engagement.

          In connection with Bear Stearns' engagement, Bear Stearns conducted a financial analysis of Cendant's Preliminary Proposal of $29 per share. On September 18, 2000, Bear Stearns delivered a joint presentation with management of Avis to the special committee. The presentation given by Bear Stearns and management was a preliminary financial analysis of the $29 Preliminary Proposal. Bear Stearns did not finalize its analysis or conduct a subsequent analysis in respect of the final $33 consideration offered by Cendant to the Avis shareholders. Further, the presentation was not intended to address the fairness, from a financial point of view, to the shareholders of Avis of the Preliminary Proposal.

          THE JOINT PRESENTATION DELIVERED TO THE SPECIAL COMMITTEE BY BEAR STEARNS AND AVIS MANAGEMENT HAS BEEN INCLUDED AS EXHIBIT (C)(3) TO THE SCHEDULE 13E-3 FILED BY AVIS AND CENDANT IN CONNECTION WITH THE MERGER, AND THE FOLLOWING SUMMARY IS QUALIFIED BY REFERENCE TO THAT EXHIBIT. THE FULL TEXT OF BEAR STEARNS' PRESENTATION IS ALSO AVAILABLE FOR INSPECTION AND COPYING AT THE CORPORATE OFFICES OF AVIS DURING REGULAR BUSINESS HOURS.

          Overview of Operating and Trading Performance. Prior to the presentation of the valuation analyses prepared by Bear Stearns, Avis management reviewed for the special committee Avis' historical and projected financial performance, using the projections described under "SPECIAL FACTORS--Our Forecasts." Management also emphasized that Avis had consistently reported actual results in excess of internal forecasts and had revised its forecasts upward over time, as summarized in the table below:

------------------ -------------------------------------------------------------------------------------------
                   Fiscal Year Ending
------------------ -------------------------------------------------------------------------------------------
                   1998              1999             2000                2001                2002
------------------ ----------------- ---------------- ------------------- ------------------- ----------------
6/23/98 Forecast   $1.62             $2.04            $2.45               $2.94               $3.53

------------------ ----------------- ---------------- ------------------- ------------------- ----------------
3/17/99 Forecast                     $2.18            $2.62               $3.15               $3.79
------------------ ----------------- ---------------- ------------------- ------------------- ----------------
7/28/00 Forecast                                      $3.23               $4.15               $4.83
------------------ ----------------- ---------------- ------------------- ------------------- ----------------
Actual             $1.82             $2.61
------------------ ----------------- ---------------- ------------------- ------------------- ----------------

          Management also reviewed Avis' daily historical trading performance since its initial public offering in 1997. Bear Stearns then presented a graph depicting Avis' one year forward P/E ratio, based on First Call consensus estimates, since its initial public offering and noted that Avis' historical one year forward P/E ratio was higher than the 7.3x price to 2001 First Call consensus earnings estimate implied by the Cendant Preliminary Proposal from the time of its initial public offering until the early part of 2000, though lower in the months immediately preceding the Cendant Preliminary Proposal.

          Summary of Preliminary Proposal. Bear Stearns summarized for the special committee the valuation multiples implied by the Preliminary Proposal and by the then current market price based on Avis' management projections. Bear Stearns noted that the market price was higher than the price of the Preliminary Proposal, indicating that investors anticipated a final offer price higher than the $29 Preliminary Proposal. The foregoing information can be summarized in the following table:

------------------------------------------ -------------------------- --------------------------
Valuation Summary                          At Current Market          At Cendant Preliminary
                                                                      Proposal
------------------------------------------ -------------------------- --------------------------
Price per Share                            $30.94                     $29.00
------------------------------------------ -------------------------- --------------------------
Premium to Market                                                     (6.3%)
------------------------------------------ -------------------------- --------------------------

------------------------------------------ -------------------------- --------------------------
Net Equity Value                           $1,029.9                   $956.1
------------------------------------------ -------------------------- --------------------------
Enterprise Value                           $1,927.2                   $1,853.4
------------------------------------------ -------------------------- --------------------------

------------------------------------------ -------------------------- --------------------------
Enterprise Value/EBITDA
------------------------------------------ -------------------------- --------------------------
LTM                                        5.2x                       5.0
------------------------------------------ -------------------------- --------------------------
2000E                                      5.0                        4.8
------------------------------------------ -------------------------- --------------------------
2001E                                      4.6                        4.4
------------------------------------------ -------------------------- --------------------------

------------------------------------------ -------------------------- --------------------------
Price/EPS
------------------------------------------ -------------------------- --------------------------
LTM                                        8.5x                       8.0x
------------------------------------------ -------------------------- --------------------------
2000E                                      8.2                        7.7
------------------------------------------ -------------------------- --------------------------
2001E                                      7.4                        7.0
------------------------------------------ -------------------------- --------------------------

          Segment Precedent Transaction Analysis. Based on publicly available historical information, Bear Stearns calculated historical multiples of enterprise value to EBITDA and stock price to earnings per share paid by acquirors of publicly traded companies in each of Avis' three main business lines including its vehicle rental operations, PHH North America ("PHH-NA") and Wright Express ("WEX"). The particular precedent transactions for each segment were chosen because the targets in those transactions had operations that, for purposes of this analysis, were considered by Bear Stearns to be similar, in varying degrees, to the operations of the applicable Avis business. Bear Stearns then calculated the harmonic mean of the multiples from the precedent transactions for each Avis business line and weighted the harmonic mean from each business line by such business line's contribution to Avis' 2000E consolidated EBITDA. Relative contributions to Avis' 2000E consolidated EBITDA were determined on a pro forma basis for the contribution of PHH Europe to Arval PHH, and other income generated through the participation in Arval PHH and technology fee receipts from Arval PHH were allocated to the PHH-NA business line. The resulting weighted multiple was then compared to the multiples implied by the Preliminary Proposal. The results of this analysis were summarized for the special committee as follows:

-------------------- ----------------- ------------------------ -----------------------------------------------------
                                       Avis                     Harmonic Mean Valuation Multiples
                                       2000E EBITDA
-------------------- ----------------- ------------------------ -----------------------------------------------------
                                                                Enterprise                  Equity/Net Income
                                                                -----------
                                                                Value/EBITDA
-------------------- ----------------- --------- -------------- ----------------------- --- -------------------------
Segment              # of Comparable   $         % of
                     Transactions                Total
                                                                LTM                         LTM
                                                                ---                         ---
-------------------- ----------------- --------- -------------- ----------------------- --- -------------------------
Vehicle              8                 $242.5    63.1%          9.4x                        18.8x
Rental
-------------------- ----------------- --------- -------------- ----------------------- --- -------------------------
                     5                 103.2     26.8           10.2                        19.5
PHH-NA
-------------------- ----------------- --------- -------------- ----------------------- --- -------------------------
                     8                 38.9      10.1           14.1                        35.3
WEX
-------------------- ----------------- --------- -------------- ----------------------- --- -------------------------

-------------------- ----------------- --------- -------------- ----------------------- --- -------------------------
Weighted                                                        10.1x                       20.7x
Multiple
-------------------- ----------------- --------- -------------- ----------------------- --- -------------------------
Cendant                                                         5.0                         8.0
Preliminary
Proposal-Implied
Multiple
-------------------- ----------------- --------- -------------- ----------------------- --- -------------------------

          Segment Comparable Company Analysis. Based on publicly available historical and projected information, Bear Stearns calculated historical and projected valuation multiples of enterprise value to EBITDA and current stock price to earnings per share for publicly traded comparable companies in each of Avis' three main business lines including its vehicle rental operations, PHH-NA and WEX. The particular comparable companies for each segment were chosen because they have operations that, for purposes of this analysis, were considered by Bear Stearns to be similar, in varying degrees, to the operations of the applicable Avis business. Bear Stearns then calculated the harmonic mean of the multiples from the comparable companies for each Avis business line and weighted the harmonic mean from each business line by such business line's contribution to Avis' 2000E consolidated EBITDA, in a manner consistent with the weightings determined in the segment precedent transaction analysis described in the preceding paragraph. The resulting weighted multiple was then compared to the multiples implied by the Preliminary Proposal. The results of this analysis were summarized for the special committee as follows:


---------------- -------- ----------------------- -----------------------------------------------------------------
                          Avis                    Harmonic Mean Valuation Multiples
                          2000E EBITDA
---------------- -------- ----------------------- -----------------------------------------------------------------
                                                  Enterprise Value/EBITDA            Price/EPS
                                                  -----------------------
---------------- -------- ---------- ------------ ---------- ---------- --------- -- -------- ---------- ----------
Segment          # of     $          % of         LTM        2000E      2001E        LTM      2000E      2001E
                                                  ---        -----      -----        ---      -----      -----
                 Comps               Total
---------------- -------- ---------- ------------ ---------- ---------- --------- -- -------- ---------- ----------
Vehicle          4        $242.5     63.1%        4.1x       3.8x       3.3x         8.3x     8.3x       7.1x
Rental
---------------- -------- ---------- ------------ ---------- ---------- --------- -- -------- ---------- ----------
PHH-NA           4        103.2      26.8         3.9        3.8        3.3          8.5      7.7        6.7
---------------- -------- ---------- ------------ ---------- ---------- --------- -- -------- ---------- ----------
WEX              7        38.9       10.1         9.4        8.6        7.5          21.1     19.8       16.7
---------------- -------- ---------- ------------ ---------- ---------- --------- -- -------- ---------- ----------

---------------- -------- ---------- ------------ ---------- ---------- --------- -- -------- ---------- ----------
Weighted                                          4.6x       4.3x       3.7x         9.6x     9.3x       8.0x
Multiple
---------------- -------- ---------- ------------ ---------- ---------- --------- -- -------- ---------- ----------
Cendant                                           5.0        4.8        4.4          8.0      7.7        7.0
Preliminary
Proposal-Implied
Multiple
---------------- -------- ---------- ------------ ---------- ---------- --------- -- -------- ---------- ----------


          Discounted Cash Flow Analysis. Bear Stearns performed a discounted cash flow analysis to determine an indicative range of present values per share of Avis common stock, assuming Avis continued to operate as a stand-alone entity in a manner consistent with its projections. In order to calculate this range, Bear Stearns first determined Avis' implied enterprise value by adding (1) the present value of the estimated future unlevered free cash flows that Avis would generate over the five-year period from 2001 to 2005 if it operated in a manner consistent with its projections, and (2) the present value of Avis' "terminal value" at the end of year 2005. Bear Stearns then subtracted net debt and preferred stock from this implied enterprise value in order to calculate total equity value and the resulting per share price. The Avis terminal value at the end of the period was determined by applying a range of multiples of enterprise values to an estimated 2005 EBITDA. Year 2005 EBITDA was determined by extrapolating 2004 EBITDA at its forecasted growth rate for 2004. Bear Stearns used a trailing enterprise value to EBITDA multiple range of 4.0x to 5.0x when calculating the terminal value. The present value of the sum of the projected unlevered free cash flows and the terminal value was calculated using a discount rate rate of 11 to 13%. This discount rate range was determined to be appropriate by Bear Stearns based on its calculated estimate of Avis' weighted average cost of capital. Based on this analysis, the indicative per share value range for Avis' common stock was approximately $34 to $48 per share.

          Hypothetical Future Stock Price Analyses. Bear Stearns also reviewed with the special committee its analysis of the hypothetical future price of Avis common stock assuming it (1) executed the business plan underlying its projections, (2) executed its business plan while repurchasing outstanding shares of its common stock and (3) divested Avis Fleet Leasing & Management ("AFL&M") (i.e. PHH-NA and WEX) and used the proceeds to repay debt, redeem its preferred stock and repurchase shares of common stock. In each case, Bear Stearns emphasized that these hypothetical future stock prices were intended to illustrate the potential value achievable under the company's existing business plan and specified assumptions, but were not intended to be indicative of the appropriate valuation for Avis in the context of a change of control transaction.

          Status Quo/Stock Repurchase. For purposes of the status quo and status quo with stock repurchase scenarios, Bear Stearns assumed that Avis continued to operate its entire business in accordance with its projections. In the latter scenario, Bear Stearns also assumed that the company used the cash generated by its business to commence a stock repurchase program. The amount assumed to be available for stock repurchases each year was calculated based on the lesser of the free cash flow generated during the period and 50% of reported net income during the prior period. The shares were assumed to be repurchased at a per share price determined by multiplying the forward multiple of projected earnings per share used to determine the hypothetical future stock price, as described below, and estimates of earnings per share for the applicable period prior to the impact of the stock repurchases in such period. Earnings per share estimates were then recalculated after giving effect to such stock repurchases. Hypothetical future stock prices were then calculated by multiplying the earnings per share estimates by forward P/E multiples of 7.0x and 8.0x. These hypothetical future stock prices were also converted to present values using a discount rate equal to Avis' cost of equity, estimated to be 14% using the Capital Asset Pricing Model. The foregoing analysis was summarized for the special committee in the following charts:

                          Hypothetical Future Stock Prices
                          -----------------------------------------------------------------------------------
Forward P/E Multiple      12/31/01              12/31/02            12/31/03                12/31/04
--------------------      --------              --------            --------                --------
7.0x                      $37.21                $45.22              $55.20                  $66.34
8.0x                       41.89                 50.50              61.17                    72.89

                          Present Value of Hypothetical Future Stock Prices
                          -----------------------------------------------------------------------------------
Forward P/E Multiple      12/31/01              12/31/02            12/31/03                12/31/04
--------------------      --------              --------            --------                --------
7.0x                      $31.37                $33.44              $35.81                  $37.75
8.0x                       35.32                 37.35               39.68                   41.48

          Divestiture Case. Based on estimates of the values that management thought could be obtained for PHH-NA and WEX, Bear Stearns calculated the after tax proceeds available upon completion of these divestitures, taking into account the potential call by BNP of Avis' 20% interest in Arval PHH, the acceleration of technology fees from Arval PHH and certain deferred tax obligations that may be triggered upon the sale. Bear Stearns assumed that the available proceeds would be used to redeem Avis' senior subordinated notes and its outstanding preferred stock. Using the pro forma capital structure and operating results resulting from these divestitures, Bear Stearns calculated the pro forma enterprise value for Avis based on its enterprise value to 2001E EBITDA multiple of 4.1x on the day prior to the announcement of the Cendant proposal. Avis' pro forma equity value and the resulting pro forma share price immediately following the divestitures were then calculated by adding to the calculated enterprise value the remaining cash available from the proceeds from the divestitures. This analysis was summarized for the special committee in the following table:

------------------------------------ -- ------------------------------ -- ------------------------------
                                        Status Quo                        Pro Forma
                                        (Pre-Announcement Stock          (Sale of PHH-NA and WEX)
                                        Price)
------------------------------------ -- ------------------------------ -- ------------------------------
Enterprise Value                        $1,724.3                          $1,157.3
------------------------------------ -- ------------------------------ -- ------------------------------

Less: Debt                              (601.2)                           0.0
------------------------------------ -- ------------------------------ -- ------------------------------
Less: Preferred Stock                   (380.2)                           0.0
------------------------------------ -- ------------------------------ -- ------------------------------
Plus: Unrestricted Cash                 84.2                              332.6
------------------------------------ -- ------------------------------ -- ------------------------------
Equity Value                            $827.0                            $1,490.0
------------------------------------ -- ------------------------------ -- ------------------------------
------------------------------------ -- ------------------------------ -- ------------------------------
2001E EBITDA                            419.0                             281.2
------------------------------------ -- ------------------------------ -- ------------------------------
------------------------------------ -- ------------------------------ -- ------------------------------
Enterprise Value / 2001E EBITDA         4.1x                              4.1x
------------------------------------ -- ------------------------------ -- ------------------------------
------------------------------------ -- ------------------------------ -- ------------------------------
Price per Share                         $25.50                            $43.02
------------------------------------ -- ------------------------------ -- ------------------------------

          Bear Stearns then also calculated hypothetical future stock prices for Avis under this scenario assuming the cash remaining from the divestitures after repayment of the debt and redemption of the preferred stock was used to repurchase shares of Avis common stock. The shares were assumed to be repurchased at a per share price determined by multiplying the forward multiple of projected earnings per share of 7.5x by estimates of earnings per share prior to the impact of the stock repurchase. Earnings per share estimates for each period were then recalculated after giving effect to the divestitures and such stock repurchase, and the resulting hypothetical future stock prices were calculated by multiplying the earnings per share estimate for the applicable period by a forward P/E multiple of 7.5x.

          Summary of Alternatives. Bear Stearns summarized the three alternatives described above by calculating earnings per share under each scenario and determining the hypothetical future stock price at December 31, 2000 and December 31, 2001 by multiplying the projected earnings per share in the applicable period by an estimated forward P/E ratio of 7.5x. The resulting values of hypothetical future stock prices under each scenario were summarized for the special committee in the following chart:

                                          Pro Forma EPS                      Hypothetical Stock Prices
                                                                             @ 7.5x Forward P/E
                                          ------------------------------     -------------------------------
                                          2001E            2002E             12/31/00          12/31/01
                                          ------------     -------------     -------------     -------------
                                          ------------     -------------     -------------     -------------
Status Quo                                $4.15            $4.82             $31.13            $36.15
Status Quo - Stock Repurchase              4.34             5.27              32.56             39.55
Divest AFL & M - Stock Repurchase          5.36             5.77              40.22             43.24


          Based on all of the foregoing analyses, Bear Stearns concluded that the Preliminary Proposal did not adequately reflect Avis' fair value under traditional valuation methodologies, and that Avis would have an opportunity to achieve higher shareholder values independently under the various scenarios summarized in the preceding section. These conclusions were based solely on the methods previously described and specifically did not address other issues relating to the attractiveness of the Preliminary Proposal, including, but not limited to, the following:

          (1) Avis' lack of ownership of the Avis brand name, the Wizard System and the Avis System License;

          (2) the likelihood of receiving a control premium from a third party other than Cendant due to, among other things, Avis' lack of ownership of the assets referred to in item (1) above, the failure of a new third party bidder to emerge since the Preliminary Proposal was announced, the number of potential synergies available to Cendant relative to a third party and Cendant's substantial existing voting and economic interest in Avis; and

          (3) limitations on Avis' ability to execute the divestitures of PHH-NA and WEX in a tax efficient manner.

          Bear Stearns relied upon, without independent verification, the accuracy and completeness of the financial and other information, including, without limitation, the projections provided by Avis management for purposes of preparing its preliminary analysis. With respect to Avis management projections, Bear Stearns assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Avis as to the expected future performance of Avis. Bear Stearns has not independently verified any such financial information or the projections provided by Avis, and Bear Stearns has further relied upon the assurances of the senior management of Avis that they are unaware of any facts that would make the information and projections provided to Bear Stearns incomplete or misleading.

          In conducting its preliminary review of the Cendant proposal, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities of Avis, contingent or otherwise, and was not furnished with any such appraisals. Bear Stearns was not asked to take into consideration in its analysis whether or not the transaction is taxable to holders of Avis shares.


PRELIMINARY PRESENTATIONS BY LEHMAN BROTHERS

          As financial advisor to Cendant in connection with the merger, Lehman Brothers was not requested to, and did not, render any appraisal or opinion in connection with the merger. However, Lehman Brothers did prepare materials that were presented to the special committee on September 14, 2000 and October 17, 2000. These presentations were made in order to assist the management of Cendant in their negotiations with the special committee, and Lehman Brothers did not make any findings, recommendations or conclusions in these presentations. At the time these presentations were made, the special committee was considering the Preliminary Proposal made by Cendant. These presentations discussed Cendant's rationale for the proposed transaction and provided various methodologies the special committee could use to analyze Cendant's Preliminary Proposal. These analyses, which are described below, do not purport to be the most appropriate and relevant methods of analysis for these particular circumstances. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results of values, which may be significantly more or less favorable than as set forth in the analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of Cendant, Avis, the special committee, our board of directors, Lehman Brothers or any other person assumes responsibility if future results or actual values differ materially from the estimates.

          Lehman Brothers' advisory services were provided for the assistance of Cendant in connection with its negotiations with the special committee. These presentations are not intended to be and do not constitute a recommendation to any stockholder of Avis as to how such stockholder should vote with respect to the merger. THESE PRESENTATIONS SHOULD NOT BE DEEMED TO CONSTITUTE AN OPINION THAT THE $29 PER SHARE PRELIMINARY PROPOSAL OR THE $33 PER SHARE CONSIDERATION TO BE OFFERED TO THE AVIS STOCKHOLDERS (OTHER THAN CENDANT AND ITS AFFILIATES) IS FAIR, FROM A FINANCIAL POINT OF VIEW OR OTHERWISE, TO SUCH STOCKHOLDERS, CENDANT, OR ANY OTHER PERSON.

          In preparing its presentation materials, Lehman Brothers reviewed and analyzed, among other things:

          (1) publicly available information concerning Avis and various companies that constituted Avis' peer group (which included Hertz, Budget, Dollar and ANC, collectively the "Peer Group") that Lehman Brothers believed to be relevant to its analysis, including, without limitation, each of the periodic reports and proxy statements filed by Avis and the Peer Group since January 1, 1998, including the audited and unaudited financial statements included in such reports and statements;

          (2) financial and operating information with respect to the corporate structure, businesses, operations and prospects of Avis as furnished to Lehman Brothers by Cendant and Avis, including financial projections based on Avis' business plan as described under "Our Forecasts"; and

          (3) a trading history of the stocks of Avis and the Peer Group from September 24, 1997 to October 16, 2000.


          In preparing its presentations, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information. With respect to the financial projections of Avis, upon advice of Cendant, Lehman Brothers assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Avis as to the future financial performance of Avis and that Avis will perform in accordance with such projections. In preparing its presentations, Lehman Brothers did not conduct a physical inspection of the properties and facilities of Avis and have not made or obtained any evaluations or appraisals of the assets or liabilities of Avis.

          THE PRESENTATIONS DELIVERED TO THE SPECIAL COMMITTEE BY LEHMAN BROTHERS ON SEPTEMBER 14, 2000 AND OCTOBER 17, 2000 HAVE BEEN INCLUDED AS EXHIBITS (C)(4) AND (C)(5), RESPECTIVELY, TO THE SCHEDULE 13E-3 FILED BY AVIS AND CENDANT IN CONNECTION WITH THE MERGER, AND THE FOLLOWING SUMMARY IS QUALIFIED BY REFERENCE TO THOSE EXHIBITS. THE FULL TEXT OF LEHMAN BROTHERS'
PRESENTATIONS IS ALSO AVAILABLE FOR INSPECTION AND COPYING AT THE CORPORATE OFFICES OF AVIS DURING REGULAR BUSINESS HOURS.

          September 14, 2000 Presentation. In the materials prepared by Lehman Brothers and presented to the special committee on September 14, 2000, the following methodologies were included: premium analysis, comparable company analysis, stock price performance analysis and forward and historical
Price/Earnings analysis, as described below. These materials described the rationale for undertaking the proposed transaction at this time, including the elimination of the royalty fee under the master license agreement, the improved access Avis would have to investment grade capital as a result of the transaction, the elimination of the Cendant "overhang effect" on Avis stock and Avis' improved position to participate in any consolidation in the industry.

          Premium Analysis. Using publicly available information, Lehman Brothers reviewed the historical closing prices of Avis stock for the dates July 14, 2000 (1 month prior to the transaction announcement to the market), August 8, 2000 (1 week prior), August 14, 2000 (1 day prior), July 11, 2000 (initial management meeting), December 31, 1999 (52 week high), March 7, 2000 (52 week low) and August 9, 2000 (1 day prior to Avis' stock repurchase announcement). Lehman Brothers compared the $29 per share price of the Preliminary Proposal to the prices prevailing on the respective dates above. The table below sets forth the percentage premiums that the $29 per share price of the Preliminary Proposal represents to the price as of the respective dates above:

        1-month                                                   23%
        1-week                                                    25%
        1-day                                                     14%
        Initial management meeting                                33%
        52-week high                                              13%
        52-week low                                               117%
        1-day prior to Avis' stock repurchase announcement        22%


          Comparable Company Analysis. Using publicly available information, Lehman Brothers compared the public stock market trading multiples for Avis with those of the Peer Group. Lehman Brothers captured certain data, including trading price as of September 13, 2000, 52 week high and low trading price, market capitalization, earnings reported for the Last Twelve Months ("LTM") and consensus analyst earnings estimates for 2000 and 2001 ("2000E" and "2001E" respectively). Lehman Brothers then calculated the total debt/total capital ratio in addition to market price as a multiple of the LTM, 2000 and 2001 earnings estimates. It was determined by Lehman Brothers that the Peer Group total debt/total capital ratio median was 83.2% as compared to 86.6% for Avis. Lehman Brothers also determined the price to earnings per share multiples for Avis, using the $29 per share price of the Preliminary Proposal and the Peer Group. The following table shows the results of such analyses:

                                                        MEDIAN FOR              $29 PRELIMINARY
                                                        PEER GROUP              PROPOSAL
                                                        ----------              --------
             PRICE AS A MULTIPLE OF:
             -----------------------
             LTM Earnings Per Share                     6.9x                         10.3x
             2000E Earnings Per Share                   6.9x                         9.3x
             2001E Earnings Per Share                   5.7x                         7.3x

          Stock Price Performance Analysis. Using publicly available information, Lehman Brothers presented the closing prices of Avis and the Peer Group for August 31, 2000 (1 day prior to Hertz's press release that earnings for the remainder of 2000 would be lower than previously expected) and September 13, 2000 (the day before this presentation). Lehman Brothers then calculated the percentage change in stock market price over the period for Avis as 0.6% versus a Peer Group median change of -13.7%.


          Avis Forward Price/Earnings ("P/E") Analysis. Using publicly available information, Lehman Brothers calculated the multiple of price to 1 year forward earnings ("Forward P/E") depicting Avis relative to Hertz for the time period beginning August 14, 1998 and ending August 14, 2000 (1 day prior to the transaction announcement). During this time period, Avis' Forward P/E traded at a high of 82% relative to the Hertz Forward P/E, a low of 48% and a median of 65%.


          Avis Historical P/E Analysis. Using publicly available information, Lehman Brothers calculated the Forward P/E multiples for Avis and Hertz, as well as the ratio of Avis' Forward P/E multiple to Hertz' Forward P/E multiple, for the periods of September 14, 1998 to August 14, 2000, August 14, 1999 to August 14, 2000 and January 3, 2000 to August 14, 2000. The historical ratio of Avis to Hertz' Forward P/E was then multiplied by the current Hertz P/E multiple and then multiplied by the consensus Avis 12 month forward earnings per share ("EPS") estimate to yield the implied value per share for Avis (the "implied price"). Lehman Brothers then calculated the premium that the $29 offer represented to this implied price for the periods mentioned above. The table below sets forth the mean and median percentage premiums that the $29 per share price of the Preliminary Proposal represented to the implied price for the periods mentioned above:


    PERIOD                                                          MEAN            MEDIAN
    ------                                                          ----            ------
    September 14, 1998 to August 14, 2000                           65%               66%
    August 14, 1999 to August 14, 2000                              71%               73%
    January 3, 2000 to August 14, 2000                              72%               73%
    OVERALL                                                         70%               72%


          October 17, 2000 Presentation. Lehman Brothers also prepared materials that were presented to the special committee on October 17, 2000. The presentation set forth various methodologies including comparative offer premiums/discounts analysis, Forward P/E analysis, implied Forward P/E analysis, stock price performance analysis, comparable company analysis and earnings sensitivity analysis, as described below.


          Comparative Offer Premiums/Discounts Analysis. Using publicly available information, Lehman Brothers formed two graphs. The first is a graph of comparative offer premiums showing that Cendant's Preliminary Proposal of $29 per share for Avis was 14% above Avis' 52 week high stock price, 23% above Avis' stock price one month prior to the offer and 117% above its 52 week low. The second is a graph of comparative offer premiums and discounts showing that Ford's offer of $30 per share for Hertz is 41% below Hertz's 52 week high stock price, 6% below Hertz's stock price one month prior to the offer and 24% above its 52 week low.


          Forward P/E Analysis. Using publicly available information, Lehman Brothers compiled data to form a graph depicting the Forward P/E for Avis relative to Hertz between August 14, 1998 and August 14, 2000 (one day prior to Cendant's offer). Avis' Forward P/E relative to the Hertz' Forward P/E ranged between a high of 82% and a low of 48% with a median of 65%.


          Implied Forward P/E Analysis. Lehman Brothers used information obtained from Morgan Stanley's analysis of going private transactions (as used in its opinion for Travelers Property Casualty Corp.), indicating that the average price increase from the initial offer to the final offer for all such transactions was 3.91%. Lehman Brothers then formed a table showing the $30 per share Ford offer for Hertz and Hertz' consensus 2001E EPS of $3.44/share. The P/E ratio was then calculated for the Ford offer for Hertz as well as at a 3.91% and 10% premium which yielded P/E multiples of 8.7x, 9.1x and 9.6x respectively. An implied Avis price was then calculated by Lehman Brothers by multiplying the Ford offer P/E ratio of 8.7x by the historical Avis/Hertz Forward P/E ratio range of 48%-82%, yielding an implied Avis price range of $17.37 to $32.65.


          Stock Price Performance Analysis. Using publicly available information, Lehman Brothers compiled data to form two graphs of stock price performance. Graph one depicts stock price performance for the S&P 500 Index, Avis and the Peer Group for the period September 24, 1997 to August 14, 2000; the S&P 500 increased 57%, Avis increased 50% and the Peer Group decreased 17%. Graph two depicts stock price performance for the S&P 500, Avis and the Peer Group for the period August 14, 2000 to October 16, 2000 (the period from announcement of this transaction to the day before this presentation); the S&P 500 decreased 7%, Avis increased 14% and the Peer Group decreased 18%.


          Comparable Company Analysis. Using publicly available information, Lehman Brothers reviewed the public stock market trading multiples for the Peer Group. Lehman Brothers captured certain data, including trading price for the Peer Group as of October 16, 2000, and the 52-week high and low and EPS estimates for LTM, 2000 and 2001 for Avis and the Peer Group. Lehman Brothers then calculated the price as a multiple of LTM, 2000 and 2001 EPS estimates, and firm value (market capitalization plus total debt, minority interest and preferred equity less cash)/LTM revenue for the respective companies (using the Preliminary Proposal for Avis) Lehman Brothers also calculated the percent change between the trading prices (using the Preliminary Proposal for Avis) as of October 16, 2000 and the 52-week high and low. The following table show the results of these calculations:

                                                                                AVIS BASED ON
                                                       MEDIAN FOR               $29 PRELIMINARY
                                                       PEER GROUP               PROPOSAL
                                                       ----------               ---------------
             PRICE AS A MULTIPLE OF:
             LTM Earnings Per Share                    7.6x                     10.3x
             2000E Earnings Per Share                  6.1x                     9.3x
             2001E Earnings Per Share                  5.1x                     7.3x
             RATIO OF FIRM VALUE/LTM REVENUE            1.97x                   2.06x
             PRICE AS A PERCENTAGE OF:
             -------------------------
             52 Week High                              -35.8%                   +13.5%
             52 Week Low                               +20.2%                   +116.7%

          Earnings Sensitivity Analysis. Lehman Brothers utilized Avis management earnings estimates for the years 2000 and 2001 and assumed that they increased at 16.5% annually to 2004. They were then adjusted for a hypothetical 1.0% reduction in time and mileage inflation. Multiplying each year's adjusted earnings estimate by a terminal value of 7x - 9x yielded an implied future share price for Avis, which was then discounted at 17.5% to produce implied present values of Avis of between $15.20 and $28.10 per share.

          The preceding is a summary of each of the material financial analyses presented in the presentations prepared by Lehman Brothers and presented to the special committee in connection with their consideration of the Preliminary Proposal. This summary does not purport to be a complete description of the analyses performed by Lehman Brothers. Lehman Brothers made no attempt to assign specific weights to particular analyses or factors considered.

          Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Cendant selected Lehman Brothers because of its expertise, reputation and familiarity with Cendant and Avis and because its investment banking professionals have substantial expertise in transactions similar to the merger.

          The engagement of Lehman Brothers in connection with the proposed merger was formalized by an engagement letter dated August 4, 2000 between Cendant and Lehman Brothers pursuant to which Cendant has agreed to pay Lehman Brothers a cash fee of $5,000,000, $4,500,000 of which is contingent upon consummation of the merger. In addition, Cendant has agreed to reimburse Lehman Brothers for reasonable expenses incurred by Lehman Brothers and to indemnify Lehman Brothers and certain related persons for certain liabilities that may arise out of its engagement.

          Lehman Brothers has performed various investment banking services for both Cendant and Avis in the past two years relating to both acquisition advisory and financing transactions, including advising Avis on its acquisition of Cendant's vehicle management services business in August, 1999, and has received customary fees for its services. In the ordinary course of Lehman Brothers' business, Lehman Brothers may actively trade in the equity and debt securities of Cendant or Avis for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.


EXPERTS

          Our consolidated financial statements for the years ended December 31, 1999, 1998, 1997 and 1995 and for the periods ended December 31, 1996 and October 16, 1996, incorporated herein by reference, have been audited by Deloitte & Touche LLP, independent auditors.

          It is not anticipated that a representative of Deloitte & Touche LLP will attend the special meeting.

AVAILABLE INFORMATION

          Avis is subject to the informational reporting requirements of the Exchange Act and in accordance with the Exchange Act, Avis files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copies made at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and the SEC's regional offices at 7 World Trade Center, New York, New York 10048 and
Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the SEC at its Washington address at prescribed rates. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of such material may also be accessed through the SEC's web site at www.sec.gov. Avis' common stock is listed on the NYSE under the symbol "AVI." Such materials may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

          Avis and Cendant have filed a Schedule 13E-3 with the SEC with respect to the merger. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection or copying as set forth above. Statements contained in this proxy statement or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to such contract or other document filed as an exhibit with the SEC.

          IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM US, PLEASE DO SO AT LEAST FIVE BUSINESS DAYS BEFORE THE DATE OF THE SPECIAL MEETING IN ORDER TO RECEIVE TIMELY DELIVERY OF SUCH DOCUMENTS PRIOR TO THE SPECIAL MEETING.

          You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares at the special meeting. Avis has not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated January __, 2001.

          You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitation in such jurisdiction.

INFORMATION INCORPORATED BY REFERENCE

          Our Annual Report on Form 10-K for the years ended December 31, 1997, December 31, 1998 and December 31, 1999 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, each filed by us with the SEC (Commission File No. 000-13315) are incorporated by reference into this proxy statement. Our 10-Ks and 10-Q are not presented in this proxy statement or delivered with it, but are available (without exhibits, unless the exhibits are specifically incorporated in this proxy statement by reference) to any person, including any beneficial owner, to whom this proxy statement is delivered, without charge, upon written request directed to us at 900 Old Country Road, Garden City, New York 11530, Attention: General Counsel at 516-222-3000. Copies of our 10-Ks and 10-Qs so requested will be sent, within one business day of receipt of such request, by first class mail, postage paid.

          All documents Avis files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting shall be deemed to be incorporated by reference in this proxy statement and to be a of this proxy statement hereof from the respective dates of filing of such documents. Any statement contained in this proxy statement or in a document incorporated or deemed to be incorporated by reference in this proxy shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in any subsequently filed document that also is or is deemed to be incorporated by reference in this proxy modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement. Any references to Private Securities Litigation Reform Act in Avis' publicly-filed documents which are incorporated by reference into this proxy statement are specifically not incorporated by reference into this proxy statement.

                         -------------------------------

          NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED, OR INCORPORATED BY REFERENCE, IN THIS PROXY STATEMENT, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR ANY OTHER PERSON. AVIS HAS SUPPLIED ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT RELATING TO AVIS, AND CENDANT HAS SUPPLIED ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT RELATING TO CENDANT, AVIS ACQUISITION CORP. AND THEIR AFFILIATES.

                                   By order of the Board of Directors

                                   /s/ Karen C. Sclafani
                                   -----------------------------------
                                   Vice President, General Counsel and Secretary

January 22, 2001

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
QUESTIONS AND ANSWERS ABOUT THE MERGER............................................................................1


SUMMARY TERM SHEET................................................................................................3

         The Special Meeting......................................................................................3
         Reasons for Engaging in the Transaction..................................................................4
         The Parties to the Transaction...........................................................................4
         Effects of the Merger....................................................................................5
         Recommendations of the Special Committee and our Board of Directors......................................5
         Opinion of Morgan Stanley................................................................................6
         Avis' Position as to the Fairness of the Merger..........................................................6
         Cendant's, PHH Corporation's and Avis Acquisition Corp.'s Position as to the Fairness of the
                Merger............................................................................................6
         Interests of our Directors and Executive Officers in the Merger..........................................6
         Accounting Treatment.....................................................................................7
         Material U.S. Federal Income Tax Consequences............................................................7
         The Merger Agreement.....................................................................................8

FORWARD LOOKING STATEMENTS MAY PROVE INACCURATE..................................................................12


INTRODUCTION.....................................................................................................13

         Proposal to be Considered at the Special Meeting........................................................13
         Voting Rights; Vote Required for Approval...............................................................13
         Voting and Revocation of Proxies........................................................................14
         Solicitation of Proxies.................................................................................14
         Comparative Market Price Data...........................................................................15
         Dividends...............................................................................................16
         Our Selected Consolidated Financial Information.........................................................16
         Consolidated Ratios of Earnings to Fixed Charges and Book Value Per Share...............................19
         Recent Developments.....................................................................................19

SPECIAL FACTORS..................................................................................................20

         Background of the Merger................................................................................20
         Opinion of Morgan Stanley...............................................................................27
         Reasons for the Recommendations of the Special Committee and our Board of Directors.....................34
         Our Forecasts...........................................................................................37


         Avis' Position as to the Fairness of the Merger.........................................................38
         Cendant's, PHH Corporation's and Avis Acquisition Corp.'s  Position as to the Fairness of the
                Merger; Cendant's Reasons for the Merger.........................................................40
         Purpose and Structure of the Merger.....................................................................41
         Certain Effects of the Merger; Plans or Proposals After the Merger......................................42
         Interests of Executive Officers and Directors in the Merger.............................................43
         Certain Relationships Between Cendant and Avis..........................................................46
         Material U.S. Federal Income Tax Consequences of the Merger to our Stockholders.........................48

THE MERGER.......................................................................................................49

         Effective Time of Merger................................................................................49
         Payment of Merger Consideration and Surrender of Stock Certificates.....................................50
         Accounting Treatment....................................................................................51
         Financing of the Merger.................................................................................51
         Appraisal Rights........................................................................................51
         Regulatory Approvals and Other Consents.................................................................54
         The Merger Agreement....................................................................................54
                  General  ......................................................................................54
                  Consideration to be Received by the Stockholders...............................................53
                  Stock Options..................................................................................53
                  Representations and Warranties.................................................................54
                  Covenants......................................................................................55
                  Employee Benefits..............................................................................56
                  Special Meeting................................................................................57
                  No Solicitation of Other Offers................................................................57
                  Access to Information..........................................................................58
                  Note Tender Offer..............................................................................58
                  Conditions to the Merger.......................................................................58
                  Termination of the Merger Agreement............................................................60
                  Termination Fees; Expenses.....................................................................61
                  Amendment to the Merger Agreement..............................................................62

OTHER MATTERS....................................................................................................62

         Security Ownership of Certain Beneficial Owners and Management..........................................62
         Transactions in Common Stock by Certain Persons.........................................................65
         Other Matters for Action at the Special Meeting.........................................................66
         Proposals by Holders of Shares of Common Stock..........................................................66
         Expenses of Solicitation................................................................................66
         Preliminary Presentation by Bear Stearns................................................................66
         Preliminary Presentations by Lehman Brothers............................................................66
         Experts67
         Available Information...................................................................................67
         Information Incorporated by Reference...................................................................67



APPENDIX A  -- Agreement and Plan of Merger.................................................................A-1
APPENDIX B  -- Opinion of Morgan Stanley & Co. Incorporated.................................................B-1
APPENDIX C  -- Section 262 of the Delaware General Corporation Law..........................................C-1

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned hereby appoints Kevin M. Sheehan and Karen C. Sclafani, or either of them, proxies (each with full power of substitution) to vote, as indicated below and in their discretion upon such other matters, not known or determined at the time of solicitation of this proxy, as to which stockholders may be entitled to vote at the special meeting of the stockholders of Avis Group Holdings, Inc. to be held at the Company's corporate offices, 900 Old Country Road, Garden City, New York 11530 on ______ ___, 2001, at 10:00 a.m., local time, and at any adjournment or postponement of the special meeting, as indicated on the reverse side.

          This proxy is solicited on behalf of the board of directors. This proxy, when properly executed, will be voted in a manner directed herein by the undersigned stockholder. If no direction is made, the proxy will be voted "FOR" proposals 1 and 2.

                (Continued and to be signed on the reverse side)

          1. A proposal to adopt the Agreement and Plan of Merger, dated as of November 11, 2000, by and among Cendant Corporation, PHH Corporation, Avis Acquisition Corp. and Avis Group Holdings, Inc.

                         / / FOR / / AGAINST / / ABSTAIN

          2. To adjourn the meeting, if necessary, to solicit additional votes in favor of adoption of the merger agreement.

                         / / FOR / / AGAINST / / ABSTAIN



          The undersigned hereby acknowledges receipt of the notice of the special meeting and the proxy statement.

                                      PLEASE SIGN AND DATE THIS PROXY BELOW.

                                                  Date:

                                                  ------------------------------

                                                  ------------------------------

                                                  ------------------------------

                                                  Please sign exactly as your
                                                  name appears on  left.
                                                  When signing as attorney,
                                                  executor, administrator,
                                                  guardian or corporate
                                                  official, please give full
                                                  title.

                                                                      APPENDIX A

                           --------------------------

                                    AGREEMENT

                                       AND

                                 PLAN OF MERGER

                                  by and among

                              CENDANT CORPORATION,

                                PHH CORPORATION,

                             AVIS ACQUISITION CORP.

                                       and

                            AVIS GROUP HOLDINGS, INC.


                          dated as of November 11, 2000
                           ---------------------------

                          AGREEMENT AND PLAN OF MERGER


     This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of November 11, 2000, is by and among Cendant Corporation, a Delaware corporation ("Parent"), PHH Corporation, a Maryland corporation and an indirect wholly owned Subsidiary (as defined below) of Parent ("PHH"), Avis Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of PHH ("Merger Sub"), and Avis Group Holdings, Inc., a Delaware corporation (the "Company").


                                    RECITALS

     WHEREAS, Cendant Car Holdings, Inc., a Delaware corporation and an indirect, wholly owned Subsidiary of Parent ("Car Holdings"), is the beneficial owner of 5,535,800 shares of class A common stock, par value $.01 per share, of the Company (the "Company Common Stock"), which represents approximately 17.8% of the outstanding shares of Company Common Stock;

     WHEREAS, Parent and PHH have proposed that PHH acquire (the "Acquisition") all of the issued and outstanding shares of Company Common Stock not beneficially owned (within the meaning of Rule 13d-3 of the Exchange Act (as defined below)) by Parent, PHH, Merger Sub, Car Holdings or any other direct or indirect Subsidiary of Parent (collectively, the "Acquisition Group") (such outstanding shares of Company Common Stock not owned by the Acquisition Group being referred to herein as the "Shares");

     WHEREAS, in furtherance of the Acquisition, it is proposed that Merger Sub shall be merged with and into the Company, with the Company continuing as the surviving corporation (the "Merger"), in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and upon the terms and subject to the conditions set forth herein;

     WHEREAS, a special committee of the board of directors of the Company (the "Board"), consisting entirely of nonmanagement directors of the Company who are not Affiliates (as defined below) of the Acquisition Group (the "Independent Committee"), was established for, among other purposes, the purpose of evaluating the Acquisition and making a recommendation to the Board with regard to the Acquisition;

     WHEREAS, the Independent Committee has received the opinion of Morgan Stanley & Co., Incorporated ("Morgan Stanley"), financial advisor to the Independent Committee, that, as of the date hereof, the consideration to be received by the holders of Shares pursuant to the Merger is fair to such holders from a financial point of view;

     WHEREAS, the Board, based on the unanimous recommendation of the Independent Committee, has, in light of and subject to the terms and conditions set forth herein, (i) determined that (x) the Merger Consideration (as defined below), is fair to the holders of Shares and (y) the Merger is advisable and in the best interests of the Company and the holders of Shares; (ii) approved, and declared the advisability of, this Agreement and (iii) determined to recommend that the stockholders of the Company vote to adopt this Agreement;

     WHEREAS, the respective boards of directors of Parent, PHH and Merger Sub have approved this Agreement; the board of directors of Merger Sub has declared the advisability of the Agreement; and PHH, as the sole stockholder of Merger Sub, has adopted this Agreement; and

     WHEREAS, the Company, Parent, PHH and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated hereby (collectively, the "Transactions") and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties hereto agree as follows:


                                    ARTICLE I
                                   THE MERGER

     I.1 The Merger. At the Effective Time (as defined below), and upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Merger Sub shall be merged with and into the Company. Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and as a wholly owned subsidiary of PHH, and the separate corporate existence of Merger Sub shall cease in accordance with the DGCL.

     I.2 Effective Time. Subject to the provisions of this Agreement, the parties shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the DGCL as soon as practicable on or after the Closing Date (as defined below). The Merger shall become effective upon such filing or at such time thereafter as is agreed by Parent and the Independent Committee and provided in the Certificate of Merger (the "Effective Time," and the date of such effectiveness shall be the "Effective Date").

     I.3 Closing of the Merger. The closing of the Merger (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, at 10:00 a.m. (local time) on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or waiver (as permitted by this Agreement and applicable law) of all of the conditions set forth in Article VI hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) (the "Closing Date"), unless another time, date or place is agreed by Parent and the Independent Committee in writing.

     I.4 Effects of the Merger.  The Merger  shall have the effects set forth in
Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     I.5 Certificate of Incorporation and By-laws. At the Effective Time, the Amended and Restated Certificate of Incorporation of the Company shall be amended and restated in its entirety to read as set forth in Annex A and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation, subject to the provisions of Section 5.5. The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with its terms, and as provided by applicable law, and the certificate of incorporation of the Surviving Corporation, subject to the provisions of Section 5.5.

     I.6 Directors. The directors of Merger Sub at the Effective Time, from and after the Effective Time, shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation until such director's successor is duly elected and qualified in the manner provided in the Surviving Corporation's certificate of incorporation and by-laws, or as otherwise provided by applicable law.

     I.7 Officers. The officers of the Company at the Effective Time, from and after the Effective Time, shall be the officers of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified in the manner provided in the Surviving Corporation's certificate of incorporation and by-laws, or as otherwise provided by applicable law.

     I.8 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of the Company, Merger Sub or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.


                                   ARTICLE II
                              CONVERSION OF SHARES

     II.1 Conversion of Shares. At the Effective Time, by virtue of the Merger, and without any action on the part of the holder thereof:

     (a) subject to Section 2.3, each Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash, without interest, equal to thirty-three United States Dollars ($33.00) (the "Merger Consideration") in the manner provided in Section 2.2 hereof;

     (b) each Share issued and held in the Company's treasury or held by any Subsidiary of the Company immediately prior to the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and retired without payment of any consideration therefor;

     (c) each share of Company Common Stock held by any member of the Acquisition Group immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation; and

     (d) each share of common stock, par value $.01 per share, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

     II.2 Delivery of Merger Consideration.

     (a) Immediately prior to the Effective Time, Parent and PHH shall deposit or cause to be deposited in trust (the "Payment Fund") with an agent designated by Parent and reasonably satisfactory to the Independent Committee (the "Payment Agent") for the benefit of the holders of certificates representing the Shares issued and outstanding as of the Effective Time (collectively, "Certificates"), the aggregate Merger Consideration to be paid in respect of the Shares. The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Payment Agent, as directed by the Surviving Corporation, in (i) obligations of or guaranteed by the United States, and (ii) certificates of deposit, bank repurchase agreements and bankers' acceptances of any bank or trust company organized under federal law or under the law of any state of the United States or of the District of Columbia that has capital, surplus and undivided profits of at least $1 billion or in money market funds which are invested substantially in such investments. Any net earnings with respect thereto shall be paid to the Surviving Corporation as and when requested by the Surviving Corporation.

     (b) As soon as reasonably practicable after the Effective Time, Parent shall instruct the Payment Agent to mail to each holder of record of Shares immediately prior to the Effective Time (excluding any Shares cancelled pursuant to Section 2.1 hereof):

          (i) a letter of transmittal (the "Letter of Transmittal") (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of such Certificates to the Payment Agent and shall be in such form and have such other provisions as Parent reasonably specifies), and

          (ii) instructions for use in effecting the surrender of each Certificate in exchange for the Merger Consideration with respect to each of the Shares formerly represented thereby.

     (c) Parent and the Surviving Corporation shall cause the Payment Agent to pay to the holders of a Certificate, as soon as practicable after receipt of any Certificate (or in lieu of any such Certificate which has been lost, stolen or destroyed, an affidavit of lost, stolen or destroyed share certificates (including customary indemnity or bond against loss) in form and substance reasonably satisfactory to Parent) together with the Letter of Transmittal, duly executed, and such other documents as Parent or the Payment Agent reasonably request, in exchange therefor a check in the amount equal to the Merger Consideration multiplied by the number of Shares represented by such Certificate. No interest shall be paid or accrued on any cash payable upon the surrender of any Certificate. Each Certificate surrendered in accordance with the provisions of this Section 2.2(c) shall be cancelled forthwith.

     (d) In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, the Merger Consideration may be paid to the transferee only if (i) the Certificate representing such Shares surrendered to the Payment Agent in accordance with Section 2.2(c) hereof is properly endorsed for transfer or is accompanied by appropriate and properly endorsed stock powers and is otherwise in proper form to effect such transfer,
(ii) the Person requesting such transfer pays to the Payment Agent any transfer or other taxes payable by reason of such transfer or establishes to the satisfaction of the Payment Agent that such taxes have been paid or are not required to be paid, and (iii) such Person establishes to the reasonable satisfaction of Parent that such transfer would not violate any applicable federal or state securities laws.

     (e) Subject to Section 2.3, at and after the Effective Time, each holder of a Certificate that represented issued and outstanding Shares immediately prior to the Effective Time shall cease to have any rights as a stockholder of the Company, except for the right to surrender his or her Certificate in exchange for the Merger Consideration multiplied by the number of Shares represented by such Certificate. At the Effective Time, the stock transfer books of the Company shall be closed, except as otherwise provided by applicable law, and no transfer of Shares shall be made on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Payment Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, except as otherwise provided by applicable law.

     (f) The Merger Consideration paid in the Merger shall be net to the holder of Shares in cash, and without interest thereon, subject to reduction only for any applicable withholding Taxes (as defined below).

     (g) Promptly following the date which is 180 days after the Effective Date, the Payment Agent shall deliver to the Surviving Corporation all cash (including any interest received with respect thereto), Certificates and other documents in its possession relating to the transactions contemplated hereby, and the Payment Agent's duties shall terminate. Thereafter, each holder of a Certificate (other than Certificates representing Dissenting Shares (as defined below)) may surrender such Certificate to the Surviving Corporation and (subject to any applicable abandoned property, escheat or similar law) receive in consideration therefor (and only as general creditors thereof) the aggregate Merger Consideration relating thereto, without any interest thereon. Notwithstanding the foregoing, no member of the Acquisition Group, nor the Surviving Corporation, the Company or the Payment Agent shall be liable to a holder of a Certificate for any Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (h) Any portion of the Merger Consideration made available to the Payment Agent pursuant to Section 2.2(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Parent or PHH upon demand.

     II.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately before the Effective Time and that are held by stockholders who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with
Section 262 of the DGCL shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1, unless such holders fail to perfect or withdraw or otherwise lose their rights to appraisal. Instead, ownership of such Shares shall entitle the holder thereof to receive the consideration determined pursuant to Section 262 of the DGCL; provided, however, that if such holder fails to perfect or effectively withdraws such holder's right to appraisal and payment under the DGCL, each of such Shares shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration, without any interest thereon, upon surrender of the Certificate or Certificates in the manner provided in Section
2.2 hereof. The Company shall give Parent (i) prompt notice of any demands (or withdrawals of demands) for appraisal of any Shares received by the Company pursuant to the applicable provisions of the DGCL and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands for appraisal or offer to settle, or settle, any such demands.

     II.4 Treatment of Company Options.

     (a) Subject to Section 2.4(b), the Company shall take all action necessary so that each option to purchase shares of Company Common Stock (each, an "Option") granted under the Company's 1997 Stock Option Plan and 2000 Incentive Compensation Plan (collectively, the "Assumed Option Plans" and, individually, an "Assumed Option Plan") outstanding and unexercised immediately prior to the Effective Time shall be cancelled immediately prior to the Effective Time in exchange for the right to receive an amount in cash equal to the product of (i) the number of shares of Company Common Stock subject to such Option immediately prior to the Effective Time and (ii) the excess, if any, of the Merger Consideration over the per share exercise price of such Option, to be delivered by the Surviving Corporation promptly following the Effective Time. All applicable withholding taxes attributable to the payments made hereunder shall be deducted from the amounts payable under this Section 2.4. Notwithstanding the foregoing, or Section 2.4(b), any Option with an exercise price greater than the Merger Consideration immediately prior to the Effective Time shall be automatically converted into an Assumed Option in accordance with Section 2.4(c), whether or not the holder thereof shall have made a Retention Election with respect to such Option in accordance with Section 2.4(b). The Company shall use its commercially reasonable efforts to obtain the consent of each holder of Options to the foregoing treatment of such Options to the extent required under the Assumed Option Plans pursuant to which such Options were granted.

     (b) Notwithstanding the provisions of Section 2.4(a), each person who, on or prior to the Effective Date, is the holder of an outstanding and unexercised Option shall be entitled, with respect to all or any portion of such holder's Option, to make an unconditional election to the Company in writing (a "Retention Election") on or prior to the Effective Date, to convert, as of the Effective Time, such portion of their Options as may be specified in such Retention Election into options to purchase shares of common stock, par value $.01 per share, of Parent ("Cendant Common Stock"), as set forth in subsection
(c) below, in lieu of receiving a cash payment, if any, in consideration for the cancellation of such portion of their Options in the manner described in Section 2.4(a).

     (c) Any portion of an Option with respect to which a timely Retention Election has been delivered to the Company (the "Elected Portion") shall, at the Effective Time, become and represent an option to purchase Cendant Common Stock; and Parent shall assume each such option (hereinafter, an "Assumed Option") subject to the terms of the applicable Assumed Option Plan, in each case as heretofore amended or restated, as the case may be, and the agreement evidencing the grant thereunder of such Assumed Option; provided, however, that from and after the Effective Time, (i) the number of shares of Cendant Common Stock purchasable upon exercise of such Assumed Option shall be equal to the number of shares of Company Common Stock that were purchasable under such Assumed Option immediately prior to the Effective Time multiplied by the Exchange Ratio (as defined below), and rounded up or down to the nearest whole share, and (ii) the per share exercise price under each such Assumed Option shall be adjusted by dividing the per share exercise price of each such Assumed Option by the Exchange Ratio, and rounding up or down to the nearest whole cent; provided, however, that in the case of any Options intended to qualify as "incentive stock options" under Section 422 of the Code, the adjustments pursuant to this Section 2.4(c) shall be determined in order to comply with Section 424(a) of the Code. The terms of the Assumed Option shall be the same as the original Option except that all references to the Company shall be deemed to be references to Parent. The terms of each Assumed Option shall, to the extent provided in the applicable Assumed Option Plan, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to Cendant Common Stock on or subsequent to the Effective Time. The "Exchange Ratio" shall be equal to the ratio obtained by dividing the amount of the Merger Consideration by the average closing price of one share of Cendant Common Stock on the New York Stock Exchange for the ten (10) consecutive trading days immediately preceding the Effective Date.

     (c) The parties acknowledge that each Option to purchase shares of Company Common Stock under the Assumed Option Plans shall become fully vested and exercisable in connection with consummation of the Merger in accordance with and subject to the terms of such Option and the relevant Assumed Option Plan.

     II.5 Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur in accordance with the terms of this Agreement, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period, the cash payable pursuant to the Offer, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

     II.6 Stockholders Meeting.

     (a) The Company, acting through the Board, shall, in accordance with and to the extent permitted by applicable law:

          (i) as promptly as practicable after the date hereof, call, give notice of, convene and hold a special meeting of its stockholders (the "Stockholders Meeting") for the purpose of considering and taking action upon the adoption of this Agreement;

          (ii) prepare and file with the Securities and Exchange Commission (the "SEC") a preliminary proxy statement relating to this Agreement and the Merger as promptly as practicable after the date hereof, and use its commercially reasonable efforts to obtain and furnish the information required to be included in such proxy statement and, after consultation with Parent, respond promptly to any comments made by the SEC and its staff with respect to the preliminary proxy statement and cause a definitive proxy statement relating to this Agreement and the Merger (such proxy statement, together with any and all amendments or supplements thereto, the "Proxy Statement") to be mailed to its stockholders at the earliest practicable time;

          (iii) include in the Proxy Statement the recommendations of the Independent Committee and the Board that stockholders of the Company vote in favor of the adoption of this Agreement (as the same may be amended, modified or withdrawn in accordance with Section 5.2(d) hereof); and

          (iv) use its reasonable best efforts to solicit from holders of Shares proxies in favor of the adoption of this Agreement and take all other action necessary or advisable to secure, at the Stockholders Meeting, the affirmative vote of (A) the holders of a majority of the outstanding shares of Company Common Stock (voting as one class, with each share of Company Common Stock having one vote) and (B) the holders of a majority of the votes cast at the Stockholders Meeting by holders of Shares in favor of the adoption of this Agreement (the "Company Stockholder Approval"). The Company shall cause all Shares for which valid proxies have been submitted and not revoked to be voted at the Stockholders Meeting in accordance with the instructions on such proxies.

     (b) Once the Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Stockholders Meeting (other than for the absence of a quorum) without the prior written consent of Parent.

     (c) Parent, PHH and Purchaser agree to promptly provide the Company with the information concerning Parent, PHH and Purchaser and their respective Affiliates required to be included in the Proxy Statement. At the Stockholders Meeting, Parent, PHH and Purchaser shall vote, or cause to be voted, all shares of Company Common Stock beneficially owned by them or any of their respective Subsidiaries in favor of the adoption of this Agreement.

     (d) Notwithstanding anything to the contrary contained in this Agreement, in the event that the Independent Committee changes its recommendation of this Agreement and the Merger in accordance with Section 5.2(d) hereof and this Agreement has not been terminated pursuant to Article VII hereof, then, without limiting the Company's ability to disclose the recommendations of the Board and the Independent Committee in the Proxy Statement:

          (i) in performing its obligations under this Section 2.6, the Company shall not be obligated to solicit from holders of Shares proxies in favor of the adoption of this Agreement or to take all action necessary or advisable to secure, at the Stockholders Meeting, the Company Stockholders Approval, but instead shall be obligated to solicit impartially from holders of Shares proxies to be voted at the Stockholders Meeting (making no instructions to vote in favor or against, but merely to return a completed proxy card) and to take all action necessary or advisable to maximize, at the Stockholders Meeting, the number of proxies submitted by holders of Shares;

          (ii) the Company shall remain obligated to vote all unspecified but executed proxies submitted by holders of Shares in favor of the adoption of this Agreement;

          (iii) Parent and its affiliates and agents shall have the right, as a participant in the Company's solicitation of proxies, to communicate with and solicit from holders of Shares the submission of Company proxies in favor of the adoption of this Agreement and to take all actions necessary or advisable to secure, at the Stockholders Meeting, the Company Stockholders Approval and otherwise to act as a participant in the Company's solicitation; and

          (iv) The Company shall cooperate with Parent in connection with any actions taken by it pursuant to clause (d)(ii) above and shall make any filings under Federal securities laws required in connection therewith.


                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent, PHH and Merger Sub as of the date of this Agreement as follows:

     III.1 Organization. The Company and each of its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary where the failure to be so duly qualified or licensed or in good standing would, individually or in the aggregate, result in a Material Adverse Effect (as defined below). As used herein, the term "Material Adverse Effect" means a material adverse change in, or effect on, the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, but shall not include any change, event, effect, occurrence or circumstance arising in connection with or as a result of (i) the announcement or performance of the Transactions contemplated by this Agreement, in and of themselves, or (ii) Parent's announcement or other communication of Parent of the plans or intentions of Parent with respect to any conduct of any business of the Company or any of its Subsidiaries.

     III.2 Authority Relative to this Agreement.

     (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including, without limitation, the Merger. The execution and delivery of this Agreement by the Company, and the consummation of the Transactions to be consummated by it, have been duly authorized by the Board and no other corporate proceedings on the part of the Company are required to authorize this Agreement or to consummate the Transactions to be consummated by it, other than, with respect to the Merger, (i) the Company Stockholder Approval and (ii) the filing and recordation of the Certificate of Merger in accordance with the DGCL. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery hereof by Parent, PHH and Merger Sub) constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors' rights generally and
(ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     (b) The Company hereby represents and warrants that (i) the Independent Committee has been duly authorized and constituted; (ii) the Board, based on the recommendation of the Independent Committee at a meeting duly called and held, has (A) determined that (x) the Merger Consideration is fair to the holders of Shares and (y) the Merger is advisable and in the best interests of the Company and the holders of Shares, (B) approved and declared the advisability of, this Agreement and (C) determined to recommend that the stockholders of the Company vote to adopt this Agreement in accordance with the provisions of the DGCL. The Independent Committee and the Board have received the written opinion (the "Fairness Opinion") of Morgan Stanley to the effect that, as of the date hereof, the Merger Consideration to be paid to the holders of Shares is fair to such holders from a financial point of view, and, as of the date hereof, such Fairness Opinion has not been withdrawn. The Company has delivered a true, correct and complete copy of the Fairness Opinion to Parent.

     III.3 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of holders of any class or series of the Company's capital stock required to approve the Merger and adopt this Agreement under the DGCL, the Company's Amended and Restated Certificate of Incorporation and the Company's Amended and Restated By-Laws.

     III.4 State Takeover Statutes. The Company has elected not to be governed by Section 203 of the DGCL in accordance with the provisions of Section 203(b) of the DGCL. The restrictions on business combinations contained in Section 203 of the DGCL do not apply to the Merger or the other Transactions nor shall they apply to any member of the Acquisition Group as a result of this Agreement or the Transactions.

     III.5 Capitalization.

     (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, 15,000,000 shares of class B common stock, par value $.01 per share of the Company (the "Class B Common Stock") and 20,000,000 shares of preferred stock, par value $.01 per share, of the Company ("Preferred Stock"). As of October 31, 2000, there were (i) 31,156,172 shares of Company Common Stock issued and outstanding, (ii) 4,768,828 shares of Company Common Stock held in the Company's treasury, (iii) 9,000,000 shares of Company Common Stock reserved for issuance upon the exercise of outstanding Options, (iv) no shares of Company Common Stock reserved for issuance upon the conversion of the Class B Common Stock, (v) no shares of Class B Common Stock issued, (vi) no shares of Class B Common Stock reserved for issuance upon conversion of the series A preferred stock, par value $.01 per share, of Avis Fleet Leasing and Management Corporation, a Texas corporation and a subsidiary of the Company (the "Avis Fleet") and series B preferred stock, par value $.01 per share of Avis Fleet, and (vii) no shares of Preferred Stock issued. All issued and outstanding shares of Company Common Stock are, and all shares of Company Common Stock issuable upon exercise of Options or conversion of the Class B Common Stock shall be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable, and free of preemptive rights.

     (b) Except as set forth in subsection (a) above or in Section 3.5(b) of the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Letter"), the Company does not have any shares of its capital stock issued or outstanding and there are no outstanding subscriptions, options, warrants, calls, convertible securities, rights or other agreements or commitments (i) to which the Company or any of its Subsidiaries is a party of any character relating to the issued or unissued capital stock or other equity interests of the Company or any of its Subsidiaries, or (ii) obligating the Company or any Subsidiary of the Company to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other right, agreement, arrangement or commitment to repurchase, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Person.

     (c) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or such Subsidiary on any matter. Except as set forth in Section 3.5(c) of the Company Disclosure Letter, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

     III.6 Subsidiaries.

     (a) Section 3.6(a) of the Company Disclosure Letter sets forth a complete and accurate list of each Subsidiary of the Company. Except as set forth in
Section 3.6 of the Company Disclosure Letter, all outstanding equity securities or other equity interests in each Subsidiary of the Company (i) are owned of record and beneficially by the Company or another of the Company's wholly owned Subsidiaries, free of all liens, claims, charges or encumbrances, and (ii) have been duly authorized, and are validly issued, fully paid and nonassessable, and free of preemptive rights. Section 3.6(a) of the Company Disclosure Letter sets forth all debt securities in excess of $500,000 issued by the Company or any Subsidiary of the Company.

     (b) Except as set forth in Section 3.6(b) of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company owns, directly or indirectly, a material amount of any capital stock, interest or equity investment or debt security in any corporation, partnership, limited liability company, joint venture, business, trust or other entity other than interests in another Subsidiary of the Company.

     III.7 No Conflict; Required Filings and Consents.

     (a) Except for (i) applicable requirements of (A) the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (B) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any similar foreign competition laws applicable hereto, and (C) any state securities or blue sky laws applicable hereto, (ii) the filing and recordation of the Certificate of Merger, as required by the DGCL, and (iii) as set forth in Section 3.7(a) of the Company Disclosure Letter, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions contemplated hereby shall require on the part of the Company or any Subsidiary of the Company any filing with, or obtaining of, any permit, authorization, consent or approval of, or any notice to, any court, tribunal, legislative, executive or regulatory authority or agency (a "Governmental Entity"), where the failure to so file or obtain would, individually or in the aggregate, result in a Material Adverse Effect or would materially impair the Company's ability to consummate the Transactions.

     (b) Except as set forth in Section 3.7(b) of the Company Disclosure Letter, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions will (i) conflict with or result in any breach of any provision of the Amended and Restated Certificate of Incorporation of the Company or the Amended and Restated By-laws of the Company or equivalent organizational documents of any Subsidiary of the Company, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, suspension, modification or acceleration of any obligation under, or result in the creation of a lien under, any of the terms, conditions or provisions of, or otherwise require the consent or waiver of, or notice to, any other party under, any bond, note, mortgage, indenture, other evidence of indebtedness, guarantee, license, agreement or other contract or instrument ("Contract") to which the Company or any Subsidiary of the Company is a party or by which any of them or any of their respective properties or assets is bound, (iii) violate any law, statute, rule, regulation, order, writ, injunction or decree applicable to the Company, any Subsidiary of the Company or any of their respective properties or assets, or (iv) require the Company to pay any existing indebtedness where such violations, breaches, defaults or rights, in the case of clause (ii) or (iii), would, individually or in the aggregate, result in a Material Adverse Effect or would materially impair the Company's ability to consummate the Transactions.

     III.8 SEC Documents and Financial Statements.

     (a) The Company has filed all forms, reports and documents required to be filed with the SEC pursuant to the Exchange Act since December 31, 1998 (collectively, the "Company SEC Reports"). The Company SEC Reports, as of their respective filing dates, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the then applicable requirements of the Exchange Act, the Securities Act of 1933, as amended (the "Securities Act") and the applicable rules and regulations thereunder. No Subsidiary of the Company is required to file any forms, reports or other documents with the SEC.

     (b) The consolidated financial statements (including all related notes) included in the Company SEC Reports fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof, and the results of operations and the changes in cash flows of the Company and its consolidated Subsidiaries for the respective periods set forth therein. Each of the consolidated financial statements (including all related notes) included in the Company SEC Reports has been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP"), except as otherwise noted therein, and subject, in the case of interim financial statements, to normal and recurring year-end audit adjustments.

     III.9 No Undisclosed Liabilities.  Except as and to the extent disclosed in
Section 3.9 of the Company Disclosure Letter or reflected or reserved against in the Company's consolidated balance sheets included in the Company SEC Reports, and except for liabilities and obligations incurred in the ordinary course of business, consistent with past practice since December 31, 1999, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (or in the notes thereto).

     III.10 Absence of Certain Changes. Except as contemplated by this Agreement or set forth in Section 3.10 of the Company Disclosure Letter or in the Form 10-Q of the Company filed with respect to the quarter ended June 30, 2000, since June 30, 2000, (a) the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business, consistent with past practice, (b) neither the Company nor any Subsidiary of the Company has taken any action which, if taken after the date hereof, would violate Section 5.1 hereof if taken without the approval of Parent, and (c) there has not occurred any event, circumstance or condition which, individually or together with all such events, circumstances or conditions, has resulted or would result in a Material Adverse Effect.

     III.11 Proxy Statement. None of the information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement shall, at the time it is filed with the SEC, at the time it is first mailed to the Company's stockholders, or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company as to any information supplied by Parent, PHH or Merger Sub to the Company for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

     III.12 Litigation. Except as specifically disclosed in the Company SEC Reports or set forth in Section 3.12 of the Company Disclosure Letter, there is no action, suit, proceeding, inquiry or investigation pending or, to the knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries, at law or in equity, by or before any Governmental Entity which (i), as of the date hereof, questions or challenges the validity of this Agreement or which (ii), if adversely determined, would result in a Material Adverse Effect or would materially impair or delay the ability of the Company to consummate the Transactions to be consummated by it.

     III.13 Taxes. Except as set forth in Section 3.13 of the Company Disclosure
Letter:

     (a) Each of the Company and its Subsidiaries has (i) duly and timely filed (or there has been filed on their behalf) with the appropriate Governmental Entities all material Tax Returns (as defined below) required to be filed by it and all such material Tax Returns are true, correct and complete; (ii) duly paid in full (or there has been duly paid on its behalf) all Taxes (as defined below) shown on such Tax Returns that are due and payable; and (iii) made adequate provision, in accordance with GAAP (or adequate provision has been made on its behalf), for the payment of all current Taxes not yet due.

     (b) Each of the Company and its Subsidiaries has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has, within the time and the manner prescribed by law, withheld and paid over the proper Governmental Entities all material amounts required to be so withheld and paid over.

     (c) Neither the Company nor any of its Subsidiaries has requested an extension of time within which to file any material Tax Return in respect of a taxable year which has not since been filed and no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to material Taxes or material Tax Returns has been given by or on behalf of the Company or any of its Subsidiaries.

     (d) No material federal, state, local or foreign audits, examinations or other administrative court proceedings have been commenced or, to the Company's knowledge, are threatened with regard to any material Taxes or material Tax Returns of the Company or any of its Subsidiaries. No written notification has been received by the Company or any of its Subsidiaries that such an audit, examination or other proceeding is pending or threatened with respect to any material Taxes due from or with respect to or attributable to the Company or any of its Subsidiaries or any material Tax Return filed by or with respect to the Company or any of its Subsidiaries.

     (e) Neither the Company nor any of its Subsidiaries is a party to any agreement, plan, contract or arrangement that could result, separately or in the aggregate, in a payment of (i) any "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or (ii) any amount that would not be deductible under Section 162(m) of the Code.

     (f) Neither the Company nor any of its Subsidiaries is a party to any material tax sharing, tax indemnity or other agreement or arrangement.

     (g) There are no material liens for Taxes upon the assets of the Company or any of its Subsidiaries except liens for Taxes not yet due and payable.

     (h) For purposes of this Agreement, "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States Internal Revenue Service (the "IRS") or any taxing authority (whether domestic or foreign including any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. For purposes of this Agreement, "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

     III.14 Employee Benefit Plans.

     (a) Each material employee benefit plan, program, arrangement or agreement, including each "employee benefit plan," within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), in each case, maintained by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries contributes or is required to contribute (each, a "Plan"; collectively, "Plans") is listed in Section 3.14(a) of the Company Disclosure Letter. None of the Company or any of its Subsidiaries has any commitment or formal plan to create any additional employee benefit plan or modify or change any existing Plan (except as required to maintain the tax-qualified status of any Plan intended to qualify under Section 401(a) of the
Code).

     (b) Except as disclosed in the Company SEC Reports or Section 3.14(b) of the Company Disclosure Letter or to the extent that any breach of the representations  set forth in this  sentence  would not have a Material  Adverse
Effect: (i) each Plan (other than any Plan that is a "multiemployer plan," within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan")) is in compliance with applicable law and has been administered and operated in all respects in accordance with its terms; (ii) each Plan (other than any Multiemployer Plan) which is intended to be "qualified" within the meaning of
Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination letter regarding its tax-qualified status from the IRS and the Company is not aware of any circumstances that could reasonably be expected to result in the revocation of such letter; (iii) the actuarial present value of the accumulated plan benefits (whether or not vested) under each Plan covered by Title IV of ERISA (other than any Multiemployer Plan) as of the close of its most recent plan year did not exceed the fair value of the assets allocable thereto; (iv) no Plan covered by Title IV of ERISA (other than any Multiemployer Plan) has been terminated and no proceedings have been instituted to terminate or appoint a trustee to administer any such plan; (v) no "reportable event" (as defined in Section 4043 of ERISA) has occurred with respect to any Plan covered by Title IV of ERISA (other than any Multiemployer
Plan); (vi) no Plan (other than any Multiemployer Plan) subject to Section 412 of the Code or Section 302 of ERISA nor any such employee benefit plan sponsored or maintained by any entity that, together with the Company, would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA (an "ERISA Affiliate") has incurred any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, or obtained a waiver of any minimum funding standard or an extension of any amortization period under
Section 412 of the Code or Section 303 or 304 of ERISA; (vii) the Company and each Subsidiary of the Company have made all contributions to each Plan required by the terms of each such Plan or any collectively bargained agreement; (viii) neither the Company nor any Subsidiary of the Company has incurred any unsatisfied withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA to any Multiemployer Plan; (ix) no Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any of its Subsidiaries for periods extending beyond their retirement or other termination of service, other than (1) coverage mandated by applicable law, (2) death benefits under any "pension plan," or (3) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary); (x) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Plan that would result in the imposition of a penalty pursuant to Section 502(i) of ERISA or a tax pursuant to Section 4975 of the Code; (xi) there has been no failure of a Plan that is a group health plan (as defined in Section 5000(b)(1) of the Code) to meet the requirements of
Section 4980B(f) of the Code with respect to a qualified beneficiary (as defined in Section 4980B(g) of the Code); (xii) there are not pending or, to the Company's knowledge, threatened, claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan or otherwise involving any such Plan (other than routine claims for benefits payable in the ordinary course, and appeals of denied claims); and (xiii) no liability under Title IV or
Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that could reasonably be expected to present a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

     (c) The Company has heretofore delivered or made available to Parent true and complete copies of each Plan and any amendments thereto, any related trust or other funding vehicle, any summaries required under ERISA or the Code, the most recent annual reports filed with the IRS, and the most recent determination letter received from the IRS with respect to each Plan intended to qualify under
Section 401(a) of the Code.

     (d) Except as set forth in Section 3.14(d) of the Company Disclosure Letter, the consummation of the Transactions shall not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment or benefit, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

     III.15 Compliance with Applicable Laws. Except as set forth in Section 3.15 of the Company Disclosure Letter, each of the Company and its Subsidiaries, and their respective properties, assets and operations, are in compliance in all material respects with all applicable statutes, laws, rules, regulations, judgments, decrees, orders, arbitration awards, franchises, permits or licenses or other governmental authorizations or approvals which are material to the business and operations of the Company or its Subsidiaries. Except as set forth in Section 3.15 of the Company Disclosure Letter, the Company and its Subsidiaries hold all licenses, franchises, ordinances, authorizations, permits, certificates, variances, exemptions, concessions, leases, rights of way, easements, instruments, orders and approvals, domestic or foreign ("Permits"), required for the ownership of the assets and operation of the businesses of the Company and its Subsidiaries where the failure of which to hold would, individually or in the aggregate, result in a Material Adverse Effect. Except as set forth in Section 3.15 of the Company Disclosure Letter, all Permits of the Company and its Subsidiaries required under any statute, law, rule or regulation of any Governmental Entity are in full force and effect where the failure to be in full force and effect would have a Material Adverse Effect.

     III.16 Material Contracts.

     (a) Except as set forth in Section 3.16(a) of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company is a party to, or bound by, any Contract which is material to the Company and its Subsidiaries, taken as a whole (a "Company Material Contract"). Notwithstanding the foregoing, each of the following Contracts shall be a Company Material Contract and shall be set forth in Section 3.16 of the Disclosure Schedule:

          (i) any contracts or agreements under which the Company or any Subsidiary of the Company has any outstanding indebtedness, obligation or liability for borrowed money or the deferred purchase price of property or has the right or obligation to incur any such indebtedness, obligation or liability in excess of $500,000;

          (ii) any bonds or agreements of guarantee or indemnification in which the Company or any Subsidiary of the Company acts as surety, guarantor or indemnitor with respect to any obligation (fixed or contingent) in excess of $500,000, other than any such guarantees of the obligations of the Company or any Subsidiary of the Company;

          (iii) any noncompete agreements to which the Company, any Subsidiary of the Company or any Affiliate thereof is a party;

          (iv) any partnership and joint venture agreements; and

          (v) any Contract that provides for the payment of any amount or entitles any Person to receive any other benefit or exercise any other right as a result of the execution, delivery or performance of this Agreement, or the consummation of the Transactions, including the Merger.

     (b) Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would have a Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would have a Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors' rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     III.17 Environmental Laws.

     (a) Except as set forth in Section 3.17(a) of the Company Disclosure Letter, each of the Company and its Subsidiaries is (i) in compliance in all material respects with all applicable Environmental Laws (as defined below), which compliance includes the possession by the Company and its Subsidiaries of all Permits and other governmental authorizations required under applicable Environmental Laws, and (ii) in compliance with the terms and conditions of such Permits where the failure to be in compliance would result in a liability or obligation of the Company or any of its Subsidiaries of any nature, whether or not accrued, contingent or otherwise, in an amount exceeding $500,000 individually, and $5,000,000 in the aggregate. Except as set forth in Section 3.17(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any communication or written notice, whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries is not in compliance with applicable Environmental Laws, where the failure to be in compliance would result in a liability or obligation of the Company or any of its Subsidiaries of any nature, whether or not accrued, contingent or otherwise, in an amount exceeding $500,000 individually, and $5,000,000 in the aggregate and, to the best knowledge of the Company and its Subsidiaries after due inquiry, there are no circumstances that may prevent or interfere with such compliance in the future, where the failure to be in compliance would result in a liability or obligation of the Company or any of its Subsidiaries of any nature, whether or not accrued, contingent or otherwise, in an amount exceeding $500,000 individually, and $5,000,000 in the aggregate.

     (b) Except as set forth in Section 3.17(b) of the Company Disclosure Letter, there is no Environmental Claim (as defined below) which, if adversely determined, would result in a liability or obligation of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise, in an amount exceeding $500,000 individually, and $5,000,000 in the aggregate, pending or threatened against the Company or any of its Subsidiaries or, to the best knowledge of the Company and its Subsidiaries after due inquiry, against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law which, if adversely determined, would result in a liability or obligation of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise, in an amount exceeding $500,000 individually, and $5,000,000 in the aggregate.

     (c) Except as set forth in Section 3.17(c) of the Company Disclosure Letter, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release (as defined below) of any Hazardous Materials (as defined below), that could form the basis of any material Environmental Claim (as defined below) against the Company or any of its Subsidiaries or, to the best knowledge of the Company and its Subsidiaries after due inquiry, against any Person or entity whose liability for any material Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

     (d) Without in any way limiting the generality of the foregoing, except as set forth in Section 3.17(d) of the Company Disclosure Letter, all underground storage tanks owned, operated, or leased by the Company or any of its Subsidiaries and which are subject to regulation under the federal Resource Conservation and Recovery Act (or equivalent state or local law regulating underground storage tanks) meet the technical standards prescribed at Title 40 Code of Federal Regulations Part 280 which became effective December 22, 1998 (or any applicable state or local law requirements which are more stringent than such technical standards or which became effective before such date) where the failure to meet such standards or requirements would result in a liability or obligation of the Company or any Subsidiary, whether or not accrued, contingent or otherwise, in an amount exceeding $500,000 individually, and $5,000,000 in the aggregate.

     (e) The Company has provided to Parent true and correct copies of all material assessments, reports and investigations or audits in the possession of the Company or its Subsidiaries regarding environmental matters pertaining to, or the environmental condition of, any property currently or formerly owned, operated or leased by the Company or its Subsidiaries, or the compliance (or noncompliance) by the Company or any of its Subsidiaries with any Environmental Laws.

     (f) For purposes of this Agreement:

          (i) "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or Release into the environment, of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

          (ii) "Environmental Laws" means all federal, interstate, state, local and foreign laws and regulations relating to pollution or protection of human health, safety, or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

          (iii) "Hazardous Materials" means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, radioactive materials, asbestos, petroleum and petroleum products.

          (iv) "Release" shall mean releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, escaping, leaching, disposing or dumping.

     III.18 Intellectual Property. Except for the rights (the "Licensed Rights") licensed to the Company pursuant to the Master License Agreement, dated as of July 30, 1997, among Cendant Car Rental, Inc., Avis Rent A Car System, Inc. and Wizard Co., Inc. (the "Avis License"), either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property (as defined below) used in their respective businesses where the failure to own, license or otherwise possess such Intellectual Property would result in a Material Adverse Effect and the consummation of the Transactions shall not alter or impair such rights in any material respect. Except as set forth in Section 3.18 of the Company Disclosure Letter, there are no pending or, to the knowledge of the Company, threatened claims by any Person challenging the use by the Company or its Subsidiaries of any material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, registered and unregistered copyrights, patents or applications and registrations therefor (collectively, the "Intellectual Property") in their respective operations as currently conducted which, if adversely determined, would result in a Material Adverse Effect. The conduct of the businesses of the Company and its Subsidiaries (other than the use by the Company and its Subsidiaries of the Licensed Rights in accordance with the terms of the Avis License) does not infringe, in any material respect, upon any intellectual property rights or any other proprietary right of any Person, and neither the Company nor any Subsidiary has received any written notice from any other Person pertaining to or challenging the right of the Company or any Subsidiary to use any of the Intellectual Property. Except as set forth in Section 3.18 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property used in their respective businesses which violation or infringement would have a Material Adverse Effect.

     III.19 Labor Matters.

     (a) Except as set forth in Section 3.19(a) of the Company Disclosure Letter or specifically disclosed in the Company SEC Reports, there are no labor or collective bargaining agreements to which the Company or any Subsidiary of the Company is a party. To the knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any Subsidiary of the Company. Except as set forth in Section 3.19(a) of the Company Disclosure Letter, there is no labor strike, labor dispute, work slowdown, stoppage or lockout pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary of the Company, which has had or would result in a Material Adverse Effect. Except as set froth in Section 3.19(a) of the Company Disclosure Letter, there is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary of the Company, that has had or would result in a Material Adverse Effect. The Company and its Subsidiaries are in compliance in all material respects with all applicable laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, and (iii) unfair labor practice. Except as set forth in Section 3.19(a) of the Company Disclosure Letter or specifically disclosed in the Company SEC Reports, there is no action, suit, proceeding, inquiry or investigation pending or, to the knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries, at law or in equity, alleging a violation of applicable laws, rules or regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, or unfair labor practice that has had or would result in a Material Adverse Effect.

     (b) Except as set forth in Section 3.19(b) of the Company Disclosure Letter, no grievance or any arbitration proceeding arising out of or under collective bargaining agreements which would have a Material Adverse Effect is pending and no claim therefor exists.

     (c) Neither the Company nor any of its Subsidiaries has any liabilities under the Worker Adjustment and Retraining Notification Act (the "WARN Act") that has had or would result in a Material Adverse Effect.

     III.20 Brokers or Finders. None of the Company or any of its Subsidiaries or Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any brokers' or finders' fee or any other commission or similar fee in connection with any of the Transactions, except Morgan Stanley and Bear, Stearns & Co. Inc. ("Bear Stearns"), whose fees and expenses shall be paid by the Company in accordance with the Company's agreement with such firm. True and correct copies of engagement letters between the Company and each of Morgan Stanley and Bear Stearns have been provided to Parent.

                                   ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES OF
                           PARENT, PHH AND MERGER SUB

     Each of Parent, PHH and Merger Sub jointly and severally represents and warrants to the Company as follows:

     IV.1 Organization. Each of Parent, PHH and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement and has no material liabilities other than those incident to its formation and the Transactions.

     IV.2 Authority Relative to this Agreement. Each of Parent, PHH and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement by Parent, PHH and Merger Sub, and the consummation of the Transactions, have been duly authorized by the respective board of directors of each of Parent, PHH and Merger Sub, and by PHH as the sole stockholder of Merger Sub, and no other corporate proceeding on the part of Parent, PHH or Merger Sub is required to authorize this Agreement or to consummate the Transactions, other than the filing and the recordation of the Certificate of Merger in accordance with the DGCL. This Agreement has been duly executed and delivered by each of Parent, PHH and Merger Sub and (assuming due and valid authorization, execution and delivery hereof by the Company) constitutes a valid and binding agreement of each of Parent, PHH and Merger Sub, enforceable against each of Parent, PHH and Merger Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditor's rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     IV.3 No Conflict; Required Filings and Consents.

     (a) Except (i) for applicable requirements of (A) the Exchange Act, (B) the HSR Act and any similar foreign competition laws, and (C) any state securities and blue sky filings applicable hereto, (ii) for the filing and recordation of the Certificate of Merger, as required by the DGCL, and (iii) as set forth in the disclosure letter delivered by Parent, PHH and Merger Sub prior to the execution of this Agreement to the Company (the "Parent Disclosure Letter"), neither the execution and delivery of this Agreement by Parent, PHH and Merger Sub, nor the consummation by Parent, PHH and Merger Sub of the Transactions, shall require, on the part of Parent, PHH or Merger Sub, any filing with, or obtaining of, any permit, authorization, consent or approval of, any Governmental Entity, except for such filings, permits, authorizations, consents or approvals the failure of which to make or obtain would not materially impair the ability of Parent, PHH or Merger Sub to consummate the Transactions.

     (b) Except as set forth in Section 4.3(b) of the Parent Disclosure Letter, neither the execution and delivery of this Agreement by Parent, PHH or Merger Sub, nor the consummation by Parent, PHH or Merger Sub of the Transactions, shall (i) conflict with or result in a breach of the certificate of incorporation or by-laws of Parent, PHH or Merger Sub, (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time, or both) a default under, or give rise to any right of termination, cancellation, suspension, modification or acceleration under, or result in the creation of a lien under, any of the terms, conditions or provisions of, or otherwise require the consent or waiver of, or notice to, any other party under, any material bond note, mortgage, indenture, other evidence of indebtedness, guarantee, license, agreement or other contract or instrument to which Parent, PHH or Merger Sub is a party or by which any of them or any of their respective properties or assets is bound, or (iii) violate any law, statute, rule, regulation, order, writ, injunction or decree applicable to Parent, PHH or Merger Sub, or any of their respective properties or assets except, in the case of clauses (ii) and (iii), for such violations, breaches, defaults or rights which would not materially impair the ability of Parent, PHH or Merger Sub to consummate the Transactions.

     IV.4 Proxy Statement. None of the information supplied by Parent, PHH or Merger Sub for inclusion or incorporation by reference in the Proxy Statement shall, at the time it is filed with the SEC, at the time it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     IV.5  Litigation.  Except  as set  forth  in  Section  4.5  of  the  Parent
Disclosure Letter, there is no action, suit, proceeding, inquiry or investigation pending or, to the knowledge of Parent, PHH or Merger Sub, threatened involving Parent, PHH or Merger Sub, at law or in equity, by or before any Governmental Entity which questions or challenges the validity of this Agreement or which, if adversely determined, would materially impair or delay the ability of Parent, PHH or Merger Sub to consummate the Transactions.

     IV.6 Financing. Parent and PHH have or shall have sufficient cash on hand and shall provide, or cause to be provided, at such time or times as such funds are required, to Merger Sub or, as the case may be, the Company, such cash on hand (i) to pay the Merger Consideration and to pay any other amounts required to be paid in order to consummate the Transactions contemplated by this Agreement, including pursuant to Section 2.4, (ii) to pay any fees and expenses in connection with the Transactions and (iii) to satisfy the obligations to pay any existing indebtedness of the Company or its Subsidiaries that is required to be repaid as a result of the Transactions.

     IV.7 Brokers or Finders. None of Parent, PHH, Merger Sub or any of their respective Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any brokers' or finders' fee or any other commission or similar fee in connection with any of the Transactions, except Lehman Brothers and Chase Securities Inc., whose fees and expenses shall be paid by Parent in accordance with Parent's agreement with each such firm.


                                    ARTICLE V
                                    COVENANTS

     V.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement or the Effective Time, except as contemplated by this Agreement or required by applicable law or rule of the New York Stock Exchange, unless Parent shall otherwise agree in writing (such agreement not to be unreasonably withheld, conditioned or delayed), and except as set forth in Section 5.1 of the Company Disclosure Letter:

     (a) the Company shall conduct its business and shall cause the businesses of its Subsidiaries to be conducted, only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business, consistent with past practice; and the Company shall use its reasonable best efforts to preserve intact the business organizations of the Company and its Subsidiaries, and to maintain (i) the services of the present officers, employees and consultants of the Company and its Subsidiaries and (ii) its existing relations with suppliers, creditors, business associates and others having business dealings with it; and

     (b) without limiting the generality of the foregoing, the Company shall not, and shall cause its Subsidiaries not to, take any of the following actions:

          (i) amend its certificate of incorporation or by-laws;

          (ii) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class or any other equity interest, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other equity interest in the Company or any of its Subsidiaries (except for the issuance of shares of Company Common Stock pursuant to the exercise of Options outstanding on the date hereof);

          (iii)  declare,   set  aside,  make  or  pay  any  dividend  or  other
     distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock or any other equity interest, including any constructive or deemed distributions, and any distribution in connection with the adoption of a shareholders rights plan, or make any other payments to stockholders in their capacity as such, except that a wholly owned Subsidiary of the Company may declare and pay a dividend to its parent;

          (iv) split, combine or reclassify any of its capital stock or any other equity interest or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any other equity interest;

          (v) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or any other equity interests;

          (vi) (A) purchase, acquire, sell, transfer, lease, license, mortgage, encumber or dispose of any material assets, other than the purchase, sale, rental and lease of vehicles in the ordinary course of business, consistent with past practice; (B) acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof; (C) sell, transfer or dispose of any Subsidiary of the Company (by merger, consolidation, sale of stock or assets or otherwise); (D) incur or assume any indebtedness for borrowed money or other liability, other than in connection with the financing of vehicles in the ordinary course of business, consistent with past practice;
     (E) modify, amend or terminate any confidentiality agreements, standstill agreements or Company Material Contracts to which the Company or its Subsidiaries is a party or by which it is bound, or waive, release or assign any material rights or claims, other than in the ordinary course of business, consistent with past practice; (F) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, other than in the ordinary course of business, consistent with past practice; (G) make any material loans, advances or capital contributions to, or investments in, any other Person (other than to its wholly owned Subsidiaries in the ordinary course of business, consistent with past practice); (H)
     repurchase, redeem, repay or take any other action with respect to the issued and outstanding 11% Senior Subordinated Notes of the Company due May 2009 (the "Notes"), other than pursuant to Section 5.7; or (I) other than in the ordinary course of business, consistent with past practice, enter into any material commitment, transaction, contract or agreement, including any of the following entered into outside the ordinary course of business
     (i) any material capital expenditure, (ii) any material contract or agreement outside the ordinary course of business, (iii) any contracts or agreements that cannot be cancelled on notice of thirty (30) days or less and (iv) any noncompete agreements or other agreements that limit the ability of the Company to conduct any line of business;

          (vii) increase the compensation, severance or other benefits payable or to become payable to its directors, officers or employees, other than increases in salary or wages of employees of the Company or its Subsidiaries (who are not directors or executive officers of the Company) in accordance with past practice or pursuant to binding commitments made prior to the date hereof, or grant any severance or termination pay (except payments required to be made under the Plans or other obligations existing on the date hereof in accordance with the terms of such obligations) to, or enter into any employment or severance agreement with, any employee of the Company or any of its Subsidiaries, or establish, adopt, enter into or amend any collective bargaining agreement, Plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in each case, as may be required by law or as would not result in a material increase in the cost of maintaining such collective bargaining agreement, Plan, trust, fund, policy or arrangement;

          (viii) pay, repurchase, discharge or satisfy any of its material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practice, or pursuant to contractual requirements existing on the date hereof, of claims, liabilities or obligations reflected or reserved against, in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its Subsidiaries;

          (ix) take any action to change accounting policies or procedures or any of its methods of reporting income, deductions or other items for income tax purposes, except as required by a change in GAAP, SEC position or applicable law occurring after the date hereof;

          (x)  approve  or   authorize   any  action  to  be  submitted  to  the
     stockholders of the Company for approval other than pursuant to this Agreement;

          (xi) make or change any material election with respect to Taxes, agree or settle any material claim or assessment in respect of Taxes, or agree to an extension or waiver of the limitation period to any material claim or assessment in respect of Taxes;

          (xii) voluntarily take, or commit to take, any action that would or is reasonably likely to result in any of the conditions to the Merger set forth in Article VI not being satisfied or make any representation or warranty of the Company contained herein that is not qualified as to materiality inaccurate in any material respect, or any representation or warranty that is qualified as to materiality untrue in any respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company, Parent, PHH or Merger Sub to consummate the Transactions, including the Merger, in accordance with the terms hereof or materially delay such consummation; or

          (xiii) agree, authorize or announce to take any of the actions described in subsections (i) through (xii) above.

     V.2 No Solicitation.

     (a) Except as set forth below, from and after the date hereof and prior to the Effective Time, the Company shall not, directly or indirectly, through any Subsidiary or Affiliate of the Company, or through any officer, director, employee, investment banker, agent or other representative of the Company or any Subsidiary or Affiliate of the Company, (i) encourage, invite, initiate or solicit any inquiries relating to or the submission or making of a proposal by any Person with respect to a Third-Party Acquisition (as defined below) or (ii) participate in, or encourage, invite, initiate or solicit, negotiations or discussions with, or furnish or cause to be furnished any information to, any Person relating to a Third-Party Acquisition. Upon the execution of this Agreement, the Company shall immediately (i) cease, or cause to be ceased, any discussions or negotiations with any Person, entity or group in connection with any proposed or potential Third-Party Acquisition and shall seek to have returned to the Company any confidential information provided in any such discussions or negotiations and (ii) take all actions necessary to rescind the Company's stock repurchase program authorized by the Board on August 9, 2000. Notwithstanding the foregoing, prior to the Stockholders Meeting, if the Company, the Board or the Independent Committee, without being in violation of the terms of this Section 5.2, receives an unsolicited bona fide written proposal from any Person or group with respect to a Third-Party Acquisition which could reasonably be expected to result in a Superior Proposal (as defined below), then the Company may, directly or indirectly, furnish information and access to such Person or group pursuant to an appropriate confidentiality agreement, and may participate in discussions and negotiations with, such Person or group; provided, however, that the terms of such confidentiality agreement shall have terms that are not less restrictive than the terms set forth in the confidentiality agreement between the Company and Parent, dated as of July 31, 2000 (the "Confidentiality Agreement").

     (b) The Company shall within twenty-four (24) hours notify Parent in writing upon receipt of any proposal, written or oral, relating to a Third-Party Acquisition or any request for nonpublic information relating to the Company or any of its Subsidiaries in connection with any pending, proposed or contemplated Third-Party Acquisition or for access to the properties, books or records of the Company or any Subsidiary by any Person that informs the Board or the Independent Committee that it is considering making, or has made, a proposal relating to a Third-Party Acquisition. Such notice shall identify the Person submitting the proposal, attach a copy of any written correspondence or other written materials relating to such proposal, summarize any significant terms of such proposal not reflected in any such attached materials, state whether the Company is providing or intends to provide the Person or group making such proposal with access to information concerning the Company or any of its Subsidiaries, as provided in this Section 5.2 and, if it proposes to provide such access to information, state that such proposal could reasonably be expected to result in a Superior Proposal and the basis for such conclusion. The Company also shall promptly notify Parent of any significant development relating to any inquiries, discussions, negotiations, proposals or requests for information concerning any Third-Party Acquisition. The Company shall keep Parent informed of the status of any such negotiations and shall further update, to the extent of any significant developments, the information required to be provided in each notice upon the request of Parent.

     (c) Except as provided in subparagraph (d) below, neither the Board nor the Independent Committee shall (i) withdraw or modify, or propose to withdraw or modify, or refuse or fail at Parent's request to reaffirm, (A) the approval by the Board of this Agreement or the Merger, (B) the favorable recommendation of the Independent Committee and the Board with respect thereto, or (C) the Board's recommendation to stockholders of the Company that they vote their shares of Company Common Stock in favor of adoption of this Agreement, and the Board's direction that this Agreement be submitted to stockholders for such adoption;
(ii) approve or recommend, or propose publicly to approve or recommend, any Third-Party Acquisition; or (iii) cause the Company to enter into any agreement in principle, letter of intent, contract, agreement (whether written or oral) or memorandum of understanding (each, a "Company Acquisition Agreement") related to any Third-Party Acquisition.

     (d) Notwithstanding the foregoing, in the event that the Independent Committee determines in good faith, after receipt of advice of its outside legal counsel, that failure to take such action would constitute a breach of the Board's fiduciary duties to the Company's stockholders under applicable law, the Independent Committee (and the Board acting on the recommendation of the Independent Committee) may (i) withdraw or modify its approval or recommendation of this Agreement and the Merger and disclose such withdrawal or modification to the Company's stockholders; and, (ii) solely in relation to a Third-Party Acquisition that constitutes a Superior Proposal, provided the Board, the Independent Committee and the Company have not violated the terms of this
Section 5.2, (A) recommend such Superior Proposal, and/or (B) following the Stockholders Meeting, if the Company Stockholder Approval shall not have been obtained, terminate this Agreement in accordance with Section 7.1(d)(iii) hereof and, contemporaneously with such termination, cause the Company to enter into a Company Acquisition Agreement with respect to such Superior Proposal, provided, however, that (x) prior to taking any of the foregoing actions, the Company shall have paid Parent by wire transfer the amount payable pursuant to Section
7.3 and (y) prior to taking the action described in clause (B) above, the Independent Committee shall have (1) given Parent at least three Business Days' prior written notice that the Company intends to terminate this Agreement and provided Parent with a reasonable opportunity to respond to any such Superior Proposal (which response could include a proposal to revise the terms of the Transactions) and (2) fully considered any such response by Parent and concluded that, notwithstanding such response, such proposal continues to be a Superior Proposal in relation to the Transactions, as the terms of the Transactions may be proposed to be revised by Parent's response. Notwithstanding the foregoing, the obligation of the Company to duly call, give notice of, convene and hold the Stockholders Meeting in accordance with Section 2.3 hereof shall not be affected by the commencement, proposal, public disclosure or communication to the Company of a Third-Party Acquisition or a Superior Proposal or by the taking of any action by the Board or the Independent Committee in accordance with this Section
5.2. No action taken by the Board or the Independent Committee in accordance with this Section 5.2 shall constitute a breach of any other section of this Agreement.

     (e) As used in this Agreement, the term "Third-Party Acquisition" shall mean any of the following events: (i) the acquisition of the Company by merger, purchase of stock or assets, joint venture or otherwise by, or a "merger of equals" with, any Person (which includes a "person," as such term is defined in Section 13(d)(3) of the Exchange Act) other than a member of the Acquisition Group (a "Third Party"); (ii) the acquisition by a Third Party of any material portion (which shall include twenty percent (20%) or more) of the assets of the Company and its Subsidiaries, taken as a whole; (iii) the acquisition by a Third Party of twenty percent (20%) or more of the outstanding shares of Company Common Stock; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (v) the repurchase by the Company or any of its Subsidiaries of more than twenty percent (20%) of the outstanding shares of Company Common Stock.

     (f) For purposes of this Agreement, "Superior Proposal" means any bona fide written proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the shares of Company Common Stock then outstanding or all or substantially all of the assets of the Company to be followed by a pro rata distribution of the sale proceeds to stockholders of the Company, that (i) is not subject to any financing conditions or contingencies,
(ii) provides holders of Company Common Stock with per share consideration that the Independent Committee determines in good faith, after receipt of advice of its financial advisor, is more favorable from a financial point of view than the consideration to be received by holders of Company Common Stock in the Merger,
(iii) is determined by the Independent Committee in its good faith judgment, after receipt of advice of its financial advisor and outside legal counsel, to be likely of being completed (taking into account all legal, financial, regulatory and other aspects of the proposal, the Person making the proposal and the expected timing to complete the proposal), (iv) does not, in the definitive Company Acquisition Agreement, contain any "due diligence" conditions, and (v) has not been obtained by or on behalf of the Company in violation of this
Section 5.2.

     V.3 Access to Information; Confidentiality.

     (a) Until the Effective Date, the Company shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent, reasonable access during normal business hours to its properties, books, contracts, commitments and records; furnish to Parent all information concerning its business, properties, and personnel as Parent may reasonably request or has reasonably requested; and use reasonable best efforts to make available during normal business hours to the officers, employees, accountants, counsel, financing sources and other representatives of Parent the appropriate individuals (including management personnel, attorneys, accountants and other professionals) for discussion of the Company's business, properties, prospects and personnel as Parent may reasonably request.

     (b) Parent shall keep all information disclosed to the persons identified in clause (a) above pursuant to this Agreement confidential in accordance with the terms of the Confidentiality Agreement.

     (c) As soon as practicable (but in no case later than 21 days) after the execution of this Agreement, the Company shall permit Parent to electronically link the Company's financial reporting system to Parent's financial reporting consolidation system ("Hyperion"). The link to Hyperion will be completed by
Parent's financial reporting staff, with assistance from the Company's accounting staff, at no incremental cost to the Company. Parent will provide the necessary Hyperion and ancillary software to be installed on a computer in the Company's accounting department.

     V.4 Consents; Approvals.

     (a) The Company, Parent and Merger Sub shall each use its reasonable best efforts (which efforts, to the extent reasonably practicable, shall be made prior to the consummation of the Merger), and cooperate with each other, to obtain as promptly as practicable all consents, waivers, approvals, authorizations or orders (including all rulings and approvals of all United States and foreign Governmental Entities), and the Company, Parent, PHH and Merger Sub shall make all filings (including all filings with United States and foreign Governmental Entities) required in connection with the authorization, execution and delivery of this Agreement by the Company, Parent, PHH and Merger Sub and the consummation by them of the Transactions.

     (b) Each party hereto shall make an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the Transactions within fifteen Business Days after the date hereof, shall as promptly as practicable supply any additional information and documentary material that may be requested pursuant to the HSR Act, and shall use reasonable best efforts to obtain early termination of the waiting period under the HSR Act. In addition, each party hereto shall promptly make any other filing that may be required under any antitrust law or by any antitrust authority and shall as promptly as practicable supply and additional information and documentary material that may be required in connection therewith.

     V.5 Indemnification and Insurance.

     (a) From and after the Effective Date, Parent and the Surviving Corporation and their respective successors shall indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of the Subsidiaries (the "Covered Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld or delayed) incurred in connection with any threatened or actual action, suit or proceeding based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, this Agreement or the transactions contemplated hereby, in each case to the fullest extent that a corporation is permitted by law to indemnify its own directors or officers, as the case may be. In the event any such claim, action, suit, proceeding or investigation is brought against any Covered Party, the indemnifying parties shall assume and direct all aspects of the defense thereof, including settlement, and the Covered Party shall cooperate in the defense of any such matter. The Covered Party shall have a right to participate in (but not control) the defense of any such matter with its own counsel and at its own expense. Notwithstanding the right of the indemnifying parties to assume and control the defense of such litigation, claim or proceeding, such Covered Party shall have the right to employ separate counsel and to participate in the defense of such litigation, claim or proceeding, and the indemnifying parties shall bear the fees, costs and expenses of such separate counsel and shall pay such fees, costs and expenses promptly after receipt of an invoice from such Covered Party if (i) the use of counsel chosen by the indemnifying parties to represent such Covered Party would present such counsel with a conflict of interest, (ii) the defendants in, or targets of, any such litigation, claim or proceeding shall have been advised by counsel that there may be legal defenses available to it or to other Covered Parties which are different from or in addition to those available to the indemnifying parties or (iii) the indemnifying parties shall not have employed counsel satisfactory to such Covered Party, in the exercise of the Covered Party's reasonable judgment, to represent such Covered Party within a reasonable time after notice of the institution of such litigation, claim or proceeding. The Covered Parties as a group shall be represented by a single law firm (plus no more than one local counsel in any jurisdiction) with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Covered Parties. The indemnifying parties shall not settle any such matter unless (i) the Covered Party gives prior written consent, which shall not be unreasonably withheld or delayed, or (ii) the terms of the settlement provide that the Covered Party shall have no responsibility for the discharge of any settlement amount and impose no other obligations or duties on the Covered Party, and the settlement discharges all rights against the Covered Party with respect to such matter. Any Covered Party wishing to claim indemnification under this Section 5.5, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the Surviving Corporation (but the failure so to notify shall not relieve the indemnifying party from any liability which it may have under this Section 5.5, except to the extent such failure materially prejudices the indemnifying parties). Each Covered Party shall be entitled to the advancement of expenses to the full extent permitted by law in connection with any such action (subject to tendering any undertaking to repay such expenses, to the extent required by applicable law). Notwithstanding the foregoing, in the event that there is any conflict between this Section 5.5(a) and the terms of the Amended and Restated Certificate of Incorporation or Amended and Restated By-Laws of the Company, the Amended and Restated Certificate of Incorporation and/or Amended and Restated By-laws, as the case may be, shall prevail.

     (b) All rights to indemnification, all limitations on liability and all rights to advancement of expenses existing in favor of a Covered Party as provided herein, in the Company's Amended and Restated Certificate of Incorporation, Amended and Restated By-Laws or other indemnification agreements as in effect as of the date hereof shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six years from the Effective Time to the extent such rights are consistent with applicable law; provided that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims; provided further, that any determination required to be made with respect to whether a Covered Party's conduct complies with the standards set forth under applicable law, the Company's Amended Restated Certificate of Incorporation, Amended and Restated By-Laws or such agreements, as the case may be, shall be made by independent legal counsel selected by the Covered Party and reasonably acceptable to the Surviving Corporation.

     (c) In the event that Cendant or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 5.5, proper provision shall be made so that such successors, assigns and transferees, as the case may be, assume the obligations set forth in this Section 5.5, and none of the actions described in the foregoing clauses (i) or (ii) shall be taken until such provision is made.

     (d) For a period of six years after the Effective Time, Cendant shall cause the Surviving Corporation and its successors to maintain in effect, without any lapses in coverage, policies of directors' and officers' liability insurance (or a "tail" policy) for the benefit of those Persons who are covered by the Company's directors' and officers' liability insurance policies as of the date hereof, providing coverage with respect to matters occurring prior to the Effective Time that is at least equal to the coverage provided under the Company's current directors' and officers' liability insurance policies to the extent that such liability insurance can be maintained at an annual cost to the Surviving Corporation of not greater than 200 percent of the premium for the current Company directors' and officers' liability insurance; provided that if such insurance (or "tail" policy) cannot be so maintained at such cost, the Surviving Corporation shall maintain as much of such insurance as can be so maintained at a cost equal to 200 percent (200%) of the current annual premiums of the Company for such insurance.

     V.6 Employee Benefits.

     (a) During the period commencing at the Effective Time and ending on December 31, 2001, Parent shall cause all current and former employees and officers of the Company and its Subsidiaries who are entitled to receive compensation and benefits as of the Effective Time, other than employees covered by collective bargaining agreements, to receive (i) the salary or wage level and bonus opportunity, to the extent applicable, not materially less favorable in the aggregate than that in effect on the date hereof and (ii) benefits, perquisites and other terms and conditions of employment that are not materially less favorable in the aggregate than the benefits, perquisites and other terms and conditions that they were entitled to receive on the date hereof.

     (b) Subject to Section 5.6(a) hereof, from and after the Effective Time, Parent shall honor, pay, perform and satisfy any and all liabilities, obligations and responsibilities to, or in respect of, each employee and officer of the Company and its Subsidiaries, and each former employee and officer of the Company and its Subsidiaries, as of the Effective Time arising under the terms of, or in connection with, any employee benefit, fringe benefit, deferred compensation or incentive compensation plan or arrangement or any employment, consulting, retention, severance, change-of-control or similar agreement, in each case, to the extent listed in Section 3.14(a) or 3.16(a) of the Company Disclosure Letter and in accordance with the terms thereof in effect on the date hereof. Without limiting the generality of the foregoing, until December 31, 2001, Parent shall keep in effect all severance and retention plans, practices and policies that are applicable to employees and officers of the Company and its Subsidiaries as of the date hereof.

     (c) Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, give Continuing Employees full credit for purposes of eligibility and vesting under any employee benefit plans or arrangements maintained by Parent, the Surviving Corporation or any Subsidiary of Parent or the Surviving Corporation for such Continuing Employees' service with the Company, any Subsidiary of the Company or any of their respective predecessors to the same extent recognized by the Company, any Subsidiary of the Company or any such predecessor for similar purposes immediately prior to the Effective Time. In addition, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, give Continuing Employees full credit for purposes of the determination of benefits under any employee benefit plans or arrangements in effect as of the date hereof maintained by Parent for such Continuing Employees' service with the Company, any Subsidiary of the Company or any of their respective predecessors to the same extent recognized by the Company, any
Subsidiary of the Company or any such predecessor for similar purposes immediately prior to the Effective Time. Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any welfare plan that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Continuing Employees immediately prior to the Effective Time, and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable co-payment, deductible or out-of-pocket requirements in respect of the year during which the Effective Time occurs under any welfare plans that such employees are eligible to participate in after the Effective Time to the same extent as if those deductibles or co-payments had been paid under the welfare plans for which such employees are eligible after the Effective Time.

     (d) Nothing contained herein shall constitute assurance of continued employment of any officer or employee of the Company or any of its Subsidiaries following the Effective Time.

     V.7 Note Tender Offer. Parent may, in its sole and absolute discretion, commence a tender offer and consent solicitation to repurchase any and all of the outstanding Notes (the "Note Tender Offer") on terms and conditions determined solely by Parent. The Note Tender Offer shall be effected in compliance with applicable laws and SEC rules and regulations. The Company shall cooperate with Parent, PHH and Merger Sub in connection with the preparation of all documents and the making of all filings required in connection with the Note Tender Offer and shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate the Note Tender Offer; provided, however, that it is understood and agreed by the parties hereto that (i) such Note Tender Offer shall be consummated no earlier than the Closing Date, (ii) the Company shall have no obligation to provide any funds to consummate the Note Tender Offer, and (iii) Parent or PHH shall provide the funds required to consummate the Note Tender Offer on or after the Effective Time, together with all related fees and expenses.

     V.8 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent (on behalf of itself, PHH and Merger Sub) shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event known to it, the occurrence or non-occurrence of which is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be materially untrue or inaccurate, (ii) any failure of the Company or Parent, PHH or Merger Sub, as the case may be, to comply with or satisfy, or the occurrence or non-occurrence of any event known to it, the occurrence or non-occurrence of which is reasonably likely to cause the failure by such party materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (iii) the occurrence of any other event known to it which would be reasonably likely (A) to have a Material
Adverse Effect or (B) to cause any condition set forth in Article VI to be unsatisfied in any material respect at any time prior to the Effective Time; or
(iv) any action, suit, proceeding, inquiry or investigation pending or, to the knowledge of the Company, threatened which questions or challenges the validity of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     V.9 Further Action. Upon the terms and subject to the conditions hereof each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

     V.10 Public Announcements. Parent, PHH, Merger Sub and the Company shall consult with each other before issuing any press release or making any public statement with respect to this Agreement, the Merger or the other Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other parties, which shall not be unreasonably withheld; provided, however, that any party may, without the prior consent of the others, issue such press release or make such public statement as may, upon the advice of counsel, be required by law or the rules and regulations of The New York Stock Exchange, in advance of obtaining such prior consent, in which case, the parties shall cooperate to reach mutual agreement as to the language of any such report, statement or press release. Immediately following the execution and delivery of this Agreement, Parent, PHH, Merger Sub and the Company are each issuing press releases to be mutually agreed upon with respect to this Agreement, the Merger and the other Transactions.

     V.11 Transfer Taxes. Parent shall pay any real property or other similar transfer Taxes incurred in connection with the consummation of the Offer and the Merger.

     V.12 Financial Statements. Upon request by Parent or PHH, the Company shall use commercially reasonable efforts to cooperate with Parent and PHH in connection with preparing such financial statements as are required by applicable law and by SEC rules and regulations to be filed by PHH with the SEC in connection with the prospectus for the medium term notes to be issued by PHH; such cooperation shall include, without limitation, providing all information reasonably requested by Parent or PHH.

     V.13 Section 16 Matters. The Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to the Company Common Stock) resulting from the Transactions contemplated by this Agreement by each officer or director who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter, dated January 12, 1999, issued by the Commission to Skadden, Arps, Slate, Meagher & Flom LLP.


                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

     VI.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver (to the extent permitted by applicable law) at or prior to the Effective Time of the following conditions:

     (a) Stockholder Approval. The Company Stockholder Approval shall have been obtained at or prior to the Effective Time in accordance with the DGCL.

     (b) No Injunction or Statute. No statute, rule, regulation, order, decree, judgment, injunction or ruling shall have been enacted, entered, promulgated or enforced by any court or other Governmental Entity of competent jurisdiction which, in any such case, (i) prohibits or restricts the ownership or operation by Parent (or any of its Affiliates or Subsidiaries) of a material portion of the Company's and its Subsidiaries' businesses or assets, or compels Parent (or any of its Affiliates or Subsidiaries) to dispose of or hold separate any material portion of the Company's and its Subsidiaries' businesses or assets, or
(ii) restrains in any material respect or prohibits the consummation of the Merger, which has not been vacated, dismissed or withdrawn prior to the Effective Time. The Company and Parent shall use their respective best efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time.

     (c) No Action. No action, suit or proceeding shall have been instituted, or shall be pending or threatened by a Governmental Entity (i) seeking to restrain in any material respect or prohibit the consummation of the Merger or the performance of any of the other Transactions contemplated by this Agreement,
(ii) seeking to obtain from the Company, Parent, PHH or Merger Sub any damages that would result in a Material Adverse Effect or (iii) seeking to impose the restrictions, prohibitions or limitations referred to in subsection (b) above.

     (d) HSR Act. Any waiting period applicable to the Merger under the HSR Act and any applicable foreign competition or antitrust laws shall have been terminated or expired.

     VI.2 Conditions to Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment or waiver (to the extent permitted by applicable law) at or prior to the Effective Time of the following conditions:

     (a) The representations and warranties of Parent, PHH and Merger Sub set forth in this Agreement shall be true and correct in all respects as of the Effective Time as though made on or as of such time (ignoring for purposes of this determination any materiality or Material Adverse Effect qualifiers contained within individual representations and warranties), except for (i) those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and correct as of such date or with respect to such period and (ii) such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to materially impair the ability of Parent, PHH or Merger Sub to consummate the Merger.

     (b) Parent, PHH and Merger Sub shall have performed and complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed and complied with by it prior to the Effective Time.

     (c) The Company shall have received a certificate signed by the chief financial officer of Parent, dated as of the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

     VI.3 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligation of Parent, PHH and Merger Sub to effect the Merger shall be subject to the fulfillment or waiver (to the extent permitted by applicable law) at or prior to the Effective Time of the following conditions:

     (a) The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the Effective Time as though made on or as of such time (ignoring for purposes of this determination any materiality or Material Adverse Effect qualifiers contained within individual representations and warranties), except for (i) those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and correct as of such date or with respect to such period and (ii) such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

     (b) The Company shall have performed and complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed or complied with by it prior to the Effective Time, except for such failures to perform or comply as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

     (c) Parent shall have received a certificate signed by the chief financial officer of the Company, dated as of the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 6.3(a) and
Section 6.3(b) have been satisfied.

     (d) Neither the Board nor the Independent Committee (i) shall have withdrawn, modified or changed its approval or recommendation of this Agreement, the Merger or the other Transactions in any manner which Parent reasonably determines to be adverse to Parent, (ii) shall have recommended the approval or acceptance of a Superior Proposal or Third-Party Acquisition from a Person or entity other than a member of the Acquisition Group, or (iii) shall have executed any Company Acquisition Agreement.

     (e) No event, change, development or circumstance shall have occurred or shall exist which is reasonably expected to result in a Material Adverse Effect.

     (f) The Company shall have obtained the consents, approvals and waivers set forth in Section 6.3(f) of the Company Disclosure Schedule.


                                   ARTICLE VII
                                   TERMINATION

     VII.1  Termination.  This  Agreement may be terminated at any time prior to
the  Effective  Time,   notwithstanding   adoption  of  this  Agreement  by  the
stockholders of the Company:

     (a) by mutual written consent duly authorized by the Board of Directors of each of the Company (provided such termination has been approved by the Independent Committee) and Parent; or

     (b) by either the Company (provided such termination has been approved by the Independent Committee) or Parent as follows:

          (i) if the Effective Time shall not have occurred on or prior to June 30, 2001; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or prior to such date; or

          (ii) if a Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (which order, decree, ruling or other action the parties hereto shall have used their best efforts to lift); or

          (iii) if the Company Stockholder Approval shall not have been obtained at the Stockholders Meeting; or

     (c) by Parent, on behalf of itself, PHH and Merger Sub, as follows:

          (i) upon a material breach of any covenant or agreement set forth in this Agreement (a "Terminating Breach") on the part of the Company; provided that, if such Terminating Breach is curable on or prior to the earlier of (A) 60 days following notice of such Terminating Breach and (B) June 30, 2001 by the Company through the exercise of its reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this
     Section 7.1(c)(i) until the earlier of (A) 60 days following notice of such Terminating Breach and (B) June 30, 2001; or

          (ii) (x) the Independent Committee or the Board shall (A) withdraw, modify or change its approval or recommendation of this Agreement, the Merger or the other Transactions in any manner which Parent reasonably determines to be adverse to Parent; (B) approve or recommend to the stockholders of the Company a Third-Party Acquisition or a Superior Proposal; (C) violate any of the provisions of Section 5.2 hereof; (D) take any public position or make any disclosures to the Company's stockholders which has the effect of any of the foregoing; or (E) resolve to enter into a Company Acquisition Agreement relating to a Third-Party Acquisition or a Superior Proposal; or (y) the Company shall (A) execute a Company Acquisition Agreement relating to a Third-Party Acquisition or a Superior Proposal (B) violate any of the provisions of Section 5.2 hereof; or

          (iii) if any representation or warranty of the Company set forth in this Agreement shall have become untrue or shall have been untrue when made, if such failure to be true and correct, individually or in the aggregate, would result in a Material Adverse Effect; provided that, if such failure is curable on or prior to the earlier of (A) 60 days following notice of such Terminating Breach and (B) June 30, 2001 by the Company through the exercise of its reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 7.1(c)(iii) until the earlier of (A) 60 days following notice of such Terminating Breach and (B) June 30, 2001; or

     (d) by the Company (provided such termination has been approved by the Independent Committee) as follows:

          (i) upon a Terminating Breach on the part of Parent, PHH or Merger Sub; provided that, if such Terminating Breach is curable on or prior to the earlier of (A) 60 days following notice of such Terminating Breach and
     (B) June 30, 2001 by Parent, PHH or Merger Sub through the exercise of its reasonable best efforts and for so long as Parent, PHH and Merger Sub continue to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 7.1(d)(i) until the earlier of
     (A) 60 days following notice of such Terminating Breach and (B) June 30, 2001; or

          (ii) if any representation or warranty of Parent, PHH or Merger Sub, respectively, set forth in this Agreement shall have been untrue in any material respect or shall have been untrue in any material respect when made; provided that, if such failure is curable prior to the earlier of (A) 60 days following notice of such Terminating Breach and (B) June 30, 2001 by Parent, PHH or Merger Sub, as the case may be, through the exercise of its reasonable best efforts and for so long as Parent, PHH or Merger Sub, as the case may be, continues to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 7.1(d)(ii) until the earlier of (A) 60 days following notice of such Terminating Breach and (B) June 30, 2001; or

          (iii)  if,  following  the  Stockholders   Meeting,  (A)  the  Company
     Stockholder Approval shall not have been obtained, (B) the Company concurrently executes and delivers a definitive agreement with respect to a Superior Proposal and (C) the Independent Committee determines in good faith, after receipt of advice of its outside legal counsel, that a failure to terminate this Agreement in order to enter into a definitive agreement with regard to such Superior Proposal would constitute a breach of its fiduciary duties to the Company's stockholders under applicable law; provided that, prior to such termination, (x) the Company has given Parent three (3) Business Days' advance notice of the Company's intention to accept such Superior Proposal and shall have complied in all respects with the provisions of Section 2.6 and Section 5.2; and (y) the Company shall have paid by wire transfer the Fee and the Parent Expenses pursuant to
     Section 7.3(b).

     VII.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its Affiliates, directors, officers, stockholders, representatives or agents except for any obligation of the Company or Parent set forth in Article VII hereof, if any. Notwithstanding the foregoing, or any other provision of this Agreement (including Section 7.3), nothing herein shall relieve the Company, Parent, PHH or Merger Sub from liability for any breach hereof.

     VII.3 Fees and Expenses.

     (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

     (b) The Company shall pay, or cause to be paid, to Parent, the Parent Expenses (as defined below) actually incurred and a fee of $28,000,000 (the "Fee") upon the first to occur of any of the following events:

          (i) the termination of this Agreement by Parent or the Company pursuant to subsection (b)(i) of Section 7.1, or the termination of this Agreement by Parent pursuant to Subsection (c)(i) or (c)(iii) of Section 7.1; provided, that prior to such termination, the Company becomes aware that any Person has made or intends to make a proposal relating to a Third-Party Acquisition and, within twelve months following the date of such termination, a Third-Party Acquisition is consummated or a definitive agreement with respect to a Third-Party Acquisition is executed by the Company;

          (ii) the termination of this Agreement by Parent pursuant to Section 7.1(c)(ii);

          (iii) the  termination  of this  Agreement by the Company  pursuant to
     Section 7.1(d)(iii); or

          (iv) the termination of this Agreement by Parent pursuant to Section 7.1(b)(iii); provided, that a Third-Party Acquisition shall be publicly announced or otherwise made known to the public at or prior to the Stockholders Meeting and, within twelve months following the date of such termination, a Third-Party Acquisition is consummated or a definitive agreement with respect to a Third-Party Acquisition is executed by the Company.

     (c) "Parent Expenses" means all out-of-pocket expenses and fees (including fees and expenses payable to all banks, investment banking agents and counsel for arranging, committing to provide or providing any financing for the Transactions contemplated hereby or structuring the Transactions contemplated hereby and all fees of counsel, accountants, experts and consultants to Parent, PHH and Merger Sub and all printing and advertising expenses) actually incurred or accrued by either of them or on their behalf in connection with the Transactions, including the financing thereof, and actually incurred or accrued by banks, investment banking firms, other financial institutions and other Persons and incurred by Parent, PHH and Merger Sub in connection with the negotiation, preparation, execution and performance of this Agreement, the structuring and financing of the Transactions and any financing commitments or agreements relating thereto; provided, however, that in no event shall the amount of Parent Expenses exceed $2,500,000.

     (d) The Fee and Parent Expenses shall be paid by wire transfer of same day funds to an account designated by Parent within two Business Days after a demand for payment following the first to occur of any of the events described in
Section 7.3(b); provided that, in the event of a termination of this Agreement under Section 7.1(d)(iii), the Fee and Parent Expenses shall be paid as therein provided as a condition to the effectiveness of such termination.

     (e) The agreements contained in this Section 7.3 are an integral part of the Transactions and do not constitute a penalty. In the event of any dispute between the Company and Parent as to whether the Fee and Parent Expenses under this Section 7.3 are due and payable, the prevailing party shall be entitled to receive from the other party the reasonable costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, relating to such dispute. Interest shall be paid on the amount of any unpaid Fee or Parent Expenses at the publicly announced prime rate of Citibank, N.A. from the date such Fee or Parent Expenses was required to be paid.


                                  ARTICLE VIII
                               GENERAL PROVISIONS

     VIII.1  Nonsurvival  of  Representations,  Warranties and  Agreements.  The
representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Effective Time of the Merger; provided, that the agreements contained in Article I,
Article II, Sections 5.5 and 5.6 and this Article VIII shall survive the Effective Time.

     VIII.2 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee's location on any Business Day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

                           If to Parent, PHH or Merger Sub:

                           Cendant Corporation
                           6 Sylvan Way
                           Parsippany, New Jersey  07054
                           Attention:  General Counsel
                           Telecopier No.:  973-496-5335

                           with copies to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           One Rodney Square
                           Wilmington, Delaware  19801
                           Attention:  Patricia Moran Chuff, Esq.
                           Telecopier No.:  302-651-3001

                           If to the Company:

                           Avis Group Holdings, Inc.
                           World Headquarters
                           900 Old Country Road
                           Garden City, New York  11530
                           Attention:  General Counsel
                           Telecopier No.:  516-222-6922

                           with copies to:

                           White & Case LLP
                           1155 Avenue of the Americas
                           New York, New York  10036
                           Attention:  John M. Reiss, Esq.
                           Telecopier No.:  212-354-8113

                           and to the Special Committee at:

                           JER Partners
                           1650 Tysons Blvd.
                           Suite 1600
                           McLean, VA  22102
                           Attention:  Deborah Harmon
                           Telecopier:  (703) 714-8124

                           with copies to:

                           Cahill Gordon & Reindel
                           80 Pine Street
                           New York, New York  10005-1702
                           Attention:  Richard E. Farley, Esq.
                           Telecopier No.:  212-269-5420

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

     VIII.3 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign any of its rights and obligations hereunder to a wholly owned Subsidiary of Parent which is a Delaware corporation; provided, however, that no such assignment shall relieve Merger Sub of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Sections 5.5 and 5.6, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     VIII.4 Entire Agreement. This Agreement, the Company Disclosure Letter, the Parent Disclosure Letter and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior representations, warranties, agreements and understandings among the parties, both written and oral, with respect thereto, except the Confidentiality Agreement which shall continue in full force and effect; provided that if there is any conflict between the Confidentiality Agreement and this Agreement, this Agreement shall prevail.

     VIII.5 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken by their respective boards of directors and, with respect to the Company, by the Independent Committee, at any time before or after the Company Stockholder Approval, but after any such Company Stockholder Approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     VIII.6 Governing Law; Consent to Jurisdiction.

     (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof.

     (b) Each of the parties hereto (i) consents to submit itself to the exclusive personal jurisdiction of any Delaware state court or any federal court located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

     VIII.7 Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies of this Agreement each signed by less than all, but together signed by all of the parties hereto. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     VIII.8 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     VIII.9 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. The inclusion of any matters in the Company Disclosure Letter or the Parent Disclosure Letter in connection with any representation, warranty, covenant or agreement that is qualified as to materiality or "Material Adverse Effect" shall not be an admission by the Company that such matters is material or would have a Material Adverse Effect.

     VIII.10 Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. Any term, covenant or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, but only by a written notice signed by such party expressly waiving such term or condition. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     VIII.11   Incorporation  of  Annex  and  Disclosure  Letters.  The  Company
Disclosure Letter and the Parent Disclosure Letter are hereby incorporated in this Agreement and made a part of this Agreement for all purposes as if fully set forth in this Agreement.

     VIII.12 Severability. Any term 77or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent (and only to the extent) of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     VIII.13 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement was not performed in accordance with its specific terms or as otherwise breached and that money damages would not be an adequate remedy for any breach of this Agreement. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court referred to in Section 8.6(b), this being in addition to any other remedy to which they are entitled at law or in equity or pursuant to this Agreement. In any such action for specific performance, each of the parties shall waive (i) the defense of adequacy of a remedy at law and (ii) any requirement for the securing and posting of any bond.

     VIII.14 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

     VIII.15 Execution. This Agreement may be executed by facsimile signatures by any party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

     VIII.16 Date for any Action. In the event that any date on which any action is required to be taken hereunder by any of the Parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

     VIII.17 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.5 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

     VIII.18 Certain Definitions. As used in this Agreement:

     (a) The term "Affiliate," as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person; for purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by," "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

     (b) The term "Associate" has the meaning set forth in Rule 12b-2 under the Exchange Act.

     (c) A Person shall be deemed to "beneficially" own securities if such Person would be the beneficial owner of such securities under Rule 13d-3 under the Exchange Act, including securities which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time).

     (d) The term "Business Day" means any day on which commercial banks are open for business in New York, New York other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the laws of the State of New York or the federal laws of the United States.

     (e) The term "Person" shall include individuals, corporations, partnerships, trusts, limited liability companies, associations, unincorporated organizations, joint ventures, other entities, groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act), labor unions or Governmental Entity.

     (f) The term "Subsidiary," when used with respect to any party, means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

     [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.


                                    CENDANT CORPORATION


                                    By: /s/ Henry R. Silverman
                                        ----------------------------------------
                                        Name:   Henry R. Silverman
                                        Title:  Chairman, President and
                                                Chief Executive Officer


                                    PHH CORPORATION


                                    By: /s/ James E. Buckman
                                        ----------------------------------------
                                       Name:   James E. Buckman
                                       Title:  Executive Vice President
                                               and General Counsel


                                   AVIS ACQUISITION CORP.


                                   By: /s/ James E. Buckman
                                       -----------------------------------------
                                       Name:   James E. Buckman
                                       Title:  Executive Vice President
                                                and General Counsel


                                   AVIS GROUP HOLDINGS, INC.


                                   By: /s/ Kevin M. Sheehan
                                       -----------------------------------------
                                       Name:   Kevin M. Sheehan
                                       Title:  President, Corporate and Business
                                               Affairs, Chief Financial Officer


                                 Defined Terms
                                                                                                                Page


Acquisition.......................................................................................................1
Acquisition Group.................................................................................................1
Affiliate........................................................................................................56
Agreement.........................................................................................................1
Associate........................................................................................................56
Assumed Option....................................................................................................8
Assumed Option Plan...............................................................................................8
Assumed Option Plans..............................................................................................8
Avis Fleet.......................................................................................................14
Avis License.....................................................................................................25
Bear Stearns.....................................................................................................27
Beneficially.....................................................................................................56
Board.............................................................................................................1
Business Day.....................................................................................................56
Car Holdings......................................................................................................1
Cendant Common Stock..............................................................................................8
Certificate of Merger.............................................................................................2
Certificates......................................................................................................5
Class B Common Stock.............................................................................................13
Closing...........................................................................................................3
Closing Date......................................................................................................3
Code.............................................................................................................20
Code.............................................................................................................19
Company...........................................................................................................1
Company Acquisition Agreement....................................................................................34
Company Common Stock..............................................................................................1
Company Disclosure Letter........................................................................................14
Company SEC Reports..............................................................................................16
Company Stockholder Approval.....................................................................................10
Confidentiality Agreement........................................................................................33
Contract.........................................................................................................16
Control..........................................................................................................56
Covered Parties..................................................................................................37
DGCL..............................................................................................................1
Effective Date....................................................................................................3
Effective Time....................................................................................................3
Elected Portion...................................................................................................8
Environmental Claim..............................................................................................25
Environmental Laws...............................................................................................25
ERISA............................................................................................................19
ERISA Affiliate..................................................................................................20
Exchange Act.....................................................................................................15
Exchange Ratio....................................................................................................9
Fairness Opinion.................................................................................................13
Fee..............................................................................................................49
GAAP.............................................................................................................16
Governmental Entity..............................................................................................15
Hazardous Materials..............................................................................................25
HSR Act..........................................................................................................15
Hyperion.........................................................................................................37
Indemnified Liabilities..........................................................................................38
Independent Committee.............................................................................................1
Intellectual Property............................................................................................25
IRS..............................................................................................................19
Letter of Transmittal.............................................................................................5
Material Adverse Effect..........................................................................................12
Merger............................................................................................................1
Merger Consideration..............................................................................................4
Merger Sub........................................................................................................1
Merger Sub Common Stock...........................................................................................5
Morgan Stanley....................................................................................................1
Multiemployer Plan...............................................................................................20
Note Tender Offer................................................................................................41
Notes............................................................................................................31
Option............................................................................................................8
Parent Disclosure Letter.........................................................................................28
Parent Expenses..................................................................................................49
Payment Agent.....................................................................................................5
Payment Fund......................................................................................................5
Permits..........................................................................................................21
Person...........................................................................................................56
PHH...............................................................................................................1
Plan.............................................................................................................19
Plans............................................................................................................19
Preferred Stock..................................................................................................13
Proxy Statement..................................................................................................10
Release..........................................................................................................25
Retention Election................................................................................................8
SEC..............................................................................................................10
Securities Act...................................................................................................16
Shares............................................................................................................1
Stockholders Meeting.............................................................................................10
Subsidiary.......................................................................................................57
Superior Proposal................................................................................................36
Surviving Corporation.............................................................................................2
Tax Return.......................................................................................................19
Taxes............................................................................................................19
Terminating Breach...............................................................................................47
Third Party......................................................................................................35
Third-Party Acquisition..........................................................................................35
Transactions......................................................................................................2
WARN Act.........................................................................................................27

                                                                      APPENDIX B

                                                               November 10, 2000



The Special Committee of the Board of Directors
  on behalf of the Board of Directors
Avis Group Holdings, Inc.
900 Old Country Road
Garden City, NY  11530


Members of the Special Committee of the Board of Directors:

We understand that Avis Group Holdings, Inc. (the "Company"), Cendant Corporation (the "Parent"), PHH Corporation, an indirect wholly-owned subsidiary of Parent ("PHH"), and Avis Acquisition Corp., an indirect wholly-owned subsidiary of Parent (the "Merger Sub"), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated November 9, 2000 (the "Merger Agreement"), which will provide, among other things, for the merger (the "Merger") of the Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly-owned subsidiary of the Parent, and each outstanding share of Class A common stock, par value $0.01 per share (the "Class A Common Stock"), other than shares held in treasury or held by the Parent or any of its subsidiaries or as to which dissenters' rights have been perfected, will be converted into the right to receive $33.00 per share in cash. We further understand that the Parent beneficially owns, directly or indirectly, approximately 17.8% of the Class A Common Stock. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of Class A Common Stock (other than Parent and its affiliates) pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

   (i) reviewed certain publicly available financial statements and other information of the Company;

   (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by or on behalf of the management of the Company;

   (iii) reviewed certain financial projections prepared by the management of the Company;

   (iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

   (v) reviewed the reported prices and trading activity for the Class A Common Stock;

   (vi) compared the financial performance of the Company and the prices and trading activity of the Class A Common Stock with that of certain other comparable publicly traded companies and their securities;

   (vii) reviewed the financial terms, to the extent publicly available, of certain transactions that we deemed comparable to the proposed transaction;

   (viii) participated in discussions and negotiations among representatives of the Company and Parent and their respective financial and legal advisors;

   (ix)   reviewed the draft Merger Agreement and certain related documents; and

   (x) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Merger Agreement. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

In arriving at our opinion, with the consent of the Special Committee, we did not solicit interest from any party with respect to the acquisition of the Company or any of its assets.

We have acted as financial advisor to the Special Committee on behalf of the Board of Directors of the Company in connection with this transaction and will receive a fee for our services.

It is understood that this letter is for the information of the Special Committee of the Board of Directors and the Board of Directors of the Company, does not constitute a recommendation as to how any holder of such shares should vote with respect to the Merger, and may not be used for any other purpose without our prior written consent; provided however, that the Company may include the opinion in its entirety as an exhibit to any report, statement, or schedule filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934 in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of Class A Common Stock (other than Parent and its affiliates) pursuant to the Merger Agreement is fair from a financial point of view to such holders.


                                         Very truly yours,

                                         MORGAN STANLEY & CO. INCORPORATED



                                         By:
                                            ------------------------------------
                                            Jeffrey W. Smith
                                            Managing Director

                                                                      APPENDIX C

                           SECTION 262 OF THE DELAWARE
                             GENERAL CORPORATION LAW

     APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251 (g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Section
     Section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               (a) Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               (b)  Shares  of stock of any  other  corporation,  or  depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

               (c) Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

               (d) Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this  section;  provided  that,  if the  notice  is given  on or after  the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holders' shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceeding as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) the Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or together distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however; that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (last amended by Ch. 339, L. '98. Eff. 7-1-98.)